                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                  SCHEDULE 13D
                         UNDER THE EXCHANGE ACT OF 1934


                           National Mercantile Bancorp
-------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common Stock, No Par Value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    636912206
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                         Richard J. Perry, Jr., Esquire
                            Perry & Associates, P.C.
                           1826 Jefferson Place, N.W.
                             Washington, D.C.  20036
                                 (202) 775-8109
 -------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)

                                 January 1, 2003
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.[ ]

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7(b) for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                        Exhibit Index at page 15

-------------------------------------------------------------------------------
CUSIP NUMBER   636912206
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY).

               Hovde Capital Advisors LLC / 03-0430205

-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS (See Instructions)

               AF
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH(1)
                    201,000 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    201,000 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    201,000 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    7.5%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------
(1) The 201,000 shares beneficially owned by Hovde Capital Advisors LLC are as
Investment Manager to Financial Institution Partners III, L.P., Financial
Institution Partners, L.P., and Financial Institution Partners, Ltd., the direct owners.

Page 2 of 70

-------------------------------------------------------------------------------
CUSIP NUMBER   636912206
-------------------------------------------------------------------------------
     1.        NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY).

               Financial Institution Partners III, L.P. / 52-2199979
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    125,700 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    125,700 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    125,700 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    4.7%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    PN
-------------------------------------------------------------------------------

Page 3 of 70

-------------------------------------------------------------------------------
CUSIP NUMBER   636912206
-------------------------------------------------------------------------------
     1.        NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Financial Institution Partners, L.P. / 52-1899611
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: State of Delaware
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    56,000 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    56,000 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    56,000 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    2.1%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    PN
-------------------------------------------------------------------------------

Page 4 of 70

-------------------------------------------------------------------------------
CUSIP NUMBER   636912206
-------------------------------------------------------------------------------
     1.        NAME OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Financial Institution Partners, Ltd. / N/A
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               WC
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               Organized: Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH
                    19,300 shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    19,300 shares
               ----------------------------------------------------------------
     11.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    19,300 shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    0.7%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    OO
-------------------------------------------------------------------------------

Page 5 of 70

-------------------------------------------------------------------------------
CUSIP NUMBER   636912206
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Eric D. Hovde
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               AF
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e). [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH(2)
                    201,000 Shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    201,000 Shares
               ----------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    201,000 Shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                    7.5%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
                    IN
-------------------------------------------------------------------------------
(2)   The  201,000 shares beneficially owned by Eric D. Hovde are as  President,
CEO and Managing Member of Hovde Capital Advisors LLC, the Investment Manager to
Financial Institution Partners III, L.P., Financial Institution Partners,  L.P.,
and Financial Institution Partners, Ltd., the direct owners.

Page 6 of 70

-------------------------------------------------------------------------------
CUSIP NUMBER   636912206
-------------------------------------------------------------------------------
     1.        NAMES OF REPORTING PERSONS. I.R.S. IDENTIFICATION NOS. OF ABOVE
               PERSONS (ENTITIES ONLY)

               Steven D. Hovde
-------------------------------------------------------------------------------
     2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
               (a)X
               (b)
-------------------------------------------------------------------------------
     3.        SEC Use Only

-------------------------------------------------------------------------------
     4.        SOURCE OF FUNDS

               AF
-------------------------------------------------------------------------------
     5.        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
               ITEMS 2(d) AND 2(e) [  ]

-------------------------------------------------------------------------------
     6.        CITIZENSHIP OR PLACE OF ORGANIZATION

               USA
-------------------------------------------------------------------------------
NUMBER OF      7.   SOLE VOTING POWER
SHARES
BENEFICIALLY
OWNED BY            0
EACH           ----------------------------------------------------------------
REPORTING      8.   SHARED VOTING POWER
PERSON WITH(3)
                    201,000 Shares
               ----------------------------------------------------------------
               9.   SOLE DISPOSITIVE POWER

                    0
               ----------------------------------------------------------------
               10.  SHARED DISPOSITIVE POWER

                    201,000 Shares
               ----------------------------------------------------------------
     11.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                    201,000 Shares
-------------------------------------------------------------------------------
     12.       CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
               SHARES. [  ]
-------------------------------------------------------------------------------
     13.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
               7.5%
-------------------------------------------------------------------------------
     14.       TYPE OF REPORTING PERSON
               IN
-------------------------------------------------------------------------------
(3)   The  201,000  shares beneficially owned by Steven  D.  Hovde  are  as  the
Chairman  of  Hovde  Capital Advisors LLC, the Investment Manager  to  Financial
Institution  Partners  III,  L.P.,  Financial Institution  Partners,  L.P.,  and
Financial Institution Partners, Ltd., the direct owners.

Page 7 of 70

Item 1.  Security and Issuer

     The class of security to which this statement relates is the common stock, no par value, of National Mercantile Bancorp (the "Issuer"). The address of the principal executive offices of the Issuer is 1840 Century Park East, Los Angeles, CA 90067.

Item 2.  Identity and Background

     The persons filing this statement are Financial Institution Partners III, L.P., Financial Institution Partners, L.P., Financial Institution Partners, Ltd. (the "Limited Partnerships"), Hovde Capital Advisors LLC (the "Investment Manager"), Eric D. Hovde, and Steven D. Hovde who are collectively referred to herein as the "Reporting Persons." The Limited Partnerships are Delaware limited partnerships (with the exception of Financial Institution Partners, Ltd. which is a Cayman Islands Exempted Company) formed for the purpose of investing in, among other things, the equity securities of various financial institutions and financial services companies. Hovde Capital Advisors LLC, a Delaware limited liability company, is the Investment Manager to Financial Institution Partners III, L.P., Financial Institution Partners, L.P., and Financial Institution Partners, Ltd., the direct owners.

     Eric D. Hovde and Steven D. Hovde each hold beneficial interests in the Shares through ownership of an interest in, and positions as officers and/or members of the Investment Manager. Eric D. Hovde and Steven D. Hovde are also directors and executive officers of Hovde Financial, Inc. ("Hovde Financial"). Hovde Financial does not beneficially own any of the Shares.

     Attached as Schedule 1 hereto and incorporated by reference herein is a list containing the principal business and the address of its principal business and offices for the Limited Partnerships and the Investment Manager as well as information required by (a) through (f) of this Item as to each executive officer, director and/or controlling person of the Investment Manager who are Reporting Persons. The Investment Manager controls Financial Institution Partners III, L.P., Financial Institution Partners, L.P., and Financial Institution Partners, Ltd., the direct owners.

     None of the Reporting Persons or executive officers, directors or controlling persons of the Investment Manager have, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding of any violation with respect to such laws.

Item 3.  Source and Amount of Funds or Other Consideration

     Information regarding the source and amount of funds used by the Reporting Persons in acquiring beneficial ownership of their Shares is set forth in
Schedule 2 attached hereto and incorporated herein by reference.

Item 4.  Purpose of Transaction

     The Reporting Persons have acquired the Shares for investment purposes and as set forth below:

     Each of the Reporting Persons may independently acquire additional Shares or dispose of some or all of its Shares.

     The Reporting Persons expect to evaluate on an ongoing basis their investment in the Issuer, and may independently from time to time acquire additional Shares, dispose of Shares or formulate other purposes, plans or proposals regarding the Issuer or the Shares held by the Reporting Persons in addition to those discussed above. Any such acquisitions or dispositions may be made, subject to applicable law, in open market or privately negotiated transactions or otherwise.

     Except as described above, neither the Reporting Persons nor, to the knowledge of the Reporting Persons, any of the persons named in Schedule 1 hereto have any plans or proposals which relate to or would result in any of the actions or transactions specified in clauses (a) through (j) of Item 4 of
Schedule 13D.

Item 5.  Interest in Securities of the Issuer

     (a), (b) Schedule 3 hereto, which is incorporated by reference herein, sets forth, as of January 10, 2003, information relating to the aggregate number of Shares of the Issuer and the percentage of the outstanding Shares of the Issuer as of such date (based upon information provided by the Issuer, there are 2,677,544 Shares outstanding as of that date) as to each of the Reporting Persons. With respect to the Shares set forth on Schedule 3, by virtue of its control over the Limited Partnerships, all decisions regarding voting and disposition of the Shares beneficially owned by the Limited Partnerships are made by Investment Manager, acting through its chief executive officer, president, or managing members. As such, the Limited Partnerships and the Investment Manager share voting and investment power with respect to the Shares. Therefore, as a result of their ownership interest in, and positions as officers and/or managers of the Investment Manager, Eric D. Hovde and Steven D. Hovde may be deemed to have beneficial ownership of the Shares. Neither the Investment Manager, nor their executive officers, or controlling persons beneficially owns any Shares personally or otherwise.

     (c) Schedule 4 hereto, which is incorporated by reference herein, describes, as of January 10, 2003, transactions in the Shares effected during the past sixty (60) days.

     (d)  None.

     (e)  Not Applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     None.

Item 7.  Materials to be filed as Exhibits

Exhibit A -    Consent Agreement pursuant to 17 C.F.R.  13d-1(k)(1)(iii)
Exhibit B -    Options Agreement between Morgan Stanley & Co. Incorporated and
               Financial Institution Partners III, L.P.
Exhibit C -    Customer Prime Broker Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners III, L.P.
Exhibit D -    Master Securities Loan Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners III, L.P.
Exhibit E -    Account Control Agreement between Morgan Stanley Co. Incorporated and Financial Institution Partners III, L.P.
Exhibit F -    Options Agreement between Morgan Stanley & Co. Incorporated and
               Financial Institution Partners, L.P.
Exhibit G -    Customer Prime Broker Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, L.P.
Exhibit H -    Master Securities Loan Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, L.P.
Exhibit I -    Account Control Agreement between Morgan Stanley Co. Incorporated and Financial Institution Partners, L.P.
Exhibit J -    Options Agreement between Morgan Stanley & Co. Incorporated and
               Financial Institution Partners, Ltd.
Exhibit K -    Customer Prime Broker Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, Ltd.
Exhibit L -    Master Securities Loan Agreement between Morgan Stanley Co.
               Incorporated and Financial Institution Partners, Ltd.
Exhibit M -    Account Control Agreement between Morgan Stanley Co. Incorporated and Financial Institution Partners, Ltd.



                                   Signatures


     After reasonable inquiry and to the best of his/its knowledge and belief, each of the undersigned Reporting Persons certifies that the information set forth in this statement with respect to him/it is true, complete and correct.

                         FINANCIAL INSTITUTION PARTNERS III, L.P., by its General Partner, HOVDE CAPITAL, LTD.

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         FINANCIAL INSTITUTION PARTNERS, L.P., by its
                         General Partner, HOVDE CAPITAL IV, LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         FINANCIAL INSTITUTION PARTNERS, LTD., by its
                         General Partner, HOVDE CAPITAL OFFSHORE LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         HOVDE CAPITAL ADVISORS LLC

                         By:  /s/ Richard J. Perry, Jr.
                         -------------------------------------------------
                              Richard J. Perry, Jr.
                         Its: Secretary

                         ERIC D. HOVDE

                         /s/ Eric D. Hovde
                         -------------------------------------------------

                         STEVEN D. HOVDE

                         /s/ Steven D. Hovde
                         -------------------------------------------------


Dated:    01/10/03

                                   Schedule 1

                    INFORMATION RELATING TO REPORTING PERSONS

                                   Principal Business and
                                   Address of Principal Business
Name                               or Principal Office
----                               ------------------------------

Financial Institution              Limited partnership formed to
Partners III, L.P.                 make investments primarily in equity
                                   securities of financial institutions and
                                   financial services companies.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Delaware

Financial Institution              Limited partnership formed to
Partners, L.P.                     make investments primarily in equity
                                   securities of financial institutions and
                                   financial services companies.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Delaware

Financial Institution              Cayman Islands Exempted Company formed to
Partners, Ltd.                     make investments primarily in equity
                                   securities of financial institutions and
                                   financial services companies.

                                   Bank of Bermuda (Cayman) Limited
                                   36C Bermuda House, British American Centre
                                   Dr. Roy's Drive, P.O. Box 513 GT
                                   Georgetown, Grand Cayman, Cayman Islands
                                   Organized: Cayman Islands

Hovde Capital Advisors LLC         Limited liability company and registered
                                   investment adviser formed to serve as an
                                   investment manager.

                                   1824 Jefferson Place, N.W.
                                   Washington, D.C. 20036
                                   Organized: State of Delaware



    INFORMATION RELATING TO EXECUTIVE OFFICERS, DIRECTORS AND/OR CONTROLLING
                                     PERSONS

NAME                          PRINCIPAL OCCUPATION
ADDRESS                       BUSINESS ADDRESS              CITIZENSHIP
-------                       --------------------          -----------
Steven D. Hovde(4)            Investment banker             U.S.
1629 Colonial Parkway         Hovde Financial, Inc.
Inverness, Illinois 60067     1629 Colonial Parkway
                              Inverness, Illinois 60067
                              Investment banking firm

Eric D. Hovde (5)             Portfolio Manager             U.S.
1826 Jefferson Place, N.W.    Hovde Capital Advisors LLC
Washington, D.C. 20036        1824 Jefferson Place, N.W.
                              Washington, D.C. 20036
                              Registered Investment Adviser

-------------------------------------------------------------------------------
(4) Steven D. Hovde is affiliated with the following Reporting Persons: Chairman of Hovde Capital Advisors LLC

(5) Eric D. Hovde is affiliated with the following Reporting Persons:
President, Chief Executive Officer and Managing Member of Hovde Capital Advisors LLC

                                   SCHEDULE 2

     The following table sets forth the amount and source of funds used by each Reporting Person in acquiring the Shares beneficially owned by it.

                                        Amount
                                        Originally
                    Total               Financed/           Source of
Name                Consideration       Current Balance     Funds
-------------------------------------------------------------------------------

Financial           $  935,527.21       $0                  Working Capital
Institution
Partners III, L.P.

Financial           $  416,166.27       $0                  Working Capital
Institution
Partners, L.P.

Financial           $  143,248.17       $0                  Working Capital
Institution
Partners. Ltd.

Hovde Capital       $1,494,941.65       $0                  Working Capital
Advisors LLC                                                Of Affiliates

Eric D. Hovde       $1,494,941.65       $0                  Working Capital
                                                            Of Affiliates

Steven D. Hovde     $1,494,941.65       $0                  Working Capital
                                                            Of Affiliates


-------------------------------------------------------------------------------

                                   SCHEDULE 3

      The following table sets forth the number and approximate percentage of Shares beneficially owned by each of the Reporting Persons. Each of the Reporting Persons has shared power to vote or to direct the vote and to dispose or to direct the disposition of the Shares of which each of them, respectively, possesses beneficial ownership.

                                                            Approximate
Name                          Number of Shares              Percentage
----                          ----------------              -----------


Financial Institution         125,700                       4.7%
Partners III, L.P.

Financial Institution          56,000                       2.1%
Partners, L.P.

Financial Institution          19,300                       0.7%
Partners, Ltd.

Hovde Capital Advisors LLC    201,000                       7.5%

Eric D. Hovde                 201,000                       7.5%

Steven D. Hovde               201,000                       7.5%
-------------------------------------------------------------------------------

Aggregate Shares Held by      201,000                       7.5%
Reporting Persons


                                   SCHEDULE 4

Description of Transactions in Shares Effected Within 60 Days.

The Reporting Persons have effected the following transactions in the Shares within sixty (60) days and all subsequent days up to January 10, 2002:

-------------------------------------------------------------------------------
               Transaction    Number of Transaction    Transaction    Broker
               Date           Shares    Price          Type
-------------------------------------------------------------------------------

Financial      12/13/02       3,100     $6.75          Buy            WEDB
Institution
Partners
III, L.P.

Financial      12/19/02       83,700    $7.65          Buy            WEDB
Institution
Partners
III, L.P.

Financial      12/20/02       8,500     $7.0315        Buy            REDI
Institution
Partners
III, L.P.

Financial      12/20/02       12,400    $6.99          Buy            WEDB
Institution
Partners
III, L.P.

Financial      12/23/02       2,700     $6.9036        Buy            REDI
Institution
Partners
III, L.P.

Financial      12/24/02       800       $7.0126        Buy            REDI
Institution
Partners
III, L.P.

Financial      12/31/02       2,000     $7.0136        Buy            REDI
Institution
Partners
III, L.P.

Financial      01/03/03       10,000    $7.1221        Buy            REDI
Institution
Partners
III, L.P.

Financial      01/06/03        900      $7.273         Buy            REDI
Institution
Partners
III, L.P.

Financial      01/07/03       1,600     $7.3811        Buy            REDI
Institution
Partners
III, L.P.

Financial      12/13/02       1,400     $6.75          Buy            WEDB
Institution
Partners,
L.P.

Financial      12/19/02       35,300    $7.65          Buy            WEDB
Institution
Partners,
L.P.

Financial      12/20/02       3,900     $7.0315        Buy            REDI
Institution
Partners,
L.P.

Financial      12/20/02       5,600     $6.99          Buy            WEDB
Institution
Partners,
L.P.

Financial      12/23/02       1,300     $6.9036        Buy            REDI
Institution
Partners,
L.P.

Financial      12/24/02       400       $7.0126        Buy            REDI
Institution
Partners,
L.P.

Financial      12/31/02       900       $7.0136        Buy            REDI
Institution
Partners,
L.P.

Financial      01/03/03       4,500     $7.1221        Buy            REDI
Institution
Partners,
L.P.

Financial      01/06/03       400       $7.273         Buy            REDI
Institution
Partners,
L.P.

Financial      01/07/03       700       $7.3811        Buy            REDI
Institution
Partners,
L.P.

Financial      01/09/03       1600      $7.4294        Buy            REDI
Institution
Partners,
L.P.

Financial      12/13/02       500       $6.75          Buy            WEDB
Institution
Partners,
Ltd.

Financial      12/19/02       11,800    $7.65          Buy            WEDB
Institution
Partners,
Ltd.

Financial      12/20/02       1,400     $7.0315        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/20/02       2,000     $6.99          Buy            WEDB
Institution
Partners,
Ltd.

Financial      12/23/02       500       $6.9036        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/24/02       100       $7.0126        Buy            REDI
Institution
Partners,
Ltd.

Financial      12/31/02       300       $7.0136        Buy            REDI
Institution
Partners,
Ltd.

Financial      01/03/03       1,600     $7.1221        Buy            REDI
Institution
Partners,
Ltd.

Financial      03/06/03       200       $7.273         Buy            REDI
Institution
Partners,
Ltd.

Financial      01/07/03       300       $7.3811        Buy            REDI
Institution
Partners,
Ltd.

Financial      01/09/03       600       $7.4294        Buy            REDI
Institution
Partners,
Ltd.

-------------------------------------------------------------------------------


                                  EXHIBIT INDEX

                                                                      Page

Exhibit A -    Consent Agreement to 17 C.F.R. 13d-1(k)(1)(iii)       16

Exhibit B -    Options Agreement between Morgan Stanley & Co.         17
               Incorporated and Financial Institution
               Partners III, L.P.

Exhibit C -    Customer Prime Broker Agreement between Morgan         19
               Stanley Co. Incorporated and Financial Institution
               Partners III, L.P.

Exhibit D -    Master Securities Loan Agreement between Morgan        25
               Stanley Co. Incorporated and Financial Institution
               Partners III, L.P.

Exhibit E -    Account Control Agreement between Morgan Stanley Co.   35
               Incorporated and Financial Institution Partners
               III, L.P.

Exhibit F -    Options Agreement between Morgan Stanley & Co.         36
               Incorporated and Financial Institution Partners, L.P.

Exhibit G -    Customer Prime Broker Agreement between Morgan         38
               Stanley Co. Incorporated and Financial Institution
               Partners, L.P.

Exhibit H -    Master Securities Loan Agreement between Morgan        44
               Stanley Co. Incorporated and Financial Institution
               Partners, L.P.

Exhibit I -    Account Control Agreement between Morgan Stanley Co.   54
               Incorporated and Financial Institution Partners, L.P.

Exhibit J -    Options Agreement between Morgan Stanley & Co.         55
               Incorporated and Financial Institution Partners, Ltd.

Exhibit K -    Customer Prime Broker Agreement between Morgan         56
               Stanley Co. Incorporated and Financial Institution
               Partners, Ltd.

Exhibit L -    Master Securities Loan Agreement between Morgan        60
               Stanley Co. Incorporated and Financial Institution
               Partners, Ltd.

Exhibit M -    Account Control Agreement between Morgan Stanley Co.   70
               Incorporated and Financial Institution Partners, Ltd.


-------------------------------------------------------------------------------

                                                                       EXHIBIT A

            Consent Agreement Pursuant to 17 C.F.R. 13d-1(k)(1)(iii)

     Each of the undersigned hereby consents and agrees to the filing on behalf of each of them of the foregoing joint statement on Schedule 13D pursuant to 17 C.F.R. 13d-1(k)(1)(iii) with respect to his/its beneficial ownership of the shares of the Issuer.


                    FINANCIAL INSTITUTION PARTNERS III, L.P., by its General Partner, HOVDE CAPITAL, LTD.

                    By:  /s/ Richard J. Perry, Jr.
                    -------------------------------------------------
                         Richard J. Perry, Jr.
                    Its: Secretary

                    FINANCIAL INSTITUTION PARTNERS, L.P., by its
                    General Partner, HOVDE CAPITAL IV, LLC

                    By:  /s/ Richard J. Perry, Jr.
                    -------------------------------------------------
                         Richard J. Perry, Jr.
                    Its: Secretary

                    FINANCIAL INSTITUTION PARTNERS, LTD., by its
                    General Partner, HOVDE CAPITAL OFFSHORE LLC

                    By:  /s/ Richard J. Perry, Jr.
                    -------------------------------------------------
                         Richard J. Perry, Jr.
                    Its: Secretary

                    HOVDE CAPITAL ADVISORS LLC

                    By:  /s/ Richard J. Perry, Jr.
                    -------------------------------------------------
                         Richard J. Perry, Jr.
                         Its: Secretary

                    ERIC D. HOVDE

                    /s/ Eric D. Hovde
                    -------------------------------------------------

                    STEVEN D. HOVDE

                    /s/ Steven D. Hovde
                    -------------------------------------------------


Dated:    01/10/03

                                                                 EXHIBIT B


MORGAN STANLEY & CO. INCORPORATED

                                OPTION AGREEMENT

The following sets forth our respective rights and obligations arising from your handling, purchasing, selling, assigning, exercising and/or endorsing puts and/or calls, or variations thereof ("options"), for my account. In connection with such transactions for my account, I agree and represent as follows:

     1. I have received from you, have read and understand the brochure entitled "Characteristics and Risks of Standardized Options" and/or other appropriate Options Disclosure Documents ("ODD"), including but not limited to the information therein regarding position limits and exercise limits, the purposes and risks of transactions in options and the secondary market in options.
     2. I agree to pay to you, as you direct, (a) all applicable transaction fees, charges and premiums, (b) the amount of any trading loss that you may incur from options transactions executed by you on my behalf and (c) any debit balance owing with respect to my account(s), and interest and service charges on any such debit balances at the rates then charged by you, together with your costs and reasonable attorney's fees incurred in collecting any such debit balance.
     3. In effecting options transactions through you, I am aware of and agree to be bound by the rules of The Options Clearing Corporation ("OCC"), the Securities and Exchange Commission, the various securities exchanges and securities associations, the Board of Governors of the Federal Reserve Board and other securities self regulatory organizations having jurisdiction over options transactions. Without limiting the foregoing, I agree not to violate, either acting by myself (through you as broker or otherwise) or in concert with others, directly or indirectly, the rules of such organizations regarding position limits and/or exercise limits. I further expressly authorize you to liquidate any of my options positions without notice to me and without my consent, in your sole and absolute discretion, if and when my open positions exceed applicable position limits so as to reduce such open positions to a level that is in compliance with such limits or if I fail to fulfill any of my obligations hereunder or under any other agreement with you. I will bear and be solely responsible for any losses associated with such a reduction or liquidation.
     4. I agree that you shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond your control, including any mistake, error, negligence or misconduct of a securities exchange, securities association or clearing house or their officers, directors, employees or agents.
     5. (a) I understand that I am fully responsible for taking action to exercise my option contracts. I hereby agree to waive any and all claims for damages or loss, which I might have against you because an option was not exercised. I understand that my options will become worthless if I do not deliver instructions to exercise by your established exercise cut-off times, which may be different than exercise cut-off times established by the exchanges, markets and clearing houses. I am aware that the OCC has established thresholds for equity and index option contracts whereby all expiring contracts at or above the appropriate threshold will be automatically exercised unless you, at my direction, instruct the OCC otherwise.
     (b) I understand that you randomly assign exercise notices to all customers. All American-style (an option that may be exercised at any time) short option positions are subject to assignment at any time, including positions established on the same day that exercises are assigned, while European-style (an option that may be exercised only on a specified exercise date) short option positions are only subject to assignment upon expiration. Exercise assignment notices are allocated randomly from among all of your customers' short option positions, which are subject to exercise. A more detailed description of Morgan Stanley & Co. Incorporated's Random Method for allocating assignment notices is available from your account representative upon request.

     6. I represent and warrant to you that (i) options trading is suitable for me in light of my investment objectives, financial situation, needs, experience and knowledge, (ii) I am aware and acknowledge that options trading may be highly speculative and involves a high degree of risk (including without limitation the risks described in the ODD) and that on certain trading days, trading may cease with a resultant financial disadvantage to me, (iii) I am willing and able to evaluate, carry and bear the financial risks attendant to options trading, and (iv) I understand that you are relying upon these representations and warranties and the financial and other information that I have provided or will provide to you. I will promptly notify you of any significant changes that take place in any information furnished to you, including my investment objectives, financial situation and/or needs, prior to effecting any additional opening purchase or sale transactions.
     7.  CHOICE  OF  DISPUTE RESOLUTION. ANY DISPUTE THAT I MAY  HAVE  WITH  YOU
ARISING OUT OF, RELATING TO OR IN CONNECTION WITH, YOUR BUSINESS, ANY TRANSACTION BETWEEN US, OR THIS AGREEMENT, SHALL BE DETERMINED BY ARBITRATION OR LITIGATION IN COURT AT MY ELECTION. REGARDLESS OF WHETHER I CHOOSE ARBITRATION OR LITIGATION, WE AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED BELOW:
     8. ARBITRATION:
- ARBITRATION IS FINAL AND BINDING ON THE PARTIES.
- THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.
- PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.
- THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO
APPEAL  OR  TO  SEEK  MODIFICATION OF RULINGS BY THE ARBITRATORS  IS  ST  RICTLY
LIMITED.
- THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.
     ANY ARBITRATION SHALL BE CONDUCTED IN NEW YORK AND ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS, INC., OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH YOU ARE A MEMBER. I HAVE THE RIGHT TO ELECT ONE OF THE FOREGOING ORGANIZATIONS, BUT IF I FAIL TO MAKE SUCH ELECTION BY
CERTIFIED LETTER ADDRESSED TO YOU AT YOUR MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH ELECTION THEN YOU MAY MAKE SUCH ELECTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY YOU TO AN AWARD OF PUNITIVE DAMAGES. THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.
     NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:
     (i) THE CLASS CERTIFICATION IS DENIED;
     (ii) THE CLASS IS DECERTIFIED; OR
     (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OR ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
     9. LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN WRITING WHEN ANY DISPUTE ARISES, ANY LITIGATION MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. (B) ANY RIGHT TO TRIAL BY JURY
WITH RESPECT TO ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.
     10. THIS AGREEMENT, ITS ENFORCEMENT, AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR RELATING TO MY ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES; and its provisions shall be continuous, shall cover individually and collectively all accounts which I may open or reopen with you, and shall inure to the benefit of your present organization and any successor organization, irrespective of any change or changes at any time in the personnel thereof, for any cause whatsoever, and of the assigns of your present organization or any successor organization, and shall be binding upon me, and/or my estate, executors, administrators, trustees, agents, officers, directors and assigns.
NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPHS 7 AND 8.

                                                                       EXHIBIT C
Morgan Stanley


                              CUSTOMER PRIME BROKER
                                ACCOUNT AGREEMENT

Ladies and Gentlemen:

In consideration of Morgan Stanley from time to time accepting an account or receiving holding or delivering any property of the undersigned, or entering into any Contract with the undersigned, the undersigned agrees with Morgan Stanley to the following:

1. DEFINITIONS

"Agreement" means this document along with all executed annexes to this document.

"Contract" means any contract or agreement between Morgan Stanley and the undersigned, including securities purchase or sale contracts, agreements to lend cash or securities, commodity and currency contracts, forward contracts, repurchase agreements, swap agreements or any other derivative or financial transaction, without regard to the form of such agreement which may include oral agreements or agreements confirmed or signed by only one party to the agreement and agreements entered into or signed by Morgan Stanley on behalf of the undersigned.

"Collateral" means cash, securities, commodities, other financial assets, investment property and other property and assets (including all security entitlements in respect thereof, all income and profits thereon, all dividends, interest and other payments and distributions with respect thereto and all proceeds from any of the foregoing) which from time to time may be deposited or credited to any account of the undersigned with Morgan Stanley, be held or carried by Morgan Stanley for the undersigned, be due from Morgan Stanley to the undersigned, or be delivered to or in Morgan Stanley's possession or control for any purpose, including safekeeping.

"Morgan Stanley" and the "Morgan Stanley Entities" mean, individually or collectively, as appropriate, Morgan Stanley & Co. Incorporated, MS Securities Services Inc., Morgan Stanley & Co. International Limited, Prime Dealer Services Corp., Morgan Stanley Securities Limited, Morgan Stanley Japan Limited, Morgan Stanley Asia Limited, Morgan Stanley GMBH, Morgan Stanley Market Products Inc., Morgan Stanley Capital Group Inc., Morgan Stanley Capital Services Inc., Morgan Stanley DW Inc., Morgan Stanley, MSDW Asia Securities Products LLC, MSDW Equity Finance Services (Cayman) Ltd., Morgan Stanley Financial Products Ltd., MSDW Markets Inc. and their respective successors, parents, subsidiaries, affiliates, divisions, officers, directors, agents and employees.

"Obligation" means any obligation or liability of a party arising at any time, whether or not mature or contingent, related to the purchase, sale or loan of securities, currencies or other instrument, property or assets or under or in connection with this Agreement or any Contract, including any payment, repayment or delivery obligation, any obligation relating to any extension of credit or to pay damages (including costs of cover) and legal and other expenses incurred in connection with the enforcement of any Contract.

"Prime Brokerage Regulations" means the requirements applicable to prime brokerage activities set out in the no-action letter of the Securities and Exchange Commission ("SEC") dated January 25, 1994, as such letter may be amended, modified or supplemented from time to time, regarding the performance of prime brokerage services, and any other relevant regulations of the SEC or other governmental authorities or self-regulatory organizations.

"undersigned" means each of the individuals or entities, other than Morgan Stanley, that is a party to this Agreement.

2. APPLICABLE RULES AND REGULATIONS. All transactions under this Agreement shall be subject to the rules and regulations of all U.S. and, if applicable, non-U.S., federal, state and local governmental authorities, self-regulatory organizations, markets and clearing corporations including but not limited to the Securities & Exchange Commission ("SEC"), New York Stock Exchange ("NYSE") or National Association of Securities Dealers ("NASD").

3. SHORT AND LONG SALES. The undersigned agrees that when placing any sell order, the undersigned will appropriately designate it as "long" or as "short." The undersigned will designate a sale as "long" only if the securities being sold are securities then owned by the undersigned and such securities are either in the undersigned's account at Morgan Stanley or will be delivered to Morgan Stanley as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

4. COMPLIANCE WITH PRIME BROKERAGE REGULATORY REQUIREMENTS. The undersigned hereby acknowledges that it is familiar with the Prime Brokerage Regulations and with the related provisions in Section 5 of this Agreement, and hereby undertakes to comply with the Prime Brokerage Regulations as in effect at any time and with the related provisions of this Agreement. The undersigned will inform Morgan Stanley promptly if this undertaking is not satisfied. Without limiting the foregoing, the undersigned agrees that it shall maintain in its account with Morgan Stanley at all times a minimum net equity in cash and securities as agreed upon, but in no event less than that required by the Prime Brokerage Regulations. The undersigned further agrees that, in the event its account falls below this minimum net equity, it shall bring its account into compliance in accordance with the Prime Brokerage Regulations.

5. MORGAN STANLEY AS PRIME BROKER. In connection with any transactions where Morgan Stanley acts as the undersigned's prime broker:

(a) The undersigned maintains brokerage accounts with a number of other brokers ("Executing Brokers") and, from time to time, will place orders to be executed by one or more Executing Brokers. The undersigned agrees to give Morgan Stanley notice of the names of all Executing Brokers with whom the undersigned intends to place orders (which Executing Brokers must be acceptable to Morgan Stanley). Morgan Stanley is authorized to enter into a Prime Brokerage Agreement with all current or future Executing Brokers, to set up an account for the undersigned's benefit at any Executing Broker and to provide or obtain any information necessary to establish or maintain a prime brokerage relationship. The undersigned acknowledges that no order need be accepted by Morgan Stanley as prime broker from any Executing Broker with which Morgan Stanley has not entered into a "Prime Brokerage Agreement" with respect to the undersigned's account at Morgan Stanley. Further, Morgan Stanley reserves the right at any time to place a limit on the size of transactions executed by any Executing Broker which are to be settled and cleared by Morgan Stanley as a prime broker. The undersigned will use its best efforts to assure that such Executing
Brokers comply with the terms set forth in the Prime Brokerage Agreement. The undersigned acknowledges that as between Morgan Stanley and any Executing Broker, the Executing Broker will be acting as an agent of the undersigned, not as Morgan Stanley's agent, for the purpose of carrying out the undersigned's directions with respect to the purchase, sale and settlement of securities.

b) The undersigned or its representative will advise Morgan Stanley on trade date of the details of all transactions effected by any Executing Broker on the undersigned's behalf (the "Trade Data"). Morgan Stanley is authorized to acknowledge, affirm, settle and clear all such transactions. All such transactions shall be for the sole account and risk of the undersigned and Morgan Stanley shall have no responsibility or liability to the undersigned, any Executing Broker or any other third party. The undersigned agrees to pay all fees agreed upon and to make any necessary arrangements with the appropriate Executing Broker concerning the payment of any such fees, including the deduction of any such amounts from commissions charged by the Executing Brokers. The undersigned agrees that it is responsible, and liable to Morgan Stanley, and will indemnify Morgan Stanley, for all costs, losses and fees (including but not limited to those associated with buy-ins and sell-outs and those resulting from any Executing Broker's inability to settle a transaction) arising out of the orders placed by the undersigned with any Executing Broker or any action taken or not taken by any Executing Broker with respect to the undersigned or its transactions or accounts.

(c) On the first business day following each transaction, Morgan Stanley shall send to the undersigned a notification of each trade placed with any Executing Broker based on information provided to Morgan Stanley by the undersigned. Any confirmations of trades or advices issued by Morgan Stanley as prime broker shall indicate the name of the Executing Broker involved and the other information required by the Prime Brokerage Regulations. If the undersigned has instructed the Executing Broker to send trade confirmations to the undersigned in care of Morgan Stanley, Morgan Stanley agrees that the confirmations will be available to the undersigned without charge upon request to Morgan Stanley. Reports of the execution of orders and statement of accounts of the undersigned shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after Morgan Stanley's transmittal to the undersigned by mail, e-mail, facsimile, electronically or any other agreed means. Communications may be sent to the undersigned at the undersigned's address of record or in such other manner as the undersigned may hereinafter provide in writing. All communications sent to such address whether by mail, e-mail, facsimile, telegraph, messenger, electronic means or otherwise shall be deemed given to the undersigned personally as of the date sent, whether actually received or not.

(d) The undersigned understands that transactions will be settled by Morgan Stanley only if: (i) sufficient funds or securities, as necessary, are maintained in an account with Morgan Stanley or if the undersigned has made other arrangements for settlement that are satisfactory to Morgan Stanley; (ii) the undersigned maintains, and has at the settlement of the transaction, at least the minimum net equity required by the Prime Brokerage Regulations in its account with Morgan Stanley and (iii) a condition does not exist that would require Morgan Stanley to disaffirm on a non-discretionary basis, as defined in the Securities Industry Association Form 150, paragraph 3. (e). Morgan Stanley's customer account records may reflect transactions as settled as of the projected settlement date (sometimes referred to as contractual settlement). Morgan Stanley does not guarantee settlement, however, and therefore reserves the right to reverse transaction settlement entries in the event of a settlement failure caused by events beyond Morgan Stanley's control.

(e) The undersigned agrees to comply with Morgan Stanley's requirements relating to short sales, including the requirement that no short sale may be effected through an Executing Broker unless the undersigned has first confirmed with Morgan Stanley that the securities are available for delivery. Such confirmation does not guarantee that the securities will be available for delivery on settlement date or that the securities will be available to support a short sale for any particular period of time. Accordingly, the short sale may fail on settlement date or the undersigned may be asked to cover its short sale at anytime, and undersigned will be responsible for any Obligations that arise therefrom.

(f) Morgan Stanley is authorized to try to resolve any unmatched trade reports received from any Executing Broker. However, the undersigned is responsible for the ultimate resolution of these trades and reports. Morgan Stanley shall have no responsibility or liability with respect to trade data not correctly transmitted to it on a timely basis by any person or entity, including but not limited to DTCC.

(g) In the event the undersigned's account falls below the minimum net equity required by the Prime Brokerage Regulations, the undersigned authorizes Morgan Stanley to notify promptly all its Executing Brokers of such event. If the undersigned fails to bring such account into compliance with the minimum net equity, the undersigned further agrees that Morgan Stanley may, without notice to the undersigned, disaffirm, DK or decline to affirm, clear and settle any transaction effected by an Executing Broker on the undersigned's behalf. Except as provided in the following paragraph, the undersigned understands that if Morgan Stanley takes such action with respect to any transaction of the undersigned, Morgan Stanley shall do so for all transactions of the undersigned that day. In any such case, Morgan Stanley shall send a cancellation notification to the undersigned and the undersigned understands that the undersigned must settle outstanding trades directly with the relevant Executing Broker and authorizes Morgan Stanley to provide the Executing Broker with any information necessary to settle such trades. The undersigned further agrees that Morgan Stanley will not be bound to make any investigation into the facts surrounding any transaction to which the undersigned is a party and that, immediately upon notice to the undersigned and, if required, to the Executing Brokers, Morgan Stanley may cease acting as prime broker for the undersigned.

(h) The undersigned hereby authorizes Morgan Stanley, if its account is managed on a discretionary basis by an SEC- or state-registered investment adviser, money manager or other person (an "Adviser"), to commingle its prime brokerage transactions with those of other accounts of its Adviser ("sub-accounts") for order placement and clearance in bulk in accordance with other instructions of the Adviser. The undersigned understands that no part of any transaction may be allocated to any sub-account where such sub-account's net equity is below the minimum levels established by the Prime Brokerage Regulations and that, should a such a net equity deficiency occur in any such sub-account, Morgan Stanley must disaffirm the entire transaction. The undersigned agrees that, should such an event occur, its Adviser may resubmit the bulk trade to the Executing Broker so as to exclude those securities which were originally allocated to the undersigned's sub-account or, if permissible, re-allocate the entire prime brokerage transaction to other sub-accounts. The undersigned understands that such reallocation must be communicated to Morgan Stanley within any required deadlines.

6. CURRENCY CONTRACTS. If an authorized representative of the undersigned initials the box entitled "Additional Provisions Related to Currency Contracts", which appears at the end of this Agreement, the undersigned, from time to time, may enter into spot and/or forward currency Contracts with Morgan Stanley in connection with the settlement of other Contracts or otherwise as the undersigned shall direct. The undersigned acknowledges that Morgan Stanley is under no obligation to enter into any currency Contracts with, or on behalf of, the undersigned, and further agrees to furnish to Morgan Stanley such documentation to indicate capacity and authority as Morgan Stanley may reasonably request prior to entering into any such Contracts. Each currency Contract entered into under this Agreement shall constitute an "FX Transaction", as such term is defined in the 1998 FX and Currency Option Definitions, including Annex A thereto, as published by the International Swaps and Derivatives Association, Inc., EMTA, and The Foreign Exchange Committee (as may be amended, the "FX Definitions"), and shall be subject to the terms in

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

this Section 6 as well as those set forth in the "Additional Provisions Related to Currency Contracts" box. Any confirmation, whether created by an exchange of telexes, facsimiles, SWIFT messages, or electronic messages on an electronic messaging or matching system, between Morgan Stanley and the undersigned relating to an FX Transaction, whether or not it is expressed to be, shall constitute a confirmation and, unless Morgan Stanley and the undersigned expressly agree otherwise, will be deemed to incorporate the FX Definitions. Notwithstanding the foregoing, Morgan Stanley shall have the right to convert currencies in connection with the exercise of Morgan Stanley's rights under
Section 8 below in such manner as it may determine.

7. SECURITY INTEREST AND LIEN. All Collateral shall be subject to a general lien and a continuing first priority perfected security interest for the discharge of all Obligations of the undersigned to Morgan Stanley, irrespective of whether or not Morgan Stanley has made advances in connection with such Collateral, the number of accounts the undersigned has with Morgan Stanley or which particular Morgan Stanley Entity holds such Collateral. The undersigned and Morgan Stanley each acknowledge and agree that each Morgan Stanley Entity which holds Collateral does so both for itself and also as an agent and bailee for all other Morgan Stanley Entities which may be secured parties under any Contract. The undersigned and Morgan Stanley agree that all Collateral held in or credited to any account will be treated as financial assets under Article 8 of the Uniform Commercial Code as in effect in the State of New York (the "UCC") and that any account maintained by the undersigned with any Morgan Stanley Entity shall be a securities account under Article 8 of the UCC. In the event of a breach or default by the undersigned, Morgan Stanley shall have in addition to the rights and remedies provided in this Agreement, all rights and remedies available to a secured creditor under the UCC and any other applicable law. All Collateral delivered to Morgan Stanley shall be free and clear of all prior liens, claims and encumbrances and the undersigned will not cause or allow any of the Collateral to be subject to any liens, security interests, mortgages or encumbrances of any nature other than the security interest created in Morgan Stanley's favor. Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or Morgan Stanley shall have the unrestricted power to place such securities in good deliverable form) in accordance with the requirements of the primary market for these securities. The undersigned shall execute such documents and take such other action as Morgan Stanley shall reasonably request in order to perfect its rights with respect to any such Collateral. In addition, the undersigned appoints Morgan Stanley as the undersigned's attorney-in-fact to act on the undersigned's behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to realize upon any of Morgan Stanley's rights in the Collateral.

8.  RIGHTS  OF  MORGAN  STANLEY. Morgan Stanley is  hereby  authorized,  in  its discretion, to cancel any outstanding orders for the purchase or sale of any securities, currencies, commodities or other property or asset, or to sell any or all of the securities, currencies, commodities or other property or asset which may be in Morgan Stanley's possession or control (either individually or jointly with others), or to buy any securities, currencies, commodities or other property or asset of which any account of the undersigned may be short upon: (a) the undersigned's death or incompetency (if applicable); (b) a breach, repudiation or default by the undersigned of this Agreement or any other Contract; (c) any misrepresentation of any statement by the undersigned when made or deemed to be made or repeated, (d) the failure of the undersigned to fulfill or discharge any Obligation under this Agreement or any Contract, including the failure to make a payment on demand or to satisfy margin requirements,(e) the filing by or against the undersigned of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver, (f) the levy of an attachment against any property or asset in any account of the undersigned (g) the failure by the undersigned to give adequate assurance of due performance pursuant to this Agreement (h) should you deem it necessary for your protection, to cancel any outstanding orders for the purchase or sale of any securities or other property, or to sell any or all of the securities, currencies and commodities or other property which may be in your possession or control (either individually or jointly with others), or to buy in any securities, commodities or other property of which the account or accounts of the undersigned may be short. Such sale, purchase or cancellation may be made on any exchange or other market where such business is then usually transacted, or at public auction or private sale, without advertising or notice of the time or place of sale to the undersigned, and without prior tender, demand or call of any kind upon the undersigned, all of which are expressly waived. Morgan Stanley may purchase the whole or any part thereof free from any right of redemption and the undersigned shall remain liable to Morgan Stanley for any deficiency; it being understood that a prior tender, demand or call of any kind from Morgan Stanley, or prior notice from Morgan Stanley, of the time and place of such sale or purchase shall not be considered a waiver of Morgan Stanley's right to sell or buy any securities, commodities, or other property or asset held by Morgan Stanley, or which the undersigned may owe to Morgan Stanley. In addition, Morgan Stanley may at any time in connection with its rights under this Section 8 without prior notice to the undersigned apply or transfer any and all Collateral interchangeably between Morgan Stanley Entities in connection with accounts in which the undersigned has an interest.

9. ADEQUATE ASSURANCES. If at any time Morgan Stanley has reasonable grounds to doubt the undersigned's performance of any of the undersigned's Obligations, Morgan Stanley may demand, and the undersigned shall give within twenty-four hours or any reasonable shorter period of time Morgan Stanley specifies, adequate assurance of due performance. The giving of adequate assurance of performance may require the delivery by the undersigned to Morgan Stanley of additional Collateral. Any failure by the undersigned to give such adequate assurance of due performance shall constitute an independent, material default under the terms of all Contracts and Morgan Stanley may terminate, liquidate or accelerate any and all Contracts and exercise any right under or with respect to any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement or under applicable law.

10. EXPENSES AND OTHER CHARGES. The undersigned agrees to pay Morgan Stanley, or its designee, the following fees and charges with respect to trading activity:

(a) Morgan Stanley's commissions, markups and other charges with respect to the execution of transactions, fails, buy-ins, conversion costs or the maintenance of positions or other related services;

(b) any fees, fines, penalties or other charges imposed by any authority described in Section 2 of this Agreement or any court or authority of competent jurisdiction on any account opened or transaction executed for the undersigned, except any such charges as may be imposed due to Morgan Stanley's gross negligence or willful misconduct;

with respect to fees or expenses related to securities lending and borrowing transactions:

(a) upon demand, any debit balance owing with respect to any account of the undersigned, and interest and service charges on any such debit balance at the rates then charged by Morgan Stanley; and

(b) any charges with respect to such transactions, including buy-ins, and applicable taxes or interest on any of the foregoing, together with Morgan Stanley's costs and reasonable attorney's fees incurred in collecting any such debit balance.

11. NETTING AND SET OFF RIGHTS. Morgan Stanley shall have the right, at any time and from time to time, to set off Morgan Stanley's Obligations owed to the undersigned against the Obligations of the undersigned to Morgan Stanley and to foreclose on any Collateral for the purpose of satisfying the Obligations of the undersigned to Morgan Stanley. The undersigned acknowledges that the fulfillment by Morgan Stanley of its Obligations to the undersigned is contingent upon there being no breach, repudiation, misrepresentation or default by the undersigned which has occurred and is continuing under this Agreement or any Contract.

12. MAINTENANCE OF THE UNDERSIGNED'S COLLATERAL. Subject to the applicable rules of the SEC and other competent authorities, the undersigned acknowledges that all Collateral now or hereafter in Morgan Stanley's possession or control (either individually or jointly with others) or deposited to secure the same, may from time to time and without further notice to the undersigned, be carried in Morgan Stanley's general accounts and may be pledged, hypothecated or rehypothecated, separately or in combination with property of others for the sum due to Morgan Stanley thereon or for a greater sum and without Morgan Stanley's retaining in its possession a like amount of similar property. Within the limits of applicable law, rule and regulation, Morgan Stanley is authorized to lend, to itself or to others Collateral it holds, together with all attendant rights of ownership (including the right to vote any securities).

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

13. FAILURE OF DELIVERY. If the undersigned directs Morgan Stanley to make any delivery of any security, commodity or other property or asset for its account for any reason and the undersigned fails to deliver that item to Morgan Stanley in the time, place and manner required, or if Morgan Stanley is unable to borrow the security, or in the case of a recall, Morgan Stanley is unable to reborrow the security, the undersigned authorizes Morgan Stanley to borrow or purchase that item (or to be deemed to have make such purchase at the market value of the time of such deemed purchase) in such manner and time as Morgan Stanley in its sole discretion determines to be commercially reasonable. The undersigned agrees to be responsible for any consequent loss which Morgan Stanley may suffer and any related costs, premiums and losses to which Morgan Stanley may be subject.

14. CONFIRMATIONS, STATEMENTS AND OTHER COMMUNICATIONS. Execution reports and account statements shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after transmittal by Morgan Stanley to the undersigned by mail or otherwise, including by electronic communication. Morgan Stanley may send communications to the undersigned's address of record or otherwise as provided to Morgan Stanley in writing. All communications, whether by mail, facsimile, telegraph, messenger, electronic means or otherwise, shall be deemed to have been given to the undersigned personally as of the date sent, whether actually received or not.

15. NO OBLIGATION. The undersigned agrees that Morgan Stanley shall be under no obligation whatsoever to enter into any Contract with, or on behalf of, the undersigned.

16. PROVISION OF INFORMATION. From time to time, Morgan Stanley may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned,, research, opinions and other information, including portfolio analyses and reports, regarding securities, commodities, other financial assets, and market participants or events. The undersigned acknowledges that such information  is  provided, unless Morgan Stanley agrees  in  writing  otherwise, without regard to the undersigned's personal financial situation, investment objectives or other circumstances and that the provision by Morgan Stanley of such information to the undersigned, whether sent directly or made readily accessible, and whether in writing, in electronic form or the subject of a taping, broadcast or narrowcast, does not imply that any asset or transaction discussed therein is suitable in light of the undersigned's particular circumstances. The undersigned agrees that no such information will be the primary basis of any investment decision by the undersigned. While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information. Further, all information and opinions are current only as of the time provided, and are subject to rapid change without prior notice. The undersigned also acknowledges that Morgan Stanley may take positions in financial instruments discussed in the information provided the undersigned (which positions may be inconsistent with the information provided), may execute transactions for others in those instruments and may provide investment banking and other services to the issuers of those instruments. From time to time, Morgan Stanley also may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned, information regarding parties that might provide goods or services to the undersigned, including but not limited to fund administrators ("Vendors"). While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information, or the quality of goods or services provided by any Vendors. The undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to, actions or omissions by the Vendors, Morgan Stanley's provision or making available of such information, or the undersigned's selection or use of such Vendors.

17. USE OF THE INTERNET. Undersigned agrees that the Internet is not a secure network and that any communications transmitted over the Internet may, among other things, be intercepted or accessed by unauthorized or unintended parties and may not remain confidential, or that such transmissions may not arrive in a complete, unaltered or timely manner, and the undersigned assumes the risk arising therefrom.

18. RESOLUTION OF DISPUTES. ANY DISPUTE BETWEEN THE UNDERSIGNED AND A MORGAN STANLEY ENTITY THAT IS REGISTERED AS A BROKER-DEALER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH MORGAN STANLEY'S BUSINESS, ANY TRANSACTION BETWEEN US OR THIS AGREEMENT SHALL BE DETERMINED, AT THE ELECTION OF THE UNDERSIGNED, BY LITIGATION IN A COURT WITH PROPER JURISDICTION OR BY ARBITRATION. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY ARBITRATION, UNDERSIGNED AND MORGAN
STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN
SECTION 19 BELOW. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY LITIGATION, UNDERSIGNED AND MORGAN STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN SECTION 20 BELOW.

19. IF THE UNDERSIGNED CHOOSES ARBITRATION, THE UNDERSIGNED ACKNOWLEDGES THAT:

ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATOR IS STRICTLY LIMITED.

THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO ARE OR WERE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY ARBITRATION SHALL BE CONDUCTED ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR ANY OTHER U.S. SELF-REGULATORY ORGANIZATION OF WHICH THE RELEVANT MORGAN STANLEY ENTITY IS A MEMBER. THE UNDERSIGNED
HAS  THE  RIGHT  TO  ELECT  ONE  OF  THE FOREGOING  ORGANIZATIONS,  BUT  IF  THE
UNDERSIGNED  FAILS TO MAKE SUCH ELECTION BY CERTIFIED LETTER  ADDRESSED  TO  THE
RELEVANT MORGAN STANLEY ENTITY AT ITS MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM MORGAN STANLEY TO MAKE SUCH ELECTION, MORGAN STANLEY MAY MAKE SUCH ELECTION.
THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY STATE OR FEDERAL COURT HAVING JURISDICTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY MORGAN STANLEY TO AN AWARD OF PUNITIVE DAMAGES.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO, IF THE UNDERSIGNED HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i) THE CLASS CERTIFICATION IS DENIED;

(ii) THE CLASS IS DECERTIFIED; OR

(iii) THE UNDERSIGNED IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY SUCH RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

20. IF THE UNDERSIGNED CHOOSES LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN WRITING WHEN ANY DISPUTE ARISES, LITIGATION MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY. THE UNDERSIGNED IRREVOCABLY CONSENTS TO THE JURISDICTION OF EITHER OF THOSE COURTS AND (B) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.


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


21. APPLICABLE LAW AND ENFORCEABILITY. THIS AGREEMENT, ANY CONTRACT, THEIR ENFORCEMENT AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR RELATING TO THE UNDERSIGNED'S ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES. The provisions of this Agreement shall be continuous, shall cover individually and collectively all accounts which the undersigned may open or reopen with Morgan Stanley and shall inure to the benefit of Morgan Stanley's present and any successor organizations, irrespective of any change at any time in the personnel thereof and of the assigns of Morgan Stanley's present organizations or any successor organizations. This Agreement shall be binding upon the undersigned and the estate, executors, administrators, trustees, agents, officers, directors and assigns of the undersigned.

22. MODIFICATION AND WAIVER. The undersigned agrees that Morgan Stanley may modify the terms of this Agreement at any time upon prior written notice. If the modifications are unacceptable, the undersigned agrees to notify Morgan Stanley in writing within twenty days of the transmittal of such written notice. Morgan Stanley may then terminate any or all of the undersigned's accounts. The undersigned also agrees that any transactions or Contracts entered into after such notification shall be subject to the modifications. The undersigned may not modify this Agreement without Morgan Stanley's written consent. To the extent this Agreement is inconsistent with any other agreement between us, the provisions of this Agreement shall govern. Morgan Stanley's failure to enforce this Agreement or any of its terms, or any continued course of such conduct on Morgan Stanley's part, shall not be considered a waiver of any of Morgan Stanley's rights.

23. AUTHORIZED INSTRUCTIONS. The undersigned authorizes Morgan Stanley to accept instructions by telephone, tested telex, facsimile transmission, electronic mail, electronically, in writing or any other method that undersigned and Morgan Stanley may agree to use. The undersigned also agrees (i) to be bound by all instructions that Morgan Stanley believes are authorized, regardless of the means by which those instructions have been transmitted to Morgan Stanley, and
(ii) that Morgan Stanley shall not be liable for any loss, cost or expense for acting upon instructions that Morgan Stanley believed to be authorized.

24. SEVERABILITY. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between us, or of which the undersigned is a beneficiary, the provisions of this Agreement shall control with respect to transactions contemplated hereunder.

25. LENDING OF SECURITIES. Within the limits of applicable law and regulation, until Morgan Stanley receives written notice of revocation from the undersigned, Morgan Stanley is hereby authorized to lend, to itself as brokers or to others, any securities held by Morgan Stanley on margin in its possession or control together with all attendant rights of ownership (including the right to vote the securities).

26. EXTRAORDINARY EVENTS. The undersigned agrees that Morgan Stanley will not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature (including earthquakes, hurricanes and tornadoes) or other events or conditions beyond Morgan Stanley's control. In the event that any communications network, data processing system or computer system Morgan Stanley uses, regardless of ownership, is rendered inoperable, Morgan Stanley will not be liable to the undersigned for any loss, liability, claim, damage or expense resulting, directly or indirectly, from such inoperability.

27. LIMITATION OF LIABILITY. Morgan Stanley shall not be liable in connection with the execution, clearing, handling, purchasing or selling of securities, commodities or other property or assets, or other action, except in the event of gross negligence or willful misconduct on Morgan Stanley's part. The undersigned acknowledges that certain of its securities may be held outside the United States by unaffiliated, foreign, agent banks and depositories. Morgan Stanley shall not be liable to the undersigned for any loss, liability or expense incurred by the undersigned in connection with these arrangements except to the extent that any such loss, liability or expense results from Morgan Stanley's gross negligence or willful misconduct.

28. INDEMNIFICATION. In consideration of Morgan Stanley's carrying one or more accounts for the undersigned, the undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to the undersigned's accounts or in connection with the execution, purchase, sale, assignment, exercise, endorsement or handling of any transaction therein, or in connection with Morgan Stanley acting or declining to act as prime broker, except for actions taken or omitted to be taken by Morgan Stanley which are a result of, or constitute, willful misconduct or gross negligence. The undersigned also agrees that Morgan Stanley shall have no responsibility for the undersigned's compliance with any law or regulation and that Morgan Stanley shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond Morgan Stanley's control, including any mistake, error, negligence or misconduct of any exchange, association or clearing house or their respective officers, directors, employees or agents, nor any failure by any such exchange, association or clearing house to enforce its rules or regulations.

29. COSTS OF COLLECTION. To the extent permitted by the laws of the State of New York, the reasonable costs and expenses of collection of any debit balance and any unpaid deficiency in any account of the undersigned with Morgan Stanley, including but not limited to attorneys' fees incurred and payable or paid by Morgan Stanley, shall be payable to Morgan Stanley by the undersigned.

30. ASSIGNMENTS. Undersigned may not assign its rights or obligations under this Agreement without the express written consent of Morgan Stanley.

31. REPRESENTATIONS AND WARRANTIES. The undersigned hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a transaction or Contract is effected for any of the undersigned's accounts, or any securities or other property if delivered to or from any such account, that:

(a) The undersigned will at all times maintain such securities or other property or assets in the accounts of the undersigned for margin purposes, as is required by Morgan Stanley from time to time in Morgan Stanley's sole discretion;

(b) The undersigned will not transact on the basis of, or in reliance on, material, non-public information.

(c) Except as disclosed in writing to Morgan Stanley, the undersigned is not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a securities broker or dealer, or of a bank, trust company, insurance company or of any corporation, firm or individual engaged in the business of dealing, either as agent or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper.

(d) Except as disclosed to Morgan Stanley in writing, the undersigned continuously represents that it is not (a) an employee benefit plan (hereinafter an "ERISA Plan"), as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), subject to Title I of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended, or (b) a person acting on behalf of an ERISA Plan or (c) a person the assets of whom constitute assets of an ERISA Plan. The undersigned will provide notice to Morgan Stanley in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(e) Except as disclosed in writing to Morgan Stanley, the undersigned is not, and will not be, an affiliate (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the issuer of any security held in the undersigned's accounts or sold to or through Morgan Stanley and undertakes to inform Morgan Stanley of any changes in such representation.

(f) The undersigned has full power and authority to execute and deliver each Contract and to perform and observe the provisions thereof.

(g) The execution, delivery and performance of each Contract has been or will be, prior to entering into the Contract, duly authorized by all necessary internal action and do not or will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting the undersigned or its assets.

(h) Each Contract has been or will be at the time it is entered into properly executed and delivered by the undersigned and constitutes and will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

(i) The undersigned will promptly furnish to Morgan Stanley appropriate financial statements or similar documents upon Morgan Stanley's request and any other information as Morgan Stanley may reasonably request. Since the date of the most recent financial statements provided to Morgan Stanley, if any, there has been no material adverse change in the information set forth therein, and, if the undersigned is not a natural person, the business, financial condition, results, operations or prospects of the undersigned.

(j) No one that is not a party to this Agreement has any interest in any account of the undersigned with Morgan Stanley. The undersigned owns the Collateral assigned, or to be assigned, to Morgan Stanley under each Contract free and clear of any lien, claims, encumbrances and transfer restrictions. Upon delivery of the Collateral to Morgan Stanley or upon the filing of appropriate financing statements, Morgan Stanley will have, as security for the Obligations of the undersigned, a perfected first priority security interest in the Collateral. No further filings or recordings with any governmental body, agency or official are necessary to create or perfect the security interest in the Collateral.

(k) The undersigned represents to Morgan Stanley that all sales of securities (other than fully covered options) will be eligible to be marked "long" and that the undersigned will pay for all the securities purchased in full on trade date or such later date as Morgan Stanley may permit. Any sell order which the undersigned shall designate as being long is for securities then owned by the undersigned. If such securities cannot be delivered by Morgan Stanley from any account of the undersigned, the placing of such order shall constitute a representation by the undersigned that the undersigned will deliver them as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

(l) The undersigned acknowledges that it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise) for its own account, and it has made its own independent decisions to enter into this Agreement and Contracts and as to whether its activities and investments thereunder are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of Morgan Stanley as investment advice or as a recommendation to enter into any particular transaction; it being understood that information and explanations related to the terms and conditions of a transaction shall not be considered investment advice or a recommendation to enter into a transaction. No communication (written or oral) received from Morgan Stanley shall be deemed to be an assurance or guarantee as to the expected results of a transaction. It is capable of assessing the merits of and understanding (on its own behalf or thorough independent professional advice), and understands and accepts, the terms, conditions and risks of its transactions, and is capable of assuming, and assumes, such risks. Morgan Stanley is not acting as a fiduciary for an adviser to it in any respect, and does not perform any analysis or make any judgment on any matters pertaining to the suitability of any order or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular transaction.

32. ACKNOWLEDGMENTS. The undersigned hereby consents and acknowledges that:

(a) The undersigned has received, and agrees to be bound by, Morgan Stanley's Credit Charge and Margin Information Statement, which is incorporated herein by reference;

(b) The undersigned has received a copy of this Agreement and has read and understood its terms; and

(c) All conversations between us may be recorded on tape or otherwise.


NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE

PROXY DISCLOSURE STATEMENT

Under the rules of the Securities and Exchange Commission, we are required, upon registrant's request, to provide your name, address and security positions to issuers of securities that you own. The issuer may use this information exclusively for purposes of corporate communications. _____(Check) IF THIS BOX IS CHECKED, MORGAN STANLEY WILL DISCLOSE THE NAME AND ADDRESS INFORMATION FOR THE ACCOUNT ESTABLISHED BY THIS AGREEMENT TO ISSUERS OF SECURITIES WHICH I OWN.

ELECTRONIC TRADE CONFIRMATIONS

     X  (Check)  Yes,  we  would,  if  available,  like  to  receive  electronic
notification  of  our  trade  information  rather  than  a  mailed,  hard   copy
confirmation.

DATE: __5/9/02___

Financial Institution Partners,         MORGAN STANLEY &
III, L.P.                               CO. INCORPORATED,
By Hovde Capital, Ltd., general         on its own behalf
Partner,                                and on behalf of
by its authorized signatory             each Morgan Stanley Entity



/s/ Richard J. Perry, Jr.
---------------------------
Name: Richard J. Perry, Jr.             Name:
Date: 5/9/02                            Date:
Title: Secretary                        Title:

                                                                       EXHIBIT D

THE
BOND
MARKET
ASSOCIATION

                        Master Securities Loan Agreement

Between:                           Dated as of May 2, 2002

PRIME DEALER SERVICES CORP.

and

FINANCIAL INSTITUTION PARTNERS III, L.P.

This Agreement sets forth the terms and conditions under which one party ("Lender") may from time to time lend to the other party ("Borrower") certain securities against a pledge of collateral. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 26.

The parties hereto agree as follows:

1.   Loans of Securities.

1.1. Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, orally seek to initiate a transaction in which Lender will lend securities to Borrower. Borrower and Lender shall agree orally on the terms of each Loan, including the issuer of the securities, the amount of securities to be lent, the basis of compensation, and the amount of Collateral to be transferred by Borrower, which terms may be amended during the Loan.
1.2. Notwithstanding any other provision in this Agreement regarding when a Loan commences, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor have been transferred in accordance with Section 16.
1.3. WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2.   Transfer of Loaned Securities.

2.1. Unless otherwise agreed, Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time on the date agreed to by Borrower and Lender for the commencement of the Loan.
2.2. Unless otherwise agreed, Borrower shall provide Lender, in each Loan in which Lender is a Customer, with a schedule and receipt listing the Loaned Securities. Such schedule and receipt may consist of (a) a schedule provided to Borrower by Lender and executed and returned by Borrower when the Loaned Securities are received, (b) in the case of securities transferred through a Clearing Organization which provides transferors with a notice evidencing such transfer, such notice, or (c) a confirmation or other document provided to Lender by Borrower.

3.   Collateral.

3.1. Unless otherwise agreed, Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, but in no case later than the close of business on the day of such transfer, transfer to Lender Collateral with a market value at least equal to a percentage of the market value of the Loaned Securities agreed to by Borrower and Lender (which shall be not less than 100% of the market value of the Loaned Securities) (the "Margin Percentage").
3.2. The Collateral transferred by Borrower to Lender, as adjusted pursuant to
Section 8, shall be security for Borrower's obligations in respect of such Loan and for any other obligations of Borrower to Lender. Borrower hereby pledges with, assigns to, and grants Lender a continuing first security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned Securities by Lender to Borrower and which shall cease upon the transfer of the Loaned Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. It is understood that Lender may use or invest the Collateral, if such consists of cash, at its own risk, but that (unless Lender is a Broker-Dealer) Lender shall, during the term of any Loan hereunder, segregate Collateral from all securities or other assets in its possession. Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's, only (a) if Lender is Broker-Dealer or (b) in the event of a Default by Borrower. Segregation of Collateral may be accomplished by appropriate identification on the books and records of Lender if it is a "financial intermediary" or a "clearing corporation" within the meaning of the New York Uniform Commercial Code.
3.3. Except as otherwise provided herein, upon transfer to Lender of the Loaned Securities on the day a Loan is terminated pursuant to Section 5, Lender shall be obligated to transfer the Collateral (as adjusted pursuant to Section 8) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 16, the next day on which such a transfer may be effected.
3.4. If Borrower transfers Collateral to Lender, as provided in Section 3.1, and Lender does not transfer the Loaned Securities to Borrower, Borrower shall have the absolute right to the return of the Collateral; and if Lender transfers Loaned Securities to Borrower and Borrower does not transfer Collateral to Lender as provided in Section 3.1, Lender shall have the absolute right to the return of the Loaned Securities.
3.5. Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted and the applicable method of transfer), substitute Collateral for Collateral securing any Loan or Loans; provided, however, that such substituted Collateral shall (a) consist only of cash, securities or other property that Borrower and Lender agreed would be acceptable Collateral prior to the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral, together with all other Collateral for Loans in which the party substituting such Collateral is acting as Borrower, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Prior to the expiration of any letter of credit supporting Borrower's obligations hereunder, Borrower shall, no later than the Cutoff Time on the date such letter of credit expires, obtain an extension of the expiration of such letter of credit or replace such letter of credit by providing Lender with a substitute letter of credit in an amount at least equal to the amount of the letter of credit for which it is substituted.
3.6. Lender acknowledges that, in connection with Loans of Government Securities and as otherwise permitted by applicable law, some securities provided by Borrower as Collateral under this Agreement may not be guaranteed by the United States.

4.   Fees for Loan.

4.1. Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan fee (a "Loan Fee"), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate par value (in the case of Loans of Government Securities) or the aggregate market value (in the case of all other Loans) of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Lender agrees to pay Borrower a fee or rebate (a "Cash Collateral Fee") on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Lender may agree. Except as Borrower and Lender may otherwise agree (in the event that cash Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.

4.2. Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:
(a) in the case of any Loan of securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred or (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 16 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and

(b) in the case of any Loan of Government Securities, upon the termination of such Loan.

Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default by Lender.

5. Termination of the Loan. Unless otherwise agreed, (a) Borrower may terminate a Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day, and
(b) Lender may terminate a Loan on a termination date established by notice given to Borrower prior to the close of business on a Business Day. The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the third Business Day following such notice. Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of a Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral (as adjusted pursuant to Section 8) to Borrower in accordance with
Section 3.3.

6. Rights of Borrower in Respect of the Loaned Securities. Except as set forth in Sections 7.1 and 7.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.   Dividends, Distributions, Etc.

7.1. Lender shall be entitled to receive all distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of the Loaned Securities and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.
7.2. Any cash distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Lender is not in Default at the time of such payment. Non-cash distributions received by Borrower shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.
7.3. Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender. Any distributions of cash made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash to Borrower by Lender, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Borrower is not in Default at the time of such payment.
7.4. (a) Unless otherwise agreed, if (i) Borrower is required to make a payment (a "Borrower Payment") with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 ("Securities Distributions"), or (ii) Lender is required to make a payment (a "Lender Payment") with respect to cash distributions on Collateral under Section 7.3 ("Collateral Distributions"), and
(iii) Borrower or Lender, as the case may be ("Payor"), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment ("Tax"), then Payor shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment or Lender Payment received by the Lender or Borrower, as the case may be ("Payee"), after payment of such Tax equals the net amount of the Securities Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral Distribution had been paid directly to the Payee.

(b) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities Distribution or Collateral Distribution paid directly to the Payee.

(c) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

(d) Each party hereto shall be deemed to represent that, as of the commencement of any Loan hereunder, no Tax would be imposed on any cash distribution paid to it with respect to (i) Loaned Securities subject to a Loan in which it is acting as Lender or (ii) Collateral for any Loan in which it is acting as Borrower, unless such party has given notice to the contrary to the other party hereto (which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash distributions payable to it.

7.5. To the extent that, under the provisions of Sections 7.1 through 7.4 (a) a transfer of cash or other property by Borrower would give rise to a Margin Excess (as defined in Section 8.3 below) or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit (as defined in Section
8.2 below), Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower (as the case may be).

8.   Mark to Market.

8.1. Borrower shall daily mark to market any Loan hereunder and in the event that at the close of trading on any Business Day the market value of the Collateral for any Loan to Borrower shall be less than 100% of the market value of all the outstanding Loaned Securities subject to such Loan, Borrower shall transfer additional Collateral no later than the close of the next Business Day so that the market value of such additional Collateral, when added to the market value of the other Collateral for such Loan, shall equal 100% of the market value of the Loaned Securities.
8.2. In addition to any rights of Lender under Section 8.1, in the event that at the close of trading on any Business Day the aggregate market value of all Collateral for Loans by Lender shall be less than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Deficit"), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral for such Loans, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Lender's notice to Borrower.
8.3. In the event that at the close of trading on any Business Day the market value of all Collateral for Loans to Borrower shall be greater than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Excess"), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral for such Loans, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Borrower's notice to Lender.
8.4. Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.2 and 8.3 by separately valuing the Loaned Securities lent and the Collateral given in respect thereof on a Loan-by-Loan basis.
8.5. Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 8.2 and 8.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

9.   Representations.    Each party to this Agreement hereby makes the following
representations and warranties, which shall continue during the term of any Loan hereunder:

9.1. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.
9.2. Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable regulatory and self-regulatory organizations.
9.3. Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.
9.4. Borrower represents and warrants that it is acting for its own account. Lender represents and warrants that it is acting for its own account unless it expressly specifies otherwise in writing and complies with Section 10.3(b).
9.5. Borrower represents and warrants that (a) it has, or will have at the time of transfer of any Collateral, the right to grant a first security interest therein subject to the terms and conditions hereof, and (b) it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow the Loaned Securities (except for Loaned Securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.
9.6. Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.

10.  Covenants.

10.1. Each party hereto agrees and acknowledges that (a) each Loan hereunder is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code. Each party hereto further agrees and acknowledges that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Loan hereunder is a "securities contract" and "qualified financial contract," as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.
10.2. Borrower agrees to be liable as principal with respect to its obligations hereunder.
10.3. Lender agrees either (a) to be liable as principal with respect to its obligations hereunder or (b) to execute and comply fully with the provisions of Annex I (the terms and conditions of which Annex are incorporated herein and made a part hereof).
10.4. Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower's most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Unless otherwise agreed, if Borrower is subject to the requirements of Rule 17a-5(c) under the Exchange Act, it may satisfy the requirements of this Section by furnishing Lender with its most recent statement required to be furnished to customers pursuant to such Rule.
10.5. Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities or other self-regulatory organization.


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

11. Events of Default. All Loans hereunder may, at the option of the non-defaulting party exercised by notice to the defaulting party (which option shall be deemed to have been exercised even if no notice is given, immediately upon the occurrence of an event specified in subsection 11.5 below), be terminated immediately upon the occurrence of any one or more of the following events (individually, a "Default"):

11.1. if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 5;
11.2. if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Sections 3.3 and 5;
11.3.     if either party shall fail to transfer Collateral as required by
Section 8;
11.4. if either party (i) shall fail to transfer to the other party amounts in respect of distributions required to be transferred by Section 7, (ii) shall have received notice of such failure from the non-defaulting party, and (iii) shall not have cured such default by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected in accordance with Section 16;
11.5. if (i) either party shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) any such case or proceeding shall be commenced against either party, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) either party shall make a general assignment for the benefit of creditors, or
(iv) either party shall admit in writing its inability to pay its debts as they become due;
11.6. if either party shall have been suspended or expelled from membership or participation in any national securities exchange or registered national securities association of which it is a member or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency thereof;
11.7. if either party shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency thereof;
11.8. if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;
11.9. if either party notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
11.10. if either party (i) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 11.1 through 11.9 above, including but not limited to the payment of fees as required by Section 4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and (iii) shall not have cured such failure by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected under Section 16.

12. Lender's Remedies. Upon the occurrence of a Default under Section 11 entitling Lender to terminate all Loans hereunder, Lender shall have the right (without further notice to Borrower), in addition to any other remedies provided herein or under applicable law, (a) to purchase a like amount of Loaned
Securities ("Replacement Securities") in the principal market for such securities in a commercially reasonable manner, (b) to sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and
(c) to apply and set off the Collateral and any proceeds thereof (including any amounts drawn under a letter of credit supporting any Loan) against the payment of the purchase price for such Replacement Securities and any amounts due to Lender under Sections 4, 7, 14 and 17. In the event Lender shall exercise such rights, Borrower's obligation to return a like amount of the Loaned Securities shall terminate. Lender may similarly apply the Collateral and any proceeds thereof to any obligation of Borrower under this Agreement, including Borrower's obligations with respect to distributions paid to Borrower (and not forwarded to Lender) in respect of Loaned Securities. In the event that (i) the purchase price of Replacement Securities (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon at a rate equal to (A) in the case of purchases of Foreign Securities, LIBOR, (B) in the case of purchases of any other securities (or other amounts, if any, due to Lender hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B, in each case as such rate fluctuates from day to day, from the date of such purchase until the date of payment of such excess. As security for Borrower's obligation to pay such excess, Lender shall have, and Borrower hereby grants, a security interest in any property of Borrower then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. The purchase price of Replacement Securities purchased under this Section 12 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Lender exercises its rights under this Section 12, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of Replacement Securities or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Subject to Section 19, upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

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

13. Borrower's Remedies. Upon the occurrence of a Default under Section 11 entitling Borrower to terminate all Loans hereunder, Borrower shall have the right (without further notice to Lender), in addition to any other remedies provided herein or under applicable law, (a) to purchase a like amount of
Collateral ("Replacement Collateral") in the principal market for such Collateral in a commercially reasonable manner, (b) to sell a like amount of the Loaned Securities in the principal market for such securities in a commercially reasonable manner and (c) to apply and set off the Loaned Securities and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral (ii) Lender's obligation to return any cash or other Collateral and (iii) any amounts due to Borrower under Sections 4, 7 and 17. In such event, Borrower may treat the Loaned Securities as its own and Lender's obligation to return a like amount of the Collateral shall terminate; provided, however, that Lender shall immediately return any letters of credit supporting any Loan upon the exercise or deemed exercise by Borrower of its termination rights under Section 11. Borrower may similarly apply the Loaned Securities and any proceeds thereof to any other obligation of Lender under this Agreement, including Lender's obligations with respect to distributions paid to Lender (and not forwarded to Borrower) in respect of Collateral. In the event that (i) the sales price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not replaced by Borrower and all other amounts, if any, due to Borrower hereunder), Lender shall be liable to Borrower for the amount of any such deficiency, together with interest on such amounts at a rate equal to (A) in the case of Collateral consisting of Foreign Securities, LIBOR, (B) in the case of Collateral consisting of any other securities (or other amounts due, if any, to Borrower hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B in each case as such rate fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. As security for Lender's obligation to pay such deficiency, Borrower shall have and Lender hereby grants, a security interest in any property of Lender then held by or for Borrower and a right of setoff with respect to such property and any other amount payable by Borrower to Lender. The purchase price of any Replacement Collateral purchased under this Section 13 shall include, and the proceeds of any sale of Loaned Securities shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Borrower exercises its rights under this Section 13, Borrower may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Collateral or selling all or a portion of the Loaned Securities, to be deemed to have made, respectively, such purchase of Replacement Collateral or sale of Loaned Securities for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Subject to Section 19, upon the satisfaction of all Lender's obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Lender. Without limiting the foregoing, the parties hereto agree that they intend the Loans hereunder to be loans of securities. If, however, any Loan is deemed to be a loan of money by Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

14.   Transfer Taxes.     All transfer taxes with respect to the transfer of the
Loaned Securities by Lender to Borrower and by Borrower to Lender upon termination of the Loan shall be paid by Borrower.

15.  Market Value.

15.1. Unless otherwise agreed, if the principal market for the securities to be valued is a national securities exchange in the United States, their market value shall be determined by their last sale price on such exchange on the preceding Business Day or, if there was no sale on that day, by the last sale price on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange.
15.2. Except as provided in Section 15.3 or 15.4 or as otherwise agreed, if the principal market for the securities to be valued is the over-the-counter market, their market value shall be determined as follows. If the securities are quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), their market value shall be the closing sale price on NASDAQ on the preceding Business Day or, if the securities are issues for which last sale prices are not quoted on NASDAQ, the closing bid price on such day. If the securities to be valued are not quoted on NASDAQ, their market value shall be the highest bid quotation as quoted in any of The Wall Street Journal, the National Quotation Bureau pink sheets, the Salomon Brothers quotation sheets, quotations sheets of registered market makers and, if necessary, dealers' telephone quotations on the preceding Business Day. In each case, if the relevant quotation did not exist on such day, then the relevant quotation on the next preceding Business Day in which there was such a quotation shall be the market value.
15.3. Unless otherwise agreed, if the securities to be valued are Government Securities, their market value shall be the average of the bid and ask prices as quoted on Prophesy at 3:30 P.M. New York time on the Business Day preceding the date on which such determination is made. If the securities are not so quoted on such day, their market value shall be determined as of the next preceding Business Day on which they were so quoted. If the securities to be valued are Government Securities that are not quoted on Prophesy, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice for such securities.
15.4. Unless otherwise agreed, if the securities to be valued are Foreign Securities, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice in the principal market for such securities.
15.5. Unless otherwise agreed, the market value of a letter of credit shall be the undrawn amount thereof.
15.6. All determinations of market value under Sections 15.1, 15.2, 15.3, and 15.4 shall include, where applicable, accrued interest to the extent not already included therein (other than any interest transferred to the other party pursuant to Section 7), unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary. All determinations of market value that are required to be made at the close of trading on any Business Day pursuant to Section 8 or otherwise hereunder shall be made as if being determined at the commencement of trading on the next Business Day. The determinations of market value provided for in this Section 15 shall apply for all purposes under this Agreement, except for purposes of Sections 12 and 13.

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

16.  Transfers.

16.1. All transfers of securities hereunder shall by be (a) physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) transfer on the books of a Clearing Organization, or (c) such other means as Borrower and Lender may agree. In every transfer of securities hereunder, the transferor shall take all steps necessary (i) to effect a "transfer" under
Section 8-313 of the New York Uniform Commercial Code or, where applicable, under any U.S. federal regulation governing transfers of securities and (ii) to provide the transferee with comparable rights under any applicable foreign law or regulation.
16.2. All transfers of cash Collateral hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree. All other transfers of cash hereunder shall be made in accordance with the preceding sentence or by delivery of a certified or official bank check representing next-day New York Clearing House Funds.
16.3. All transfers of a letter of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a "bank" as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfer of a letter of credit from Lender to Borrower shall be made by causing such letter of credit to be returned or by causing the amount of such letter of credit to be reduced to the amount required after such transfer.
16.4. A transfer of securities, cash or letters of credit may be effected under this Section 16 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

17.  Contractual Currency.

17.1. Borrower and Lender agree that: (a) any payment in respect of a distribution under Section 7 shall be made in the currency in which the underlying distribution of cash was made; (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with such Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the "Contractual Currency"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.
17.2. If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.
17.3. If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

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

18.  [INTENTIONALLY DELETED]

19. Single Agreement. Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payment, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the "Defaulting Party") in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

20.   APPLICABLE  LAW.   THIS  AGREEMENT SHALL  BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21. Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

22. Remedies. All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.

23. Notices and Other Communications. Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Schedule A attached hereto. All notices shall be effective upon actual receipt, provided, however, that if any notice shall be received by a party on a day on which such party is not open for business at its office located at the address set forth in Schedule A, such notice shall be deemed to have been received by such party at the opening of business on the next day on which such party is open for business at such address.

24.  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

24.1. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.
24.2. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. Miscellaneous. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Borrower and Lender. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall ensure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

26.  Definitions.  For the purposes hereof:

26.1. "Broker-Dealer" shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the Securities and Exchange Commission or other regulatory body.
26.2. "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of Section 15, such term shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, (i) for purposes of Section 8, "Business Day" shall mean any day on which regular trading occurs in the principal market for any Loaned Securities or for any securities Collateral under any outstanding Loan hereunder and "next Business Day" shall mean the next day on which a transfer of Collateral may be effected in accordance with Section 16; and (ii) in no event shall a Saturday or Sunday be considered a Business Day.
26.3. "Clearing Organization" shall mean The Depository Trust Company, or, if agreed to by Borrower and Lender, such other clearing agency at which Borrower (or Borrower's agent) and Lender (or Lender's agent) maintain accounts, or a book-entry system maintained by a Federal Reserve Bank.
26.4. "Collateral" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) any property which Borrower and Lender agree shall be acceptable collateral prior to the Loan and which is transferred to Lender pursuant to Section 3 or 8 (including as collateral, for definitional purposes, any letters of credit mutually acceptable to Lender and Borrower), (b) any property substituted therefor pursuant to Section 3.5, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing. For purposes of return of Collateral by Lender or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender.
26.5. "Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).
26.6. "Cutoff Time" shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.
26.7.     "Default" shall have the meaning assigned in Section 11.
26.8. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
26.9. "Federal Funds Rate" shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.
26.10. "Foreign Securities" shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.
26.11.    "Government Securities" shall mean government securities as defined in
Section 3(a)(42)(A)-(C) of the Exchange Act.
26.12. "LIBOR" shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 A.M., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).
26.13.    "Loan" shall mean a loan of securities hereunder.
26.14. "Loaned Security" shall mean any security which is a security as defined in the Exchange Act, transferred in a Loan hereunder until such security (or an identical security) is transferred back to Lender hereunder, except that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Loaned Securities, as adjusted pursuant to the preceding sentence.
26.15.    "Plan" shall mean (a) any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                         PARTNERS III, L.P.
                              By: Hovde Capital, Ltd., General Partner

By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]        Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]   Title: Secretary

                                   Schedule A

                     NAMES AND ADDRESSES FOR COMMUNICATIONS


Prime Dealer Services Corp.

          1221 Avenue of the Americas
          New York, NY 10020

          Attention:     Ms. Kathleen Mooney, Vice  President

          Tel.:(212) 762-5101
               Fax: (212) 762-9519



Financial Institution Partners III, L.P.

          1824 Jefferson Place, NW
          Washington, DC 20036

          Tel.:     Mr. Jeffrey Kashdin & Mr. Richard J. Perry, Jr.
          Fax:      (202) 775-8365



                                   Schedule B

                    DEFINED TERMS AND SUPPLEMENTAL PROVISIONS

Cutoff Time(s)


                                    ANNEX II

                        Supplemental Terms and Conditions

The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated between Prime Dealer Services Corp. and :

1. The phrase "and for any other obligation of Borrower to Lender" shall be deleted from the first sentence of Section 3.2 of the Agreement. The words "securities intermediary" shall be inserted after the words "financial intermediary" in the last sentence of Section 3.2.

2. The term "substituted Collateral" in first sentence of Section 3.5 of the Agreement after the phrases "provided however that such" and "the aggregate market value of such", shall be changed to "substitute Collateral" in both instances, and the phrase "(or other Collateral acceptable to Lender)" shall be inserted after the words "substitute letter of credit" in the last sentence of such Section.

3. The phrase "market or" shall be inserted after the words "based on the aggregate" in first sentence of Section 4.1 of the Agreement and the phrase "as agreed" shall be inserted after the words "par value" in the first sentence of such Section.

4. The word "such" shall be inserted after the phrase "by the transfer of" in the first sentence of Section 7.2 of the Agreement and the phrase "in an amount equal to such cash distribution," shall be deleted from the first sentence of such Section.

5. The word "such" shall be inserted after the phrase "by the transfer of" in second sentence of Section 7.3 of the Agreement and the phrase, "in an amount equal to such cash distribution," shall be deleted from the second sentence of such Section.

6. The sentence "Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Lender shall forthwith transfer the same to Borrower," shall be inserted at the end of Section 7.3 of the Agreement.

7. The phrase "Subject to Section 7.4 (d)," shall be inserted at the beginning of Section 9.3 of the Agreement.

8. The phrase "and such suspension or expulsion shall have a material effect on such parties' ability to perform hereunder" shall be inserted at the end of
Section 11(f) of the Agreement.

9.   Unless otherwise agreed, the Margin Percentage shall be as follows:
(a)US and Canadian exchange traded equity securities:                      100%
(b)Non-US and Non-Canadian exchange traded equity securities:              100%
(c)  All fixed income securities:                                          100%

10. When Borrower gives other than cash Collateral, Fees shall be calculated in accordance with Section 4, except that Fees shall be based on the Market Value of Loaned Securities plus accrued and unpaid interest to the extent accrued interest is not included in the market value of the Loaned Securities.

11. The second sentence in Section 5 ("Termination of Loan") is hereby deleted and restated as follows:

      "The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the number of Business Days in the standard securities settlement cycle in the United States as defined in Rule 15c6-1 under the Securities Exchange Act of 1934 (currently three days) following such notice."

12. THIS SUPPLEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.





     Prime Dealer Services         FINANCIAL INSTITUTION
     Corp.                         PARTNERS III, L.P.
                                    BY: HOVDE CAPITAL, LTD., General Partner

     By:                           By:  /s/ Richard J. Perry, Jr.
     Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
     Title: [SIG_POSITION1]        Title: Secretary

                                    ANNEX III

                        Supplemental Terms and Conditions


     The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated as of between Prime Dealer Services Corp. ("Lender") and ("Borrower") unless otherwise defined in Section 11.1 below, capitalized terms used herein shall have the meanings assigned in the Agreement.


1.   Collateral and Mark to Market.

      1.1 Notwithstanding anything to the contrary in the Agreement, in connection with any Loan in which Lender is not a Customer, Borrower and Lender may agree, as provided in Section 10.2 hereof, that the market value of the Collateral, if any, transferred by Borrower to Lender, upon initial transfer and for purposes of any mark to market or similar provision of the Agreement, shall be equal to a percentage of the market value of the Loaned Securities that is less than 100%; provided, however, that in the event that the writing or other confirmation evidencing such agreement does not set out such percentage with respect to any such Loan, such percentage shall not, for purposes of any mark to market or similar provision of the Agreement, be less than the percentage that is obtained by dividing (i) the market value of the Collateral required to be transferred by Borrower to Lender with respect to such Loan at the commencement of the Loan by (ii) the market value of the Loaned Securities required to be transferred by Lender to Borrower at the commencement of the Loan.

     1.2 The Collateral transferred by Borrower to Lender under the Agreement, as well as any other property transferred by Borrower to Lender or any of Lender's Affiliates as security for any other obligations or liabilities of Borrower to Lender or any of Lender's Affiliates, shall be security for any and all obligations or liabilities of Borrower with respect to the Agreement, for any Loan and for any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now existing or hereafter arising.

2.   Permitted Purpose.

     2.1 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of an Equity Security, Borrower and Lender may agree, as provided in Section 10.2 hereof, that Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise. By entering into any such agreement, Lender shall be deemed to have represented and warranted to Borrower (which representation and warranty shall be deemed to be repeated on each day during the term of such Loan) that Lender is either (i) an "exempted borrower" within the meaning of Regulation T or (ii) a member of a national securities exchange or a broker or dealer registered with the Securities and Exchange Commission that is entering into such Loan to finance its activities as a market maker or an underwriter.

     2.2 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of a security that is not an Equity Security, Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise.

3. Termination and Rights in Respect of Collateral. Notwithstanding anything to the contrary in the Agreement, if under the Agreement Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's:

(a) Borrower may not terminate a Loan, if the Collateral for such Loan includes securities other than Government Securities, except on a termination date established by notice given to Lender prior to the close of business on a Business Day; the date established by such termination notice given by Borrower to Lender shall be a date no earlier than the standard settlement date for trades of such Collateral entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be the third Business Day following such notice; and
(b) Borrower waives the right to vote, or to provide any consent or take any similar action with respect to, any Collateral in the event that the record date or deadline for such vote, consent or other action falls during the term of a Loan and such Collateral is not required to be returned to Borrower pursuant to any substitution, mark to market or similar provision of the Agreement.

4.   Dividends, Distributions, Etc.

      4.1 Notwithstanding anything to the contrary in the Agreement, Borrower shall be entitled to receive all distributions made on or in respect of Collateral transferred to Lender which are not otherwise received by Borrower, to the full extent it would be so entitled if such Collateral had not been transferred to Lender, including, but not limited to (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of such Collateral and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.

      4.2 Any cash distributions made on or in respect of Collateral, which Borrower is entitled to receive pursuant to Section 4.1 hereof, shall be treated in accordance with the Agreement. Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if each Loan secured by such Collateral has terminated, Lender shall forthwith transfer the same to Borrower.

5. Transfer. Notwithstanding anything to the contrary in the Agreement, all transfers by either Borrower or Lender of Loaned Securities or Collateral consisting of "financial assets" (within the meaning of the New York Uniform Commercial Code) thereunder shall be by (a) in the case of certificated securities, physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) registration of an uncertificated security in the transferee's name by the issuer of such uncertificated security, (c) the crediting by a securities intermediary of such financial assets to the transferee's securities account maintained with such securities intermediary, or
(d) such other means as Borrower and Lender may agree. For the avoidance of doubt, the parties agree and acknowledge that the term "securities", as used in the Agreement and herein, shall include any "security entitlements" with respect to such securities (within the meaning of the New York Uniform Commercial Code), and that the terms "financial intermediary" and "clearing corporation", as used in the Agreement, shall mean a "securities intermediary" (within the meaning of the New York Uniform Commercial Code).

6. Representations and Warranties. Each of the parties hereto (and, in the case of a party acting as agent in accordance with the terms of the Agreement, each of its principals) represents and warrants that (a) it has full power and authority to execute and deliver this Supplement and to enter into any Loan contemplated by the Agreement and to perform its obligations thereunder, as supplemented or amended herein; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Supplement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Agreement.

7.   Events of Default.

      7.1 In addition to any events of default set forth in the Agreement, the occurrence of one or more of the following shall constitute an event of default under the Agreement:

(i) if either party fails to perform any covenant or obligation required to be performed by it hereunder or if any representation made by either party in respect hereof shall be incorrect or untrue in any material respect during the term of any Loan under the Agreement, as supplemented or amended herein;
provided, however, that to the extent that Section 4 hereof supplements and amends any provisions in the Agreement governing the rights of Borrower in respect of distributions on Collateral, any such failure under Section 4 hereof shall constitute an event of default only after the expiration of the notice period, if any, specified in the Agreement with respect to the occurrence of an event of default for such a failure; or
(ii) (ii) if Borrower defaults or fails to perform with respect to any indebtedness to Lender or any Affiliate of Lender or any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now or hereafter arising.

     7.2 In addition to the remedies in events of default set forth in the Agreement, an event of default with respect to Borrower under the Agreement shall constitute an event of default (howsoever described) under all other agreements and transactions between Lender or any Affiliate of Lender and Borrower and, upon any event of default with respect to Borrower, Lender and any Affiliate of Lender shall be entitled to:

(i) cancel and otherwise liquidate and close out any transaction under any other agreement or transaction between Lender or any Affiliate of Lender and Borrower without prior notice to Borrower or any other party, whereupon Borrower, as the case may be, shall be liable to Lender or the Affiliate of Lender, as the case may be, for any resulting loss, damage, cost and expense, including loss equal to the amount Lender or the Affiliate of Lender, as the case may be, would have to pay to enter into replacement transactions (whether or not Lender or the Affiliate of Lender, as the case may be, enters into any such replacement transactions) and any damages resulting to Lender or any Affiliate of Lender from entering into or terminating hedge transactions with respect thereto; and
(ii) set off any obligation under any transaction under any agreement between Lender or any Affiliate of Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Lender or the Affiliate of Lender, as the case may be, to Borrower against any obligation under any transaction under any agreement between Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Borrower to Lender or the Affiliate of Lender, as the case may be.

8. Transfer Taxes. Unless otherwise agreed, all transfer taxes with respect to the transfer of Collateral by Borrower to Lender and by Lender to Borrower upon termination of the Loan or pursuant to any substitution, mark to market or similar provision of the Agreement shall be paid by Borrower.

9.    APPLICABLE  LAW.   THIS  SUPPLEMENT SHALL BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

10.  Definitions and Interpretations.

10.1 Notwithstanding anything to the contrary in the Agreement, the following terms shall have the following meanings for purposes of this Supplement.

      "Affiliate" shall mean, in relation to any person, (i) any entity controlled, directly or indirectly, by the person; (ii) any entity that controls, directly or indirectly, the person; or (iii) any entity directly or indirectly under common control with the person. For purposes of this definition, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Collateral" shall have the meaning specified in the Agreement, except that, if any new or different security shall be exchanged for any Collateral by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become Collateral in substitution for the former Collateral for which such exchange is made.

"Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such rule or comparable regulation).

"Equity Security" shall mean any security other than a "non-equity security", as defined in Regulation T.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Government Securities" shall mean "government securities" as defined in Section 3(a)(42)(A)-(C) of the Exchange Act.

"Plan" shall mean (i) any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (ii) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986; or (iii) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

10.2       Any agreement between the parties pursuant to Section 1.1 or  Section
2.1 shall be made (i) in writing, (ii) orally, if confirmed promptly in writing or through any system that compares Loans and in which Borrower and Lender are participants, or (iii) in such other manner as may be agreed by the parties in writing.

11. Notwithstanding anything contained in the Agreement, Lender and Borrower agree that in effecting Loans transfers between Lender's Account and Borrower's Account are intended to be, and shall be deemed to be, simultaneous. Notwithstanding the foregoing, if Lender has failed to deliver the Loaned Securities to Borrower's Account or Borrower has failed to deliver the Collateral to Lender's Account by the applicable Cutoff time for such Loan, then no Loan shall have occurred and Borrower (in the case of Lender's failure to deliver) or Lender (in the case of Borrower's failure to deliver), shall have the absolute right to the return of the Collateral or Loaned Securities, as the case may be. Until such Collateral or Loaned Securities are redelivered to either Borrower (in the case of Lender's failure to deliver) or Lender (in the case of Borrower's failure to deliver), the party that failed to deliver such Collateral or Loaned Securities shall hold such securities in escrow for the other party and shall be required to pay to such party interest based on the market value of the Collateral or Loaned Securities, as the case may be, (i) in the case of foreign securities, at the LIBOR rate and (ii) in the case of any other securities, at the Federal Funds Rate, for each day that such redelivery obligation remains outstanding. For purposes of this Paragraph 11, the following terms shall have the following meanings:

     "Lender's Account" shall mean the account maintained by Lender for the deposit of Collateral with respect to each Loan and, for such purposes, Lender's Account shall be deemed to be a "securities account" within the meaning of the New York Uniform Commercial Code. For purposes of this Amendment, Lender's Account shall include any account for the deposit of cash in connection therewith.

     "Borrower's Account" shall mean the account maintained by Borrower for the deposit of Loaned Securities with respect to each Loan and, for such purposes, Borrower's Account shall be deemed to be a "securities account" within the meaning of the New York Uniform Commercial Code. For purposes of this Amendment, Borrower's Account shall include any account for the deposit of cash in connection therewith.

     Except as otherwise set forth herein, the Agreement shall remain unmodified and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as supplemented and amended hereby.




     Prime Dealer Services         FINANCIAL INSTITUTION
     Corp.                         PARTNERS III, L.P.
                                    BY: HOVDE CAPITAL, LTD., General Partner

     By:                           By:  /s/ Richard J. Perry, Jr.
     Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
     Title: [SIG_POSITION1]        Title: Secretary

                                                                       EXHIBIT E

Account Control Agreement, dated as of , among Morgan Stanley & Co., Incorporated ("MS&Co."), Prime Dealer Services Corp. ("PDS") and ("Customer"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Master Securities Loan Agreement dated (the "Master Securities Loan Agreement").

                                    PREAMBLE:

1.    MS&Co.,  in  its capacity as securities intermediary ("Intermediary")  has
established one or more securities accounts in the name of   (the "Account").

2. PDS may, from time to time, lend securities to Customer pursuant to the Master Securities Loan Agreement.

3. Customer wishes to provide for the Account and all or a portion of the assets credited to the Account (the "Additional Collateral"), in addition to any other Collateral transferred by Customer to PDS, to serve as Collateral in connection with one or more Loans or other obligations under the Master Securities Loan Agreement.

4. PDS, Customer and MS&Co. (in its individual capacity and as Intermediary) are entering into this Agreement to provide for the control of the Additional Collateral by PDS and to perfect the security interest of PDS therein.

                                     TERMS:

Section 1. The Account. All parties agree that the Account is a "securities account" within the meaning of Article 8 of the Uniform Commercial Code of the State of New York (the "UCC") and that all property held by Intermediary in the Account will be treated as financial assets under the UCC. Intermediary will not agree with any third party to comply with entitlement orders or other directions concerning the Collateral held in the Account originated by any third party without the prior written consent of PDS and Customer.

Section 2. Collateral. Notwithstanding anything to the contrary in the Master Securities Loan Agreement, in addition to Collateral transferred by Customer to PDS pursuant to Section 16 of the Master Securities Loan Agreement and Section 5 of Annex III thereto, Additional Collateral held by MS&Co. in the Account shall constitute Collateral for purposes of the Master Securities Loan Agreement, subject to the security interest and all other rights of PDS as Lender thereunder. In such event, notwithstanding anything to the contrary in the Master Securities Loan Agreement, such Additional Collateral shall, except as provided below in Section 7, be deemed to be "transferred" by Borrower to Lender for purposes of the Master Securities Loan Agreement concurrently with the transfer of such other Collateral by Borrower to Lender and shall be deemed to be "transferred" by Lender to Borrower for purposes of the Master Securities Loan Agreement concurrently with the transfer of such other Collateral by Lender to Borrower.

Section 3. Subordination of Lien. The security interest in favor of PDS in the Account and financial assets credited thereto is subject and subordinate to the prior payment of all indebtedness of Customer to Intermediary, as such may exist from time to time, including fees and commissions, and to any security interest or lien in favor of Intermediary on the Account and to any right of Intermediary to close out open positions in the Account. In no event will PDS have any right to exercise any remedies in respect of the Account until such time as all Customer's obligations to Intermediary have been satisfied in full.

Section 4. Control. Subject to the provisions of Section 3, Intermediary will comply with entitlement orders originated by PDS concerning the Account and any financial assets credited thereto without further consent by Customer. Subject to the foregoing, Intermediary may also comply with entitlement orders or other directions concerning the Account originated by Customer, or its authorized representatives, until such time as PDS delivers a written notice to Intermediary that PDS is thereby exercising exclusive control over the Account. Such notice may be referred to herein as the "Notice of Exclusive Control." After Intermediary receives the Notice of Exclusive Control and has had reasonable opportunity to comply, it will cease complying with entitlement orders or other directions concerning the Account originated by Customer or its representatives.

Section 5. Amendment. This Agreement may not be amended or otherwise modified except in writing signed by all the parties hereto.

Section 6. Choice of Law. This Agreement (including without limitation all rights and obligations with respect to the Account) shall be governed by and construed in accordance with the law of the State of New York.

Section 7. Interpretation. Dividends and other distributions on Additional Collateral shall be credited to the Account in accordance with the customary practices of Intermediary, and PDS shall have no obligation with respect thereto under Section 7.3 of the Master Securities Loan Agreement and Sections 4.1 and
4.2 of Annex II thereto.







SIGNATURES:

     PRIME DEALER SERVICES CORP.

    By:___________________

    Name: [SIG_NAME1]

    Title:


     FINANCIAL INSTITUTION PARTNERS III, L.P.

     By:  /s/ Richard J. Perry, Jr.__
     Name:  Richard J. Perry, Jr. [SIG
     Title: Secretary


     MORGAN STANLEY & CO. INCORPORATED,
     [INDIVIDUALLY AND AS INTERMEDIARY]

    By:                  ________

    Name: [SIG_NAME1]

    Title:

                                                                       EXHIBIT F
                        MORGAN STANLEY & CO. INCORPORATED

                                OPTION AGREEMENT

The following sets forth our respective rights and obligations arising from your handling, purchasing, selling, assigning, exercising and/or endorsing puts and/or calls, or variations thereof ("options"), for my account. In connection with such transactions for my account, I agree and represent as follows:

     1. I have received from you, have read and understand the brochure entitled "Characteristics and Risks of Standardized Options" and/or other appropriate Options Disclosure Documents ("ODD"), including but not limited to the information therein regarding position limits and exercise limits, the purposes and risks of transactions in options and the secondary market in options.
     2. I agree to pay to you, as you direct, (a) all applicable transaction fees, charges and premiums, (b) the amount of any trading loss that you may incur from options transactions executed by you on my behalf and (c) any debit balance owing with respect to my account(s), and interest and service charges on any such debit balances at the rates then charged by you, together with your costs and reasonable attorney's fees incurred in collecting any such debit balance.
     3. In effecting options transactions through you, I am aware of and agree to be bound by the rules of The Options Clearing Corporation ("OCC"), the Securities and Exchange Commission, the various securities exchanges and securities associations, the Board of Governors of the Federal Reserve Board and other securities self regulatory organizations having jurisdiction over options transactions. Without limiting the foregoing, I agree not to violate, either acting by myself (through you as broker or otherwise) or in concert with others, directly or indirectly, the rules of such organizations regarding position limits and/or exercise limits. I further expressly authorize you to liquidate any of my options positions without notice to me and without my consent, in your sole and absolute discretion, if and when my open positions exceed applicable position limits so as to reduce such open positions to a level that is in compliance with such limits or if I fail to fulfill any of my obligations hereunder or under any other agreement with you. I will bear and be solely responsible for any losses associated with such a reduction or liquidation.
     4. I agree that you shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond your control, including any mistake, error, negligence or misconduct of a securities exchange, securities association or clearing house or their officers, directors, employees or agents.
     5. (a) I understand that I am fully responsible for taking action to exercise my option contracts. I hereby agree to waive any and all claims for damages or loss, which I might have against you because an option was not exercised. I understand that my options will become worthless if I do not deliver instructions to exercise by your established exercise cut-off times, which may be different than exercise cut-off times established by the exchanges, markets and clearing houses. I am aware that the OCC has established thresholds for equity and index option contracts whereby all expiring contracts at or above the appropriate threshold will be automatically exercised unless you, at my direction, instruct the OCC otherwise.
     (b) I understand that you randomly assign exercise notices to all customers. All American-style (an option that may be exercised at any time) short option positions are subject to assignment at any time, including positions established on the same day that exercises are assigned, while European-style (an option that may be exercised only on a specified exercise date) short option positions are only subject to assignment upon expiration. Exercise assignment notices are allocated randomly from among all of your customers' short option positions, which are subject to exercise. A more detailed description of Morgan Stanley & Co. Incorporated's Random Method for allocating assignment notices is available from your account representative upon request.
     6. I represent and warrant to you that (i) options trading is suitable for me in light of my investment objectives, financial situation, needs, experience and knowledge, (ii) I am aware and acknowledge that options trading may be highly speculative and involves a high degree of risk (including without limitation the risks described in the ODD) and that on certain trading days, trading may cease with a resultant financial disadvantage to me, (iii) I am willing and able to evaluate, carry and bear the financial risks attendant to options trading, and (iv) I understand that you are relying upon these representations and warranties and the financial and other information that I have provided or will provide to you. I will promptly notify you of any significant changes that take place in any information furnished to you, including my investment objectives, financial situation and/or needs, prior to effecting any additional opening purchase or sale transactions.
     7.  CHOICE  OF  DISPUTE RESOLUTION. ANY DISPUTE THAT I MAY  HAVE  WITH  YOU
ARISING OUT OF, RELATING TO OR IN CONNECTION WITH, YOUR BUSINESS, ANY TRANSACTION BETWEEN US, OR THIS AGREEMENT, SHALL BE DETERMINED BY ARBITRATION OR LITIGATION IN COURT AT MY ELECTION. REGARDLESS OF WHETHER I CHOOSE ARBITRATION OR LITIGATION, WE AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED BELOW:
     8. ARBITRATION:
- ARBITRATION IS FINAL AND BINDING ON THE PARTIES.
- THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.
- PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.
- THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO
APPEAL  OR  TO  SEEK  MODIFICATION OF RULINGS BY THE ARBITRATORS  IS  ST  RICTLY
LIMITED.

     THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.
     ANY ARBITRATION SHALL BE CONDUCTED IN NEW YORK AND ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS, INC., OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH YOU ARE A MEMBER. I HAVE THE RIGHT TO ELECT ONE OF THE FOREGOING ORGANIZATIONS, BUT IF I FAIL TO MAKE SUCH ELECTION BY
CERTIFIED LETTER ADDRESSED TO YOU AT YOUR MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH ELECTION THEN YOU MAY MAKE SUCH ELECTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY YOU TO AN AWARD OF PUNITIVE DAMAGES. THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.
     NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:
     (i) THE CLASS CERTIFICATION IS DENIED;
     (ii) THE CLASS IS DECERTIFIED; OR
     (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OR ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
     9. LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN WRITING WHEN ANY DISPUTE ARISES, ANY LITIGATION MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. (B) ANY RIGHT TO TRIAL BY JURY
WITH RESPECT TO ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.
     10. THIS AGREEMENT, ITS ENFORCEMENT, AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR RELATING TO MY ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES; and its provisions shall be continuous, shall cover individually and collectively all accounts which I may open or reopen with you, and shall inure to the benefit of your present organization and any successor organization, irrespective of any change or changes at any time in the personnel thereof, for any cause whatsoever, and of the assigns of your present organization or any successor organization, and shall be binding upon me, and/or my estate, executors, administrators, trustees, agents, officers, directors and assigns.
NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPHS 7 AND 8.

                                                                       EXHIBIT G
Morgan Stanley


                              CUSTOMER PRIME BROKER
                                ACCOUNT AGREEMENT

Ladies and Gentlemen:

In consideration of Morgan Stanley from time to time accepting an account or receiving holding or delivering any property of the undersigned, or entering into any Contract with the undersigned, the undersigned agrees with Morgan Stanley to the following:

1. DEFINITIONS

"Agreement" means this document along with all executed annexes to this document.

"Contract" means any contract or agreement between Morgan Stanley and the undersigned, including securities purchase or sale contracts, agreements to lend cash or securities, commodity and currency contracts, forward contracts, repurchase agreements, swap agreements or any other derivative or financial transaction, without regard to the form of such agreement which may include oral agreements or agreements confirmed or signed by only one party to the agreement and agreements entered into or signed by Morgan Stanley on behalf of the undersigned.

"Collateral" means cash, securities, commodities, other financial assets, investment property and other property and assets (including all security entitlements in respect thereof, all income and profits thereon, all dividends, interest and other payments and distributions with respect thereto and all proceeds from any of the foregoing) which from time to time may be deposited or credited to any account of the undersigned with Morgan Stanley, be held or carried by Morgan Stanley for the undersigned, be due from Morgan Stanley to the undersigned, or be delivered to or in Morgan Stanley's possession or control for any purpose, including safekeeping.

"Morgan Stanley" and the "Morgan Stanley Entities" mean, individually or collectively, as appropriate, Morgan Stanley & Co. Incorporated, MS Securities Services Inc., Morgan Stanley & Co. International Limited, Prime Dealer Services Corp., Morgan Stanley Securities Limited, Morgan Stanley Japan Limited, Morgan Stanley Asia Limited, Morgan Stanley GMBH, Morgan Stanley Market Products Inc., Morgan Stanley Capital Group Inc., Morgan Stanley Capital Services Inc., Morgan Stanley DW Inc., Morgan Stanley, MSDW Asia Securities Products LLC, MSDW Equity Finance Services (Cayman) Ltd., Morgan Stanley Financial Products Ltd., MSDW Markets Inc. and their respective successors, parents, subsidiaries, affiliates, divisions, officers, directors, agents and employees.

"Obligation" means any obligation or liability of a party arising at any time, whether or not mature or contingent, related to the purchase, sale or loan of securities, currencies or other instrument, property or assets or under or in connection with this Agreement or any Contract, including any payment, repayment or delivery obligation, any obligation relating to any extension of credit or to pay damages (including costs of cover) and legal and other expenses incurred in connection with the enforcement of any Contract.

"Prime Brokerage Regulations" means the requirements applicable to prime brokerage activities set out in the no-action letter of the Securities and Exchange Commission ("SEC") dated January 25, 1994, as such letter may be amended, modified or supplemented from time to time, regarding the performance of prime brokerage services, and any other relevant regulations of the SEC or other governmental authorities or self-regulatory organizations.

"Undersigned" means each of the individuals or entities, other than Morgan Stanley, that is a party to this Agreement.

2. APPLICABLE RULES AND REGULATIONS. All transactions under this Agreement shall be subject to the rules and regulations of all U.S. and, if applicable, non-U.S., federal, state and local governmental authorities, self-regulatory organizations, markets and clearing corporations including but not limited to the Securities & Exchange Commission ("SEC"), New York Stock Exchange ("NYSE") or National Association of Securities Dealers ("NASD").

3. SHORT AND LONG SALES. The undersigned agrees that when placing any sell order, the undersigned will appropriately designate it as "long" or as "short." The undersigned will designate a sale as "long" only if the securities being sold are securities then owned by the undersigned and such securities are either in the undersigned's account at Morgan Stanley or will be delivered to Morgan Stanley as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

4. COMPLIANCE WITH PRIME BROKERAGE REGULATORY REQUIREMENTS. The undersigned hereby acknowledges that it is familiar with the Prime Brokerage Regulations and with the related provisions in Section 5 of this Agreement, and hereby undertakes to comply with the Prime Brokerage Regulations as in effect at any time and with the related provisions of this Agreement. The undersigned will inform Morgan Stanley promptly if this undertaking is not satisfied. Without limiting the foregoing, the undersigned agrees that it shall maintain in its account with Morgan Stanley at all times a minimum net equity in cash and securities as agreed upon, but in no event less than that required by the Prime Brokerage Regulations. The undersigned further agrees that, in the event its account falls below this minimum net equity, it shall bring its account into compliance in accordance with the Prime Brokerage Regulations.

5. MORGAN STANLEY AS PRIME BROKER. In connection with any transactions where Morgan Stanley acts as the undersigned's prime broker:

(a) The undersigned maintains brokerage accounts with a number of other brokers ("Executing Brokers") and, from time to time, will place orders to be executed by one or more Executing Brokers. The undersigned agrees to give Morgan Stanley notice of the names of all Executing Brokers with whom the undersigned intends to place orders (which Executing Brokers must be acceptable to Morgan Stanley). Morgan Stanley is authorized to enter into a Prime Brokerage Agreement with all current or future Executing Brokers, to set up an account for the undersigned's benefit at any Executing Broker and to provide or obtain any information necessary to establish or maintain a prime brokerage relationship. The undersigned acknowledges that no order need be accepted by Morgan Stanley as prime broker from any Executing Broker with which Morgan Stanley has not entered into a "Prime Brokerage Agreement" with respect to the undersigned's account at Morgan Stanley. Further, Morgan Stanley reserves the right at any time to place a limit on the size of transactions executed by any Executing Broker which are to be settled and cleared by Morgan Stanley as a prime broker. The undersigned will use its best efforts to assure that such Executing Brokers comply with the terms set forth in the Prime Brokerage Agreement. The undersigned acknowledges that as between Morgan Stanley and any Executing Broker, the Executing Broker will be acting as an agent of the undersigned, not as Morgan Stanley's agent, for the purpose of carrying out the undersigned's directions with respect to the purchase, sale and settlement of securities.

b) The undersigned or its representative will advise Morgan Stanley on trade date of the details of all transactions effected by any Executing Broker on the undersigned's behalf (the "Trade Data"). Morgan Stanley is authorized to acknowledge, affirm, settle and clear all such transactions. All such transactions shall be for the sole account and risk of the undersigned and Morgan Stanley shall have no responsibility or liability to the undersigned, any Executing Broker or any other third party. The undersigned agrees to pay all fees agreed upon and to make any necessary arrangements with the appropriate Executing Broker concerning the payment of any such fees, including the deduction of any such amounts from commissions charged by the Executing Brokers. The undersigned agrees that it is responsible, and liable to Morgan Stanley, and will indemnify Morgan Stanley, for all costs, losses and fees (including but not limited to those associated with buy-ins and sell-outs and those resulting from any Executing Broker's inability to settle a transaction) arising out of the orders placed by the undersigned with any Executing Broker or any action taken or not taken by any Executing Broker with respect to the undersigned or its transactions or accounts.

(c) On the first business day following each transaction, Morgan Stanley shall send to the undersigned a notification of each trade placed with any Executing Broker based on information provided to Morgan Stanley by the undersigned. Any confirmations of trades or advices issued by Morgan Stanley as prime broker shall indicate the name of the Executing Broker involved and the other information required by the Prime Brokerage Regulations. If the undersigned has instructed the Executing Broker to send trade confirmations to the undersigned in care of Morgan Stanley, Morgan Stanley agrees that the confirmations will be available to the undersigned without charge upon request to Morgan Stanley. Reports of the execution of orders and statement of accounts of the undersigned shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after Morgan Stanley's transmittal to the undersigned by mail, e-mail, facsimile, electronically or any other agreed means. Communications may be sent to the undersigned at the undersigned's address of record or in such other manner as the undersigned may hereinafter provide in writing. All communications sent to such address whether by mail, e-mail, facsimile, telegraph, messenger, electronic means or otherwise shall be deemed given to the undersigned personally as of the date sent, whether actually received or not.

(d) The undersigned understands that transactions will be settled by Morgan Stanley only if: (i) sufficient funds or securities, as necessary, are maintained in an account with Morgan Stanley or if the undersigned has made other arrangements for settlement that are satisfactory to Morgan Stanley; (ii) the undersigned maintains, and has at the settlement of the transaction, at least the minimum net equity required by the Prime Brokerage Regulations in its account with Morgan Stanley and (iii) a condition does not exist that would require Morgan Stanley to disaffirm on a non-discretionary basis, as defined in the Securities Industry Association Form 150, paragraph 3. (e). Morgan Stanley's customer account records may reflect transactions as settled as of the projected settlement date (sometimes referred to as contractual settlement). Morgan Stanley does not guarantee settlement, however, and therefore reserves the right to reverse transaction settlement entries in the event of a settlement failure caused by events beyond Morgan Stanley's control.

(e) The undersigned agrees to comply with Morgan Stanley's requirements relating to short sales, including the requirement that no short sale may be effected through an Executing Broker unless the undersigned has first confirmed with Morgan Stanley that the securities are available for delivery. Such confirmation does not guarantee that the securities will be available for delivery on settlement date or that the securities will be available to support a short sale for any particular period of time. Accordingly, the short sale may fail on settlement date or the undersigned may be asked to cover its short sale at anytime, and undersigned will be responsible for any Obligations that arise therefrom.

(f) Morgan Stanley is authorized to try to resolve any unmatched trade reports received from any Executing Broker. However, the undersigned is responsible for the ultimate resolution of these trades and reports. Morgan Stanley shall have no responsibility or liability with respect to trade data not correctly transmitted to it on a timely basis by any person or entity, including but not limited to DTCC.

(g) In the event the undersigned's account falls below the minimum net equity required by the Prime Brokerage Regulations, the undersigned authorizes Morgan Stanley to notify promptly all its Executing Brokers of such event. If the undersigned fails to bring such account into compliance with the minimum net equity, the undersigned further agrees that Morgan Stanley may, without notice to the undersigned, disaffirm, DK or decline to affirm, clear and settle any transaction effected by an Executing Broker on the undersigned's behalf. Except as provided in the following paragraph, the undersigned understands that if Morgan Stanley takes such action with respect to any transaction of the undersigned, Morgan Stanley shall do so for all transactions of the undersigned that day. In any such case, Morgan Stanley shall send a cancellation notification to the undersigned and the undersigned understands that the undersigned must settle outstanding trades directly with the relevant Executing Broker and authorizes Morgan Stanley to provide the Executing Broker with any information necessary to settle such trades. The undersigned further agrees that Morgan Stanley will not be bound to make any investigation into the facts surrounding any transaction to which the undersigned is a party and that, immediately upon notice to the undersigned and, if required, to the Executing Brokers, Morgan Stanley may cease acting as prime broker for the undersigned.

(h) The undersigned hereby authorizes Morgan Stanley, if its account is managed on a discretionary basis by an SEC- or state-registered investment adviser, money manager or other person (an "Adviser"), to commingle its prime brokerage transactions with those of other accounts of its Adviser ("sub-accounts") for order placement and clearance in bulk in accordance with other instructions of the Adviser. The undersigned understands that no part of any transaction may be allocated to any sub-account where such sub-account's net equity is below the minimum levels established by the Prime Brokerage Regulations and that, should a such a net equity deficiency occur in any such sub-account, Morgan Stanley must disaffirm the entire transaction. The undersigned agrees that, should such an event occur, its Adviser may resubmit the bulk trade to the Executing Broker so as to exclude those securities which were originally allocated to the undersigned's sub-account or, if permissible, re-allocate the entire prime brokerage transaction to other sub-accounts. The undersigned understands that such reallocation must be communicated to Morgan Stanley within any required deadlines.

6. CURRENCY CONTRACTS. If an authorized representative of the undersigned initials the box entitled "Additional Provisions Related to Currency Contracts", which appears at the end of this Agreement, the undersigned, from time to time, may enter into spot and/or forward currency Contracts with Morgan Stanley in connection with the settlement of other Contracts or otherwise as the undersigned shall direct. The undersigned acknowledges that Morgan Stanley is under no obligation to enter into any currency Contracts with, or on behalf of, the undersigned, and further agrees to furnish to Morgan Stanley such documentation to indicate capacity and authority as Morgan Stanley may reasonably request prior to entering into any such Contracts. Each currency Contract entered into under this Agreement shall constitute an "FX Transaction", as such term is defined in the 1998 FX and Currency Option Definitions, including Annex A thereto, as published by the International Swaps and Derivatives Association, Inc., EMTA, and The Foreign Exchange Committee (as may be amended, the "FX Definitions"), and shall be subject to the terms in this
Section 6 as well as those set forth in the "Additional Provisions Related to Currency Contracts" box. Any confirmation, whether created by an exchange of telexes, facsimiles, SWIFT messages, or electronic messages on an electronic messaging or matching system, between Morgan Stanley and the undersigned relating to an FX Transaction, whether or not it is expressed to be, shall constitute a confirmation and, unless Morgan Stanley and the undersigned expressly agree otherwise, will be deemed to incorporate the FX Definitions. Notwithstanding the foregoing, Morgan Stanley shall have the right to convert currencies in connection with the exercise of Morgan Stanley's rights under
Section 8 below in such manner as it may determine.

7. SECURITY INTEREST AND LIEN. All Collateral shall be subject to a general lien and a continuing first priority perfected security interest for the discharge of all Obligations of the undersigned to Morgan Stanley, irrespective of whether or not Morgan Stanley has made advances in connection with such Collateral, the number of accounts the undersigned has with Morgan Stanley or which particular Morgan Stanley Entity holds such Collateral. The undersigned and Morgan Stanley each acknowledge and agree that each Morgan Stanley Entity which holds Collateral does so both for itself and also as an agent and bailee for all other Morgan Stanley Entities which may be secured parties under any Contract. The undersigned and Morgan Stanley agree that all Collateral held in or credited to any account will be treated as financial assets under Article 8 of the Uniform Commercial Code as in effect in the State of New York (the "UCC") and that any account maintained by the undersigned with any Morgan Stanley Entity shall be a securities account under Article 8 of the UCC. In the event of a breach or default by the undersigned, Morgan Stanley shall have in addition to the rights and remedies provided in this Agreement, all rights and remedies available to a secured creditor under the UCC and any other applicable law. All Collateral delivered to Morgan Stanley shall be free and clear of all prior liens, claims and encumbrances and the undersigned will not cause or allow any of the Collateral to be subject to any liens, security interests, mortgages or encumbrances of any nature other than the security interest created in Morgan Stanley's favor. Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or Morgan Stanley shall have the unrestricted power to place such securities in good deliverable form) in accordance with the requirements of the primary market for these securities. The undersigned shall execute such documents and take such other action as Morgan Stanley shall reasonably request in order to perfect its rights with respect to any such Collateral. In addition, the undersigned appoints Morgan Stanley as the undersigned's attorney-in-fact to act on the undersigned's behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to realize upon any of Morgan Stanley's rights in the Collateral.

8.  RIGHTS  OF  MORGAN  STANLEY. Morgan Stanley is  hereby  authorized,  in  its discretion, to cancel any outstanding orders for the purchase or sale of any securities, currencies, commodities or other property or asset, or to sell any or all of the securities, currencies, commodities or other property or asset which may be in Morgan Stanley's possession or control (either individually or jointly with others), or to buy any securities, currencies, commodities or other property or asset of which any account of the undersigned may be short upon: (a) the undersigned's death or incompetency (if applicable); (b) a breach, repudiation or default by the undersigned of this Agreement or any other Contract; (c) any misrepresentation of any statement by the undersigned when made or deemed to be made or repeated, (d) the failure of the undersigned to fulfill or discharge any Obligation under this Agreement or any Contract, including the failure to make a payment on demand or to satisfy margin requirements,(e) the filing by or against the undersigned of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver, (f) the levy of an attachment against any property or asset in any account of the undersigned (g) the failure by the undersigned to give adequate assurance of due performance pursuant to this Agreement (h) should you deem it necessary for your protection, to cancel any outstanding orders for the purchase or sale of any securities or other property, or to sell any or all of the securities, currencies and commodities or other property which may be in your possession or control (either individually or jointly with others), or to buy in any securities, commodities or other property of which the account or accounts of the undersigned may be short. Such sale, purchase or cancellation may be made on any exchange or other market where such business is then usually transacted, or at public auction or private sale, without advertising or notice of the time or place of sale to the undersigned, and without prior tender, demand or call of any kind upon the undersigned, all of which are expressly waived. Morgan Stanley may purchase the whole or any part thereof free from any right of redemption and the undersigned shall remain liable to Morgan Stanley for any deficiency; it being understood that a prior tender, demand or call of any kind from Morgan Stanley, or prior notice from Morgan Stanley, of the time and place of such sale or purchase shall not be considered a waiver of Morgan Stanley's right to sell or buy any securities, commodities, or other property or asset held by Morgan Stanley, or which the undersigned may owe to Morgan Stanley. In addition, Morgan Stanley may at any time in connection with its rights under this Section 8 without prior notice to the undersigned apply or transfer any and all Collateral interchangeably between Morgan Stanley Entities in connection with accounts in which the undersigned has an interest.

9. ADEQUATE ASSURANCES. If at any time Morgan Stanley has reasonable grounds to doubt the undersigned's performance of any of the undersigned's Obligations, Morgan Stanley may demand, and the undersigned shall give within twenty-four hours or any reasonable shorter period of time Morgan Stanley specifies, adequate assurance of due performance. The giving of adequate assurance of performance may require the delivery by the undersigned to Morgan Stanley of additional Collateral. Any failure by the undersigned to give such adequate assurance of due performance shall constitute an independent, material default under the terms of all Contracts and Morgan Stanley may terminate, liquidate or accelerate any and all Contracts and exercise any right under or with respect to any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement or under applicable law.

10. EXPENSES AND OTHER CHARGES. The undersigned agrees to pay Morgan Stanley, or its designee, the following fees and charges with respect to trading activity:

(a) Morgan Stanley's commissions, markups and other charges with respect to the execution of transactions, fails, buy-ins, conversion costs or the maintenance of positions or other related services;

(b) any fees, fines, penalties or other charges imposed by any authority described in Section 2 of this Agreement or any court or authority of competent jurisdiction on any account opened or transaction executed for the undersigned, except any such charges as may be imposed due to Morgan Stanley's gross negligence or willful misconduct;

with respect to fees or expenses related to securities lending and borrowing transactions:

(a) upon demand, any debit balance owing with respect to any account of the undersigned, and interest and service charges on any such debit balance at the rates then charged by Morgan Stanley; and

(b) any charges with respect to such transactions, including buy-ins, and applicable taxes or interest on any of the foregoing, together with Morgan Stanley's costs and reasonable attorney's fees incurred in collecting any such debit balance.

11. NETTING AND SET OFF RIGHTS. Morgan Stanley shall have the right, at any time and from time to time, to set off Morgan Stanley's Obligations owed to the undersigned against the Obligations of the undersigned to Morgan Stanley and to foreclose on any Collateral for the purpose of satisfying the Obligations of the undersigned to Morgan Stanley. The undersigned acknowledges that the fulfillment by Morgan Stanley of its Obligations to the undersigned is contingent upon there being no breach, repudiation, misrepresentation or default by the undersigned which has occurred and is continuing under this Agreement or any Contract.

12. MAINTENANCE OF THE UNDERSIGNED'S COLLATERAL. Subject to the applicable rules of the SEC and other competent authorities, the undersigned acknowledges that all Collateral now or hereafter in Morgan Stanley's possession or control (either individually or jointly with others) or deposited to secure the same, may from time to time and without further notice to the undersigned, be carried in Morgan Stanley's general accounts and may be pledged, hypothecated or rehypothecated, separately or in combination with property of others for the sum due to Morgan Stanley thereon or for a greater sum and without Morgan Stanley's retaining in its possession a like amount of similar property. Within the limits of applicable law, rule and regulation, Morgan Stanley is authorized to lend, to itself or to others Collateral it holds, together with all attendant rights of ownership (including the right to vote any securities).

13. FAILURE OF DELIVERY. If the undersigned directs Morgan Stanley to make any delivery of any security, commodity or other property or asset for its account for any reason and the undersigned fails to deliver that item to Morgan Stanley in the time, place and manner required, or if Morgan Stanley is unable to borrow the security, or in the case of a recall, Morgan Stanley is unable to re-borrow the security, the undersigned authorizes Morgan Stanley to borrow or purchase that item (or to be deemed to have make such purchase at the market value of the time of such deemed purchase) in such manner and time as Morgan Stanley in its sole discretion determines to be commercially reasonable. The undersigned agrees to be responsible for any consequent loss which Morgan Stanley may suffer and any related costs, premiums and losses to which Morgan Stanley may be subject.

14. CONFIRMATIONS, STATEMENTS AND OTHER COMMUNICATIONS. Execution reports and account statements shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after transmittal by Morgan Stanley to the undersigned by mail or otherwise, including by electronic communication. Morgan Stanley may send communications to the undersigned's address of record or otherwise as provided to Morgan Stanley in writing. All communications, whether by mail, facsimile, telegraph, messenger, electronic means or otherwise, shall be deemed to have been given to the undersigned personally as of the date sent, whether actually received or not.

15. NO OBLIGATION. The undersigned agrees that Morgan Stanley shall be under no obligation whatsoever to enter into any Contract with, or on behalf of, the undersigned.

16. PROVISION OF INFORMATION. From time to time, Morgan Stanley may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned,, research, opinions and other information, including portfolio analyses and reports, regarding securities, commodities, other financial assets, and market participants or events. The undersigned acknowledges that such information  is  provided, unless Morgan Stanley agrees  in  writing  otherwise, without regard to the undersigned's personal financial situation, investment objectives or other circumstances and that the provision by Morgan Stanley of such information to the undersigned, whether sent directly or made readily accessible, and whether in writing, in electronic form or the subject of a taping, broadcast or narrowcast, does not imply that any asset or transaction discussed therein is suitable in light of the undersigned's particular circumstances. The undersigned agrees that no such information will be the primary basis of any investment decision by the undersigned. While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information. Further, all information and opinions are current only as of the time provided, and are subject to rapid change without prior notice. The undersigned also acknowledges that Morgan Stanley may take positions in financial instruments discussed in the information provided the undersigned (which positions may be inconsistent with the information provided), may execute transactions for others in those instruments and may provide investment banking and other services to the issuers of those instruments. From time to time, Morgan Stanley also may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned, information regarding parties that might provide goods or services to the undersigned, including but not limited to fund administrators ("Vendors"). While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information, or the quality of goods or services provided by any Vendors. The undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to, actions or omissions by the Vendors, Morgan Stanley's provision or making available of such information, or the undersigned's selection or use of such Vendors.

17. USE OF THE INTERNET. Undersigned agrees that the Internet is not a secure network and that any communications transmitted over the Internet may, among other things, be intercepted or accessed by unauthorized or unintended parties and may not remain confidential, or that such transmissions may not arrive in a complete, unaltered or timely manner, and the undersigned assumes the risk arising therefrom.

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

18. RESOLUTION OF DISPUTES. ANY DISPUTE BETWEEN THE UNDERSIGNED AND A MORGAN STANLEY ENTITY THAT IS REGISTERED AS A BROKER-DEALER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH MORGAN STANLEY'S BUSINESS, ANY TRANSACTION BETWEEN US OR THIS AGREEMENT SHALL BE DETERMINED, AT THE ELECTION OF THE UNDERSIGNED, BY LITIGATION IN A COURT WITH PROPER JURISDICTION OR BY ARBITRATION. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY ARBITRATION, UNDERSIGNED AND MORGAN
STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN
SECTION 19 BELOW. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY LITIGATION, UNDERSIGNED AND MORGAN STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN SECTION 20 BELOW.

19. IF THE UNDERSIGNED CHOOSES ARBITRATION, THE UNDERSIGNED ACKNOWLEDGES THAT:

ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATOR IS STRICTLY LIMITED.

THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO ARE OR WERE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY ARBITRATION SHALL BE CONDUCTED ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR ANY OTHER U.S. SELF-REGULATORY ORGANIZATION OF WHICH THE RELEVANT MORGAN STANLEY ENTITY IS A MEMBER. THE UNDERSIGNED
HAS  THE  RIGHT  TO  ELECT  ONE  OF  THE FOREGOING  ORGANIZATIONS,  BUT  IF  THE
UNDERSIGNED  FAILS TO MAKE SUCH ELECTION BY CERTIFIED LETTER  ADDRESSED  TO  THE
RELEVANT MORGAN STANLEY ENTITY AT ITS MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM MORGAN STANLEY TO MAKE SUCH ELECTION, MORGAN STANLEY MAY MAKE SUCH ELECTION.
THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY STATE OR FEDERAL COURT HAVING JURISDICTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY MORGAN STANLEY TO AN AWARD OF PUNITIVE DAMAGES.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINSTANY PERSON WHO, IF THE UNDERSIGNED HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i) THE CLASS CERTIFICATION IS DENIED;

(ii) THE CLASS IS DECERTIFIED; OR

(iii) THE UNDERSIGNED IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY SUCH RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

20. IF THE UNDERSIGNED CHOOSES LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN WRITING WHEN ANY DISPUTE ARISES, LITIGATION MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY. THE UNDERSIGNED IRREVOCABLY CONSENTS TO THE JURISDICTION OF EITHER OF THOSE COURTS AND (B) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

21. APPLICABLE LAW AND ENFORCEABILITY. THIS AGREEMENT, ANY CONTRACT, THEIR ENFORCEMENT AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR RELATING TO THE UNDERSIGNED'S ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES. The provisions of this Agreement shall be continuous, shall cover individually and collectively all accounts which the undersigned may open or reopen with Morgan Stanley and shall inure to the benefit of Morgan Stanley's present and any successor organizations, irrespective of any change at any time in the personnel thereof and of the assigns of Morgan Stanley's present organizations or any successor organizations. This Agreement shall be binding upon the undersigned and the estate, executors, administrators, trustees, agents, officers, directors and assigns of the undersigned.

22. MODIFICATION AND WAIVER. The undersigned agrees that Morgan Stanley may modify the terms of this Agreement at any time upon prior written notice. If the modifications are unacceptable, the undersigned agrees to notify Morgan Stanley in writing within twenty days of the transmittal of such written notice. Morgan Stanley may then terminate any or all of the undersigned's accounts. The undersigned also agrees that any transactions or Contracts entered into after such notification shall be subject to the modifications. The undersigned may not modify this Agreement without Morgan Stanley's written consent. To the extent this Agreement is inconsistent with any other agreement between us, the provisions of this Agreement shall govern. Morgan Stanley's failure to enforce this Agreement or any of its terms, or any continued course of such conduct on Morgan Stanley's part, shall not be considered a waiver of any of Morgan Stanley's rights.

23. AUTHORIZED INSTRUCTIONS. The undersigned authorizes Morgan Stanley to accept instructions by telephone, tested telex, facsimile transmission, electronic mail, electronically, in writing or any other method that undersigned and Morgan Stanley may agree to use. The undersigned also agrees (i) to be bound by all instructions that Morgan Stanley believes are authorized, regardless of the means by which those instructions have been transmitted to Morgan Stanley, and
(ii) that Morgan Stanley shall not be liable for any loss, cost or expense for acting upon instructions that Morgan Stanley believed to be authorized.

24. SEVERABILITY. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between us, or of which the undersigned is a beneficiary, the provisions of this Agreement shall control with respect to transactions contemplated hereunder.

25. LENDING OF SECURITIES. Within the limits of applicable law and regulation, until Morgan Stanley receives written notice of revocation from the undersigned, Morgan Stanley is hereby authorized to lend, to itself as brokers or to others, any securities held by Morgan Stanley on margin in its possession or control together with all attendant rights of ownership (including the right to vote the securities).

26. EXTRAORDINARY EVENTS. The undersigned agrees that Morgan Stanley will not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature (including earthquakes, hurricanes and tornadoes) or other events or conditions beyond Morgan Stanley's control. In the event that any communications network, data processing system or computer system Morgan Stanley uses, regardless of ownership, is rendered inoperable, Morgan Stanley will not be liable to the undersigned for any loss, liability, claim, damage or expense resulting, directly or indirectly, from such inoperability.

27. LIMITATION OF LIABILITY. Morgan Stanley shall not be liable in connection with the execution, clearing, handling, purchasing or selling of securities, commodities or other property or assets, or other action, except in the event of gross negligence or willful misconduct on Morgan Stanley's part. The undersigned acknowledges that certain of its securities may be held outside the United States by unaffiliated, foreign, agent banks and depositories. Morgan Stanley shall not be liable to the undersigned for any loss, liability or expense incurred by the undersigned in connection with these arrangements except to the extent that any such loss, liability or expense results from Morgan Stanley's gross negligence or willful misconduct.

28. INDEMNIFICATION. In consideration of Morgan Stanley's carrying one or more accounts for the undersigned, the undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to the undersigned's accounts or in connection with the execution, purchase, sale, assignment, exercise, endorsement or handling of any transaction therein, or in connection with Morgan Stanley acting or declining to act as prime broker, except for actions taken or omitted to be taken by Morgan Stanley which are a result of, or constitute, willful misconduct or gross negligence. The undersigned also agrees that Morgan Stanley shall have no responsibility for the undersigned's compliance with any law or regulation and that Morgan Stanley shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond Morgan Stanley's control, including any mistake, error, negligence or misconduct of any exchange, association or clearing house or their respective officers, directors, employees or agents, nor any failure by any such exchange, association or clearing house to enforce its rules or regulations.

29. COSTS OF COLLECTION. To the extent permitted by the laws of the State of New York, the reasonable costs and expenses of collection of any debit balance and any unpaid deficiency in any account of the undersigned with Morgan Stanley, including but not limited to attorneys' fees incurred and payable or paid by Morgan Stanley, shall be payable to Morgan Stanley by the undersigned.

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


30. ASSIGNMENTS. Undersigned may not assign its rights or obligations under this Agreement without the express written consent of Morgan Stanley.

31. REPRESENTATIONS AND WARRANTIES. The undersigned hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a transaction or Contract is effected for any of the undersigned's accounts, or any securities or other property if delivered to or from any such account, that:

(a) The undersigned will at all times maintain such securities or other property or assets in the accounts of the undersigned for margin purposes, as is required by Morgan Stanley from time to time in Morgan Stanley's sole discretion;

(b) The undersigned will not transact on the basis of, or in reliance on, material, non-public information.

(c) Except as disclosed in writing to Morgan Stanley, the undersigned is not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a securities broker or dealer, or of a bank, trust company, insurance company or of any corporation, firm or individual engaged in the business of dealing, either as agent or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper.

(d) Except as disclosed to Morgan Stanley in writing, the undersigned continuously represents that it is not (a) an employee benefit plan (hereinafter an "ERISA Plan"), as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), subject to Title I of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended, or (b) a person acting on behalf of an ERISA Plan or (c) a person the assets of whom constitute assets of an ERISA Plan. The undersigned will provide notice to Morgan Stanley in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(e) Except as disclosed in writing to Morgan Stanley, the undersigned is not, and will not be, an affiliate (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the issuer of any security held in the undersigned's accounts or sold to or through Morgan Stanley and undertakes to inform Morgan Stanley of any changes in such representation.

(f) The undersigned has full power and authority to execute and deliver each Contract and to perform and observe the provisions thereof.

(g) The execution, delivery and performance of each Contract has been or will be, prior to entering into the Contract, duly authorized by all necessary internal action and do not or will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting the undersigned or its assets.

(h) Each Contract has been or will be at the time it is entered into properly executed and delivered by the undersigned and constitutes and will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

(i) The undersigned will promptly furnish to Morgan Stanley appropriate financial statements or similar documents upon Morgan Stanley's request and any other information as Morgan Stanley may reasonably request. Since the date of the most recent financial statements provided to Morgan Stanley, if any, there has been no material adverse change in the information set forth therein, and, if the undersigned is not a natural person, the business, financial condition, results, operations or prospects of the undersigned.

(j) No one that is not a party to this Agreement has any interest in any account of the undersigned with Morgan Stanley. The undersigned owns the Collateral assigned, or to be assigned, to Morgan Stanley under each Contract free and clear of any lien, claims, encumbrances and transfer restrictions. Upon delivery of the Collateral to Morgan Stanley or upon the filing of appropriate financing statements, Morgan Stanley will have, as security for the Obligations of the undersigned, a perfected first priority security interest in the Collateral. No further filings or recordings with any governmental body, agency or official are necessary to create or perfect the security interest in the Collateral.

(k) The undersigned represents to Morgan Stanley that all sales of securities (other than fully covered options) will be eligible to be marked "long" and that the undersigned will pay for all the securities purchased in full on trade date or such later date as Morgan Stanley may permit. Any sell order which the undersigned shall designate as being long is for securities then owned by the undersigned. If such securities cannot be delivered by Morgan Stanley from any account of the undersigned, the placing of such order shall constitute a representation by the undersigned that the undersigned will deliver them as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

(l) The undersigned acknowledges that it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise) for its own account, and it has made its own independent decisions to enter into this Agreement and Contracts and as to whether its activities and investments thereunder are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of Morgan Stanley as investment advice or as a recommendation to enter into any particular transaction; it being understood that information and explanations related to the terms and conditions of a transaction shall not be considered investment advice or a recommendation to enter into a transaction. No communication (written or oral) received from Morgan Stanley shall be deemed to be an assurance or guarantee as to the expected results of a transaction. It is capable of assessing the merits of and understanding (on its own behalf or thorough independent professional advice), and understands and accepts, the terms, conditions and risks of its transactions, and is capable of assuming, and assumes, such risks. Morgan Stanley is not acting as a fiduciary for an adviser to it in any respect, and does not perform any analysis or make any judgment on any matters pertaining to the suitability of any order or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular transaction.

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

32. ACKNOWLEDGMENTS. The undersigned hereby consents and acknowledges that:

(a) The undersigned has received, and agrees to be bound by, Morgan Stanley's Credit Charge and Margin Information Statement, which is incorporated herein by reference;

(b) The undersigned has received a copy of this Agreement and has read and understood its terms; and

(c) All conversations between us may be recorded on tape or otherwise.


NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE

PROXY DISCLOSURE STATEMENT

Under the rules of the Securities and Exchange Commission, we are required, upon registrant's request, to provide your name, address and security positions to issuers of securities that you own. The issuer may use this information exclusively for purposes of corporate communications. _____(Check) IF THIS BOX IS CHECKED, MORGAN STANLEY WILL DISCLOSE THE NAME AND ADDRESS INFORMATION FOR THE ACCOUNT ESTABLISHED BY THIS AGREEMENT TO ISSUERS OF SECURITIES WHICH I OWN.

ELECTRONIC TRADE CONFIRMATIONS

X___   (Check)  Yes,  we  would,  if  available,  like  to  receive   electronic
notification  of  our  trade  information  rather  than  a  mailed,  hard   copy
confirmation.

DATE: __5/30/02___

Financial Institution Partners,         MORGAN STANLEY &
L.P.                                    CO. INCORPORATED,
By Hovde Capital IV, LLC, general       on its own behalf
Partner,                                and on behalf of
by its authorized signatory             each Morgan Stanley Entity


/s/ Richard J. Perry, Jr.__
Name: Richard J. Perry, Jr.             Name:  ___________
Date: 5/9/02                            Date:  ___________
Title: Manager                          Title: ___________


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


                                                                       EXHIBIT H
THE
BOND
MARKET
ASSOCIATION

                        Master Securities Loan Agreement

Between:                           Dated as of May 30, 2002

PRIME DEALER SERVICES CORP.

and

FINANCIAL INSTITUTION PARTNERS, L.P.

     This Agreement sets forth the terms and conditions under which one party ("Lender") may from time to time lend to the other party ("Borrower") certain securities against a pledge of collateral. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 26.

     The parties hereto agree as follows:

1.   Loans of Securities.

1.1. Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, orally seek to initiate a transaction in which Lender will lend securities to Borrower. Borrower and Lender shall agree orally on the terms of each Loan, including the issuer of the securities, the amount of securities to be lent, the basis of compensation, and the amount of Collateral to be transferred by Borrower, which terms may be amended during the Loan.
1.2. Notwithstanding any other provision in this Agreement regarding when a Loan commences, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor have been transferred in accordance with Section 16.
1.3. WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2.   Transfer of Loaned Securities.

2.1. Unless otherwise agreed, Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time on the date agreed to by Borrower and Lender for the commencement of the Loan.
2.2. Unless otherwise agreed, Borrower shall provide Lender, in each Loan in which Lender is a Customer, with a schedule and receipt listing the Loaned Securities. Such schedule and receipt may consist of (a) a schedule provided to Borrower by Lender and executed and returned by Borrower when the Loaned Securities are received, (b) in the case of securities transferred through a Clearing Organization which provides transferors with a notice evidencing such transfer, such notice, or (c) a confirmation or other document provided to Lender by Borrower.

3.   Collateral.

3.1. Unless otherwise agreed, Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, but in no case later than the close of business on the day of such transfer, transfer to Lender Collateral with a market value at least equal to a percentage of the market value of the Loaned Securities agreed to by Borrower and Lender (which shall be not less than 100% of the market value of the Loaned Securities) (the "Margin Percentage").
3.2. The Collateral transferred by Borrower to Lender, as adjusted pursuant to
Section 8, shall be security for Borrower's obligations in respect of such Loan and for any other obligations of Borrower to Lender. Borrower hereby pledges with, assigns to, and grants Lender a continuing first security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned Securities by Lender to Borrower and which shall cease upon the transfer of the Loaned Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. It is understood that Lender may use or invest the Collateral, if such consists of cash, at its own risk, but that (unless Lender is a Broker-Dealer) Lender shall, during the term of any Loan hereunder, segregate Collateral from all securities or other assets in its possession. Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's, only (a) if Lender is Broker-Dealer or (b) in the event of a Default by Borrower. Segregation of Collateral may be accomplished by appropriate identification on the books and records of Lender if it is a "financial intermediary" or a "clearing corporation" within the meaning of the New York Uniform Commercial Code.
3.3. Except as otherwise provided herein, upon transfer to Lender of the Loaned Securities on the day a Loan is terminated pursuant to Section 5, Lender shall be obligated to transfer the Collateral (as adjusted pursuant to Section 8) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 16, the next day on which such a transfer may be effected.

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


3.4. If Borrower transfers Collateral to Lender, as provided in Section 3.1, and Lender does not transfer the Loaned Securities to Borrower, Borrower shall have the absolute right to the return of the Collateral; and if Lender transfers Loaned Securities to Borrower and Borrower does not transfer Collateral to Lender as provided in Section 3.1, Lender shall have the absolute right to the return of the Loaned Securities.
3.5. Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted and the applicable method of transfer), substitute Collateral for Collateral securing any Loan or Loans; provided, however, that such substituted Collateral shall (a) consist only of cash, securities or other property that Borrower and Lender agreed would be acceptable Collateral prior to the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral, together with all other Collateral for Loans in which the party substituting such Collateral is acting as Borrower, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Prior to the expiration of any letter of credit supporting Borrower's obligations hereunder, Borrower shall, no later than the Cutoff Time on the date such letter of credit expires, obtain an extension of the expiration of such letter of credit or replace such letter of credit by providing Lender with a substitute letter of credit in an amount at least equal to the amount of the letter of credit for which it is substituted.
3.6. Lender acknowledges that, in connection with Loans of Government Securities and as otherwise permitted by applicable law, some securities provided by Borrower as Collateral under this Agreement may not be guaranteed by the United States.

4.   Fees for Loan.

4.1. Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan fee (a "Loan Fee"), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate par value (in the case of Loans of Government Securities) or the aggregate market value (in the case of all other Loans) of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Lender agrees to pay Borrower a fee or rebate (a "Cash Collateral Fee") on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Lender may agree. Except as Borrower and Lender may otherwise agree (in the event that cash Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.
4.2. Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:
(c) in the case of any Loan of securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred or (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 16 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and
(d) in the case of any Loan of Government Securities, upon the termination of such Loan.

Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default by Lender.

5. Termination of the Loan. Unless otherwise agreed, (a) Borrower may terminate a Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day, and
(b) Lender may terminate a Loan on a termination date established by notice given to Borrower prior to the close of business on a Business Day. The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the third Business Day following such notice. Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of a Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral (as adjusted pursuant to Section 8) to Borrower in accordance with
Section 3.3.

6. Rights of Borrower in Respect of the Loaned Securities. Except as set forth in Sections 7.1 and 7.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.


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


7.   Dividends, Distributions, Etc.

7.1. Lender shall be entitled to receive all distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of the Loaned Securities and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.
7.2. Any cash distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Lender is not in Default at the time of such payment. Non-cash distributions received by Borrower shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.
7.3. Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender. Any distributions of cash made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash to Borrower by Lender, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Borrower is not in Default at the time of such payment.
7.4. (a) Unless otherwise agreed, if (i) Borrower is required to make a payment (a "Borrower Payment") with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 ("Securities Distributions"), or (ii) Lender is required to make a payment (a "Lender Payment") with respect to cash distributions on Collateral under Section 7.3 ("Collateral Distributions"), and
(iii) Borrower or Lender, as the case may be ("Payor"), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment ("Tax"), then Payor shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment or Lender Payment received by the Lender or Borrower, as the case may be ("Payee"), after payment of such Tax equals the net amount of the Securities Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral Distribution had been paid directly to the Payee.

(b) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities Distribution or Collateral Distribution paid directly to the Payee.

(c) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.

(d) Each party hereto shall be deemed to represent that, as of the commencement of any Loan hereunder, no Tax would be imposed on any cash distribution paid to it with respect to (i) Loaned Securities subject to a Loan in which it is acting as Lender or (ii) Collateral for any Loan in which it is acting as Borrower, unless such party has given notice to the contrary to the other party hereto (which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash distributions payable to it.

7.5. To the extent that, under the provisions of Sections 7.1 through 7.4 (a) a transfer of cash or other property by Borrower would give rise to a Margin Excess (as defined in Section 8.3 below) or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit (as defined in Section
8.2 below), Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower (as the case may be).

8.   Mark to Market.

8.1. Borrower shall daily mark to market any Loan hereunder and in the event that at the close of trading on any Business Day the market value of the Collateral for any Loan to Borrower shall be less than 100% of the market value of all the outstanding Loaned Securities subject to such Loan, Borrower shall transfer additional Collateral no later than the close of the next Business Day so that the market value of such additional Collateral, when added to the market value of the other Collateral for such Loan, shall equal 100% of the market value of the Loaned Securities.
8.2. In addition to any rights of Lender under Section 8.1, in the event that at the close of trading on any Business Day the aggregate market value of all Collateral for Loans by Lender shall be less than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Deficit"), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral for such Loans, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Lender's notice to Borrower.
8.3. In the event that at the close of trading on any Business Day the market value of all Collateral for Loans to Borrower shall be greater than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Excess"), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral for such Loans, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Borrower's notice to Lender.
8.4. Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.2 and 8.3 by separately valuing the Loaned Securities lent and the Collateral given in respect thereof on a Loan-by-Loan basis.
8.5. Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 8.2 and 8.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

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

9.   Representations.    Each party to this Agreement hereby makes the following
representations and warranties, which shall continue during the term of any Loan hereunder:

9.1. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.
9.2. Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable regulatory and self-regulatory organizations.
9.3. Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.
9.4. Borrower represents and warrants that it is acting for its own account. Lender represents and warrants that it is acting for its own account unless it expressly specifies otherwise in writing and complies with Section 10.3(b).
9.5. Borrower represents and warrants that (a) it has, or will have at the time of transfer of any Collateral, the right to grant a first security interest therein subject to the terms and conditions hereof, and (b) it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow the Loaned Securities (except for Loaned Securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.
9.6. Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.

10.  Covenants.

10.1. Each party hereto agrees and acknowledges that (a) each Loan hereunder is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code. Each party hereto further agrees and acknowledges that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Loan hereunder is a "securities contract" and "qualified financial contract," as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.
10.2. Borrower agrees to be liable as principal with respect to its obligations hereunder.
10.3. Lender agrees either (a) to be liable as principal with respect to its obligations hereunder or (b) to execute and comply fully with the provisions of Annex I (the terms and conditions of which Annex are incorporated herein and made a part hereof).
10.4. Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower's most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Unless otherwise agreed, if Borrower is subject to the requirements of Rule 17a-5(c) under the Exchange Act, it may satisfy the requirements of this Section by furnishing Lender with its most recent statement required to be furnished to customers pursuant to such Rule.
10.5. Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities or other self-regulatory organization.

11. Events of Default. All Loans hereunder may, at the option of the nondefaulting party exercised by notice to the defaulting party (which option shall be deemed to have been exercised even if no notice is given, immediately upon the occurrence of an event specified in subsection 11.5 below), be terminated immediately upon the occurrence of any one or more of the following events (individually, a "Default"):

11.1. if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 5;
11.2. if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Sections 3.3 and 5;
11.3.     if either party shall fail to transfer Collateral as required by
Section 8;
11.4. if either party (i) shall fail to transfer to the other party amounts in respect of distributions required to be transferred by Section 7, (ii) shall have received notice of such failure from the non-defaulting party, and (iii) shall not have cured such default by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected in accordance with Section 16;
11.5. if (i) either party shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) any such case or proceeding shall be commenced against either party, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) either party shall make a general assignment for the benefit of creditors, or
(iv) either party shall admit in writing its inability to pay its debts as they become due;
11.6. if either party shall have been suspended or expelled from membership or participation in any national securities exchange or registered national securities association of which it is a member or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency thereof;
11.7. if either party shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency thereof;


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

11.8. if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;
11.9. if either party notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
11.10. if either party (i) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 11.1 through 11.9 above, including but not limited to the payment of fees as required by Section 4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and (iii) shall not have cured such failure by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected under Section 16.

12. Lender's Remedies. Upon the occurrence of a Default under Section 11 entitling Lender to terminate all Loans hereunder, Lender shall have the right (without further notice to Borrower), in addition to any other remedies provided herein or under applicable law, (a) to purchase a like amount of Loaned
Securities ("Replacement Securities") in the principal market for such securities in a commercially reasonable manner, (b) to sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and
(c) to apply and set off the Collateral and any proceeds thereof (including any amounts drawn under a letter of credit supporting any Loan) against the payment of the purchase price for such Replacement Securities and any amounts due to Lender under Sections 4, 7, 14 and 17. In the event Lender shall exercise such rights, Borrower's obligation to return a like amount of the Loaned Securities shall terminate. Lender may similarly apply the Collateral and any proceeds thereof to any obligation of Borrower under this Agreement, including Borrower's obligations with respect to distributions paid to Borrower (and not forwarded to Lender) in respect of Loaned Securities. In the event that (i) the purchase price of Replacement Securities (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon at a rate equal to (A) in the case of purchases of Foreign Securities, LIBOR, (B) in the case of purchases of any other securities (or other amounts, if any, due to Lender hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B, in each case as such rate fluctuates from day to day, from the date of such purchase until the date of payment of such excess. As security for Borrower's obligation to pay such excess, Lender shall have, and Borrower hereby grants, a security interest in any property of Borrower then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. The purchase price of Replacement Securities purchased under this Section 12 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Lender exercises its rights under this Section 12, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of Replacement Securities or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Subject to Section 19, upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

13. Borrower's Remedies. Upon the occurrence of a Default under Section 11 entitling Borrower to terminate all Loans hereunder, Borrower shall have the right (without further notice to Lender), in addition to any other remedies provided herein or under applicable law, (a) to purchase a like amount of
Collateral ("Replacement Collateral") in the principal market for such Collateral in a commercially reasonable manner, (b) to sell a like amount of the Loaned Securities in the principal market for such securities in a commercially reasonable manner and (c) to apply and set off the Loaned Securities and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral (ii) Lender's obligation to return any cash or other Collateral and (iii) any amounts due to Borrower under Sections 4, 7 and 17. In such event, Borrower may treat the Loaned Securities as its own and Lender's obligation to return a like amount of the Collateral shall terminate; provided, however, that Lender shall immediately return any letters of credit supporting any Loan upon the exercise or deemed exercise by Borrower of its termination rights under Section 11. Borrower may similarly apply the Loaned Securities and any proceeds thereof to any other obligation of Lender under this Agreement, including Lender's obligations with respect to distributions paid to Lender (and not forwarded to Borrower) in respect of Collateral. In the event that (i) the sales price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not replaced by Borrower and all other amounts, if any, due to Borrower hereunder), Lender shall be liable to Borrower for the amount of any such deficiency, together with interest on such amounts at a rate equal to (A) in the case of Collateral consisting of Foreign Securities, LIBOR, (B) in the case of Collateral consisting of any other securities (or other amounts due, if any, to Borrower hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B in each case as such rate fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. As security for Lender's obligation to pay such deficiency, Borrower shall have and Lender hereby grants, a security interest in any property of Lender then held by or for Borrower and a right of setoff with respect to such property and any other amount payable by Borrower to Lender. The purchase price of any Replacement Collateral purchased under this Section 13 shall include, and the proceeds of any sale of Loaned Securities shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Borrower exercises its rights under this Section 13, Borrower may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Collateral or selling all or a portion of the Loaned Securities, to be deemed to have made, respectively, such purchase of Replacement Collateral or sale of Loaned Securities for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Subject to Section 19, upon the satisfaction of all Lender's obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Lender. Without limiting the foregoing, the parties hereto agree that they intend the Loans hereunder to be loans of securities. If, however, any Loan is deemed to be a loan of money by Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

14.   Transfer Taxes.     All transfer taxes with respect to the transfer of the
Loaned Securities by Lender to Borrower and by Borrower to Lender upon termination of the Loan shall be paid by Borrower.

15.  Market Value.

15.1. Unless otherwise agreed, if the principal market for the securities to be valued is a national securities exchange in the United States, their market value shall be determined by their last sale price on such exchange on the preceding Business Day or, if there was no sale on that day, by the last sale price on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange.
15.2. Except as provided in Section 15.3 or 15.4 or as otherwise agreed, if the principal market for the securities to be valued is the over-the-counter market, their market value shall be determined as follows. If the securities are quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), their market value shall be the closing sale price on NASDAQ on the preceding Business Day or, if the securities are issues for which last sale prices are not quoted on NASDAQ, the closing bid price on such day. If the securities to be valued are not quoted on NASDAQ, their market value shall be the highest bid quotation as quoted in any of The Wall Street Journal, the National Quotation Bureau pink sheets, the Salomon Brothers quotation sheets, quotations sheets of registered market makers and, if necessary, dealers' telephone quotations on the preceding Business Day. In each case, if the relevant quotation did not exist on such day, then the relevant quotation on the next preceding Business Day in which there was such a quotation shall be the market value.

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


15.3. Unless otherwise agreed, if the securities to be valued are Government Securities, their market value shall be the average of the bid and ask prices as quoted on Prophesy at 3:30 P.M. New York time on the Business Day preceding the date on which such determination is made. If the securities are not so quoted on such day, their market value shall be determined as of the next preceding Business Day on which they were so quoted. If the securities to be valued are Government Securities that are not quoted on Prophesy, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice for such securities.
15.4. Unless otherwise agreed, if the securities to be valued are Foreign Securities, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice in the principal market for such securities.
15.5. Unless otherwise agreed, the market value of a letter of credit shall be the undrawn amount thereof.
15.6. All determinations of market value under Sections 15.1, 15.2, 15.3, and 15.4 shall include, where applicable, accrued interest to the extent not already included therein (other than any interest transferred to the other party pursuant to Section 7), unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary. All determinations of market value that are required to be made at the close of trading on any Business Day pursuant to Section 8 or otherwise hereunder shall be made as if being determined at the commencement of trading on the next Business Day. The determinations of market value provided for in this Section 15 shall apply for all purposes under this Agreement, except for purposes of Sections 12 and 13.

16.  Transfers.

16.1. All transfers of securities hereunder shall by be (a) physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) transfer on the books of a Clearing Organization, or (c) such other means as Borrower and Lender may agree. In every transfer of securities hereunder, the transferor shall take all steps necessary (i) to effect a "transfer" under
Section 8-313 of the New York Uniform Commercial Code or, where applicable, under any U.S. federal regulation governing transfers of securities and (ii) to provide the transferee with comparable rights under any applicable foreign law or regulation.
16.2. All transfers of cash Collateral hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree. All other transfers of cash hereunder shall be made in accordance with the preceding sentence or by delivery of a certified or official bank check representing next-day New York Clearing House Funds.
16.3. All transfers of a letter of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a "bank" as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfer of a letter of credit from Lender to Borrower shall be made by causing such letter of credit to be returned or by causing the amount of such letter of credit to be reduced to the amount required after such transfer.
16.4. A transfer of securities, cash or letters of credit may be effected under this Section 16 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

17.  Contractual Currency.

17.1. Borrower and Lender agree that: (a) any payment in respect of a distribution under Section 7 shall be made in the currency in which the underlying distribution of cash was made; (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with such Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the "Contractual Currency"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.
17.2. If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.
17.3. If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

18.  [INTENTIONALLY DELETED]

19. Single Agreement. Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payment, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the "Defaulting Party") in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

20.   APPLICABLE  LAW.   THIS  AGREEMENT SHALL  BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21. Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

22. Remedies. All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.


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

23. Notices and Other Communications. Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Schedule A attached hereto. All notices shall be effective upon actual receipt, provided, however, that if any notice shall be received by a party on a day on which such party is not open for business at its office located at the address set forth in Schedule A, such notice shall be deemed to have been received by such party at the opening of business on the next day on which such party is open for business at such address.

24.  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

24.1. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.
24.2. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. Miscellaneous. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Borrower and Lender. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall ensure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

26.  Definitions.  For the purposes hereof:

26.1. "Broker-Dealer" shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the Securities and Exchange Commission or other regulatory body.
26.2. "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of Section 15, such term shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, (i) for purposes of Section 8, "Business Day" shall mean any day on which regular trading occurs in the principal market for any Loaned Securities or for any securities Collateral under any outstanding Loan hereunder and "next Business Day" shall mean the next day on which a transfer of Collateral may be effected in accordance with Section 16; and (ii) in no event shall a Saturday or Sunday be considered a Business Day.
26.3. "Clearing Organization" shall mean The Depository Trust Company, or, if agreed to by Borrower and Lender, such other clearing agency at which Borrower (or Borrower's agent) and Lender (or Lender's agent) maintain accounts, or a book-entry system maintained by a Federal Reserve Bank.
26.4. "Collateral" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) any property which Borrower and Lender agree shall be acceptable collateral prior to the Loan and which is transferred to Lender pursuant to Section 3 or 8 (including as collateral, for definitional purposes, any letters of credit mutually acceptable to Lender and Borrower), (b) any property substituted therefor pursuant to Section 3.5, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing. For purposes of return of Collateral by Lender or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender.
26.5. "Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).
26.6. "Cutoff Time" shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.
26.7.     "Default" shall have the meaning assigned in Section 11.
26.8. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
26.9. "Federal Funds Rate" shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.
26.10. "Foreign Securities" shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.
26.11.    "Government Securities" shall mean government securities as defined in
Section 3(a)(42)(A)-(C) of the Exchange Act.
26.12. "LIBOR" shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 A.M., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).
26.13.    "Loan" shall mean a loan of securities hereunder.
26.14. "Loaned Security" shall mean any security which is a security as defined in the Exchange Act, transferred in a Loan hereunder until such security (or an identical security) is transferred back to Lender hereunder, except that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Loaned Securities, as adjusted pursuant to the preceding sentence.
26.15.    "Plan" shall mean (a) any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

     Prime Dealer Services         FINANCIAL INSTITUTION
     Corp.                         PARTNERS, L.P.
                                        BY: HOVDE CAPITAL IV, LLC,
                                        GENERAL PARTNER

     By:                           By:  /s/ Richard J. Perry, Jr.
     Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
     Title: [SIG_POSITION1]        Title: Manager

                                   Schedule A

                     NAMES AND ADDRESSES FOR COMMUNICATIONS


Prime Dealer Services Corp.

          1221 Avenue of the Americas
          New York, NY 10020

          Attention:     Ms. Kathleen Mooney, Vice President

          Tel.:               (212) 762-5101
          Fax:           (212) 762-9519



Financial Institution Partners, L.P.

          1824 Jefferson Place, NW
          Washington, DC 20036

          Attention: Jeffrey Kashdin

          Tel.:     (202) 822-8117
          Fax:      (202) 822-8365




                                   Schedule B

                    DEFINED TERMS AND SUPPLEMENTAL PROVISIONS

Cutoff Time(s)





                                    ANNEX II

Supplemental Terms and Conditions

The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated between Prime Dealer Services Corp. and :

1. The phrase "and for any other obligation of Borrower to Lender" shall be deleted from the first sentence of Section 3.2 of the Agreement. The words "securities intermediary" shall be inserted after the words "financial intermediary" in the last sentence of Section 3.2.

2. The term "substituted Collateral" in first sentence of Section 3.5 of the Agreement after the phrases "provided however that such" and "the aggregate market value of such", shall be changed to "substitute Collateral" in both instances, and the phrase "(or other Collateral acceptable to Lender)" shall be inserted after the words "substitute letter of credit" in the last sentence of such Section.

3. The phrase "market or" shall be inserted after the words "based on the aggregate" in first sentence of Section 4.1 of the Agreement and the phrase "as agreed" shall be inserted after the words "par value" in the first sentence of such Section.

4. The word "such" shall be inserted after the phrase "by the transfer of" in the first sentence of Section 7.2 of the Agreement and the phrase "in an amount equal to such cash distribution," shall be deleted from the first sentence of such Section.

5. The word "such" shall be inserted after the phrase "by the transfer of" in second sentence of Section 7.3 of the Agreement and the phrase, "in an amount equal to such cash distribution," shall be deleted from the second sentence of such Section.

6. The sentence "Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Lender shall forthwith transfer the same to Borrower," shall be inserted at the end of Section 7.3 of the Agreement.

7. The phrase "Subject to Section 7.4 (d)," shall be inserted at the beginning of Section 9.3 of the Agreement.

8. The phrase "and such suspension or expulsion shall have a material effect on such parties' ability to perform hereunder" shall be inserted at the end of
Section 11(f) of the Agreement.

9.   Unless otherwise agreed, the Margin Percentage shall be as follows:
(a)US and Canadian exchange traded equity securities:                      100%
(b)Non-US and Non-Canadian exchange traded equity securities:              100%
(c)  All fixed income securities:                                          100%

10. When Borrower gives other than cash Collateral, Fees shall be calculated in accordance with Section 4, except that Fees shall be based on the Market Value of Loaned Securities plus accrued and unpaid interest to the extent accrued interest is not included in the market value of the Loaned Securities.

11. The second sentence in Section 5 ("Termination of Loan") is hereby deleted and restated as follows:

      "The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the number of Business Days in the standard securities settlement cycle in the United States as defined in Rule 15c6-1 under the Securities Exchange Act of 1934 (currently three days) following such notice."

12. THIS SUPPLEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.


Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                              PARTNERS, L.P.
                                        BY: HOVDE CAPITAL IV, LLC,
                                   GENERAL PARTNER

By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager

                                    ANNEX III

                        Supplemental Terms and Conditions


     The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated as of between Prime Dealer Services Corp. ("Lender") and ("Borrower") unless otherwise defined in Section 11.1 below, capitalized terms used herein shall have the meanings assigned in the Agreement.


1.   Collateral and Mark to Market.

      1.1 Notwithstanding anything to the contrary in the Agreement, in connection with any Loan in which Lender is not a Customer, Borrower and Lender may agree, as provided in Section 10.2 hereof, that the market value of the Collateral, if any, transferred by Borrower to Lender, upon initial transfer and for purposes of any mark to market or similar provision of the Agreement, shall be equal to a percentage of the market value of the Loaned Securities that is less than 100%; provided, however, that in the event that the writing or other confirmation evidencing such agreement does not set out such percentage with respect to any such Loan, such percentage shall not, for purposes of any mark to market or similar provision of the Agreement, be less than the percentage that is obtained by dividing (i) the market value of the Collateral required to be transferred by Borrower to Lender with respect to such Loan at the commencement of the Loan by (ii) the market value of the Loaned Securities required to be transferred by Lender to Borrower at the commencement of the Loan.

     1.2 The Collateral transferred by Borrower to Lender under the Agreement, as well as any other property transferred by Borrower to Lender or any of Lender's Affiliates as security for any other obligations or liabilities of Borrower to Lender or any of Lender's Affiliates, shall be security for any and all obligations or liabilities of Borrower with respect to the Agreement, for any Loan and for any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now existing or hereafter arising.

2.   Permitted Purpose.

     2.1 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of an Equity Security, Borrower and Lender may agree, as provided in Section 10.2 hereof, that Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise. By entering into any such agreement, Lender shall be deemed to have represented and warranted to Borrower (which representation and warranty shall be deemed to be repeated on each day during the term of such Loan) that Lender is either (i) an "exempted borrower" within the meaning of Regulation T or (ii) a member of a national securities exchange or a broker or dealer registered with the Securities and Exchange Commission that is entering into such Loan to finance its activities as a market maker or an underwriter.

     2.2 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of a security that is not an Equity Security, Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise.

3. Termination and Rights in Respect of Collateral. Notwithstanding anything to the contrary in the Agreement, if under the Agreement Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's:

(c) Borrower may not terminate a Loan, if the Collateral for such Loan includes securities other than Government Securities, except on a termination date established by notice given to Lender prior to the close of business on a Business Day; the date established by such termination notice given by Borrower to Lender shall be a date no earlier than the standard settlement date for trades of such Collateral entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be the third Business Day following such notice; and
(d) Borrower waives the right to vote, or to provide any consent or take any similar action with respect to, any Collateral in the event that the record date or deadline for such vote, consent or other action falls during the term of a Loan and such Collateral is not required to be returned to Borrower pursuant to any substitution, mark to market or similar provision of the Agreement.

4.   Dividends, Distributions, Etc.

      4.1 Notwithstanding anything to the contrary in the Agreement, Borrower shall be entitled to receive all distributions made on or in respect of Collateral transferred to Lender which are not otherwise received by Borrower, to the full extent it would be so entitled if such Collateral had not been transferred to Lender, including, but not limited to (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of such Collateral and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.

      4.2 Any cash distributions made on or in respect of Collateral, which Borrower is entitled to receive pursuant to Section 4.1 hereof, shall be treated in accordance with the Agreement. Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if each Loan secured by such Collateral has terminated, Lender shall forthwith transfer the same to Borrower.

5. Transfer. Notwithstanding anything to the contrary in the Agreement, all transfers by either Borrower or Lender of Loaned Securities or Collateral consisting of "financial assets" (within the meaning of the New York Uniform Commercial Code) thereunder shall be by (a) in the case of certificated securities, physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) registration of an uncertificated security in the transferee's name by the issuer of such uncertificated security, (c) the crediting by a securities intermediary of such financial assets to the transferee's securities account maintained with such securities intermediary, or
(d) such other means as Borrower and Lender may agree. For the avoidance of doubt, the parties agree and acknowledge that the term "securities", as used in the Agreement and herein, shall include any "security entitlements" with respect to such securities (within the meaning of the New York Uniform Commercial Code), and that the terms "financial intermediary" and "clearing corporation", as used in the Agreement, shall mean a "securities intermediary" (within the meaning of the New York Uniform Commercial Code).

6. Representations and Warranties. Each of the parties hereto (and, in the case of a party acting as agent in accordance with the terms of the Agreement, each of its principals) represents and warrants that (a) it has full power and authority to execute and deliver this Supplement and to enter into any Loan contemplated by the Agreement and to perform its obligations thereunder, as supplemented or amended herein; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Supplement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Agreement.

8.   Events of Default.

      7.1 In addition to any events of default set forth in the Agreement, the occurrence of one or more of the following shall constitute an event of default under the Agreement:

(i) if either party fails to perform any covenant or obligation required to be performed by it hereunder or if any representation made by either party in respect hereof shall be incorrect or untrue in any material respect during the term of any Loan under the Agreement, as supplemented or amended herein;
provided, however, that to the extent that Section 4 hereof supplements and amends any provisions in the Agreement governing the rights of Borrower in respect of distributions on Collateral, any such failure under Section 4 hereof shall constitute an event of default only after the expiration of the notice period, if any, specified in the Agreement with respect to the occurrence of an event of default for such a failure; or
(ii) (ii) if Borrower defaults or fails to perform with respect to any indebtedness to Lender or any Affiliate of Lender or any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now or hereafter arising.

     7.2 In addition to the remedies in events of default set forth in the Agreement, an event of default with respect to Borrower under the Agreement shall constitute an event of default (howsoever described) under all other agreements and transactions between Lender or any Affiliate of Lender and Borrower and, upon any event of default with respect to Borrower, Lender and any Affiliate of Lender shall be entitled to:

(iii) cancel and otherwise liquidate and close out any transaction under any other agreement or transaction between Lender or any Affiliate of Lender and Borrower without prior notice to Borrower or any other party, whereupon Borrower, as the case may be, shall be liable to Lender or the Affiliate of Lender, as the case may be, for any resulting loss, damage, cost and expense, including loss equal to the amount Lender or the Affiliate of Lender, as the case may be, would have to pay to enter into replacement transactions (whether or not Lender or the Affiliate of Lender, as the case may be, enters into any such replacement transactions) and any damages resulting to Lender or any Affiliate of Lender from entering into or terminating hedge transactions with respect thereto; and
(iv) set off any obligation under any transaction under any agreement between Lender or any Affiliate of Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Lender or the Affiliate of Lender, as the case may be, to Borrower against any obligation under any transaction under any agreement between Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Borrower to Lender or the Affiliate of Lender, as the case may be.

8. Transfer Taxes. Unless otherwise agreed, all transfer taxes with respect to the transfer of Collateral by Borrower to Lender and by Lender to Borrower upon termination of the Loan or pursuant to any substitution, mark to market or similar provision of the Agreement shall be paid by Borrower.

9.    APPLICABLE  LAW.   THIS  SUPPLEMENT SHALL BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

10.  Definitions and Interpretations.

10.2 Notwithstanding anything to the contrary in the Agreement, the following terms shall have the following meanings for purposes of this Supplement.

      "Affiliate" shall mean, in relation to any person, (i) any entity controlled, directly or indirectly, by the person; (ii) any entity that controls, directly or indirectly, the person; or (iii) any entity directly or indirectly under common control with the person. For purposes of this definition, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Collateral" shall have the meaning specified in the Agreement, except that, if any new or different security shall be exchanged for any Collateral by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become Collateral in substitution for the former Collateral for which such exchange is made.

"Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such rule or comparable regulation).

"Equity Security" shall mean any security other than a "non-equity security", as defined in Regulation T.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Government Securities" shall mean "government securities" as defined in Section 3(a)(42)(A)-(C) of the Exchange Act.

"Plan" shall mean (i) any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (ii) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986; or (iii) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          10.2      Any agreement between the parties pursuant to Section 1.1 or
Section 2.1 shall be made (i) in writing, (ii) orally, if confirmed promptly in writing or through any system that compares Loans and in which Borrower and Lender are participants, or (iii) in such other manner as may be agreed by the parties in writing.

      11. Notwithstanding anything contained in the Agreement, Lender and Borrower agree that in effecting Loans transfers between Lender's Account and Borrower's Account are intended to be, and shall be deemed to be, simultaneous. Notwithstanding the foregoing, if Lender has failed to deliver the Loaned Securities to Borrower's Account or Borrower has failed to deliver the Collateral to Lender's Account by the applicable Cutoff time for such Loan, then no Loan shall have occurred and Borrower (in the case of Lender's failure to deliver) or Lender (in the case of Borrower's failure to deliver), shall have the absolute right to the return of the Collateral or Loaned Securities, as the case may be. Until such Collateral or Loaned Securities are redelivered to either Borrower (in the case of Lender's failure to deliver) or Lender (in the case of Borrower's failure to deliver), the party that failed to deliver such Collateral or Loaned Securities shall hold such securities in escrow for the other party and shall be required to pay to such party interest based on the market value of the Collateral or Loaned Securities, as the case may be, (i) in the case of foreign securities, at the LIBOR rate and (ii) in the case of any other securities, at the Federal Funds Rate, for each day that such redelivery obligation remains outstanding. For purposes of this Paragraph 11, the following terms shall have the following meanings:

"Lender's Account" shall mean the account maintained by Lender for the deposit of Collateral with respect to each Loan and, for such purposes, Lender's Account shall be deemed to be a "securities account" within the meaning of the New York Uniform Commercial Code. For purposes of this Amendment, Lender's Account shall include any account for the deposit of cash in connection therewith.

"Borrower's Account" shall mean the account maintained by Borrower for the deposit of Loaned Securities with respect to each Loan and, for such purposes, Borrower's Account shall be deemed to be a "securities account" within the meaning of the New York Uniform Commercial Code. For purposes of this Amendment, Borrower's Account shall include any account for the deposit of cash in connection therewith.

           Except as otherwise set forth herein, the Agreement shall remain unmodified and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as supplemented and amended hereby.





Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                              PARTNERS, L.P.
                                   BY: HOVDE CAPITAL IV, LLC,
                                   GENERAL PARTNER

By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager

                                                                       EXHIBIT I

Account Control Agreement, dated as of , among Morgan Stanley & Co., Incorporated ("MS&Co."), Prime Dealer Services Corp. ("PDS") and ("Customer"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Master Securities Loan Agreement dated (the "Master Securities Loan Agreement").

PREAMBLE:

1.    MS&Co.,  in  its capacity as securities intermediary ("Intermediary")  has
established one or more securities accounts in the name of   (the "Account").

2. PDS may, from time to time, lend securities to Customer pursuant to the Master Securities Loan Agreement.

3. Customer wishes to provide for the Account and all or a portion of the assets credited to the Account (the "Additional Collateral"), in addition to any other Collateral transferred by Customer to PDS, to serve as Collateral in connection with one or more Loans or other obligations under the Master Securities Loan Agreement.

4. PDS, Customer and MS&Co. (in its individual capacity and as Intermediary) are entering into this Agreement to provide for the control of the Additional Collateral by PDS and to perfect the security interest of PDS therein.

TERMS:

Section 1. The Account. All parties agree that the Account is a "securities account" within the meaning of Article 8 of the Uniform Commercial Code of the State of New York (the "UCC") and that all property held by Intermediary in the Account will be treated as financial assets under the UCC. Intermediary will not agree with any third party to comply with entitlement orders or other directions concerning the Collateral held in the Account originated by any third party without the prior written consent of PDS and Customer.

Section 2. Collateral. Notwithstanding anything to the contrary in the Master Securities Loan Agreement, in addition to Collateral transferred by Customer to PDS pursuant to Section 16 of the Master Securities Loan Agreement and Section 5 of Annex III thereto, Additional Collateral held by MS&Co. in the Account shall constitute Collateral for purposes of the Master Securities Loan Agreement, subject to the security interest and all other rights of PDS as Lender thereunder. In such event, notwithstanding anything to the contrary in the Master Securities Loan Agreement, such Additional Collateral shall, except as provided below in Section 7, be deemed to be "transferred" by Borrower to Lender for purposes of the Master Securities Loan Agreement concurrently with the transfer of such other Collateral by Borrower to Lender and shall be deemed to be "transferred" by Lender to Borrower for purposes of the Master Securities Loan Agreement concurrently with the transfer of such other Collateral by Lender to Borrower.
Section 3. Subordination of Lien. The security interest in favor of PDS in the Account and financial assets credited thereto is subject and subordinate to the prior payment of all indebtedness of Customer to Intermediary, as such may exist from time to time, including fees and commissions, and to any security interest or lien in favor of Intermediary on the Account and to any right of Intermediary to close out open positions in the Account. In no event will PDS have any right to exercise any remedies in respect of the Account until such time as all Customer's obligations to Intermediary have been satisfied in full.

Section 4. Control. Subject to the provisions of Section 3, Intermediary will comply with entitlement orders originated by PDS concerning the Account and any financial assets credited thereto without further consent by Customer. Subject to the foregoing, Intermediary may also comply with entitlement orders or other directions concerning the Account originated by Customer, or its authorized representatives, until such time as PDS delivers a written notice to Intermediary that PDS is thereby exercising exclusive control over the Account. Such notice may be referred to herein as the "Notice of Exclusive Control." After Intermediary receives the Notice of Exclusive Control and has had reasonable opportunity to comply, it will cease complying with entitlement orders or other directions concerning the Account originated by Customer or its representatives.

Section 5. Amendment. This Agreement may not be amended or otherwise modified except in writing signed by all the parties hereto.

Section 6. Choice of Law. This Agreement (including without limitation all rights and obligations with respect to the Account) shall be governed by and construed in accordance with the law of the State of New York.

Section 7. Interpretation. Dividends and other distributions on Additional Collateral shall be credited to the Account in accordance with the customary practices of Intermediary, and PDS shall have no obligation with respect thereto under Section 7.3 of the Master Securities Loan Agreement and Sections 4.1 and
4.2 of Annex II thereto.



SIGNATURES:

PRIME DEALER SERVICES CORP.

By: ___________________

Name: [SIG_NAME1]

Title:


FINANCIAL INSTITUTION PARTNERS, L.P.
BY: HOVDE CAPITAL IV, LLC, GENERAL PARTNER

By:  /s/ Richard J. Perry, Jr.__
Name:  Richard J. Perry, Jr. [SIG
Title: Manager


MORGAN STANLEY & CO. INCORPORATED,
[INDIVIDUALLY AND AS INTERMEDIARY]

By:                      ________

Name: [SIG_NAME1]

Title:

                                                                       EXHIBIT J


                        MORGAN STANLEY & CO. INCORPORATED

                                OPTION AGREEMENT

The following sets forth our respective rights and obligations arising from your handling, purchasing, selling, assigning, exercising and/or endorsing puts and/or calls, or variations thereof ("options"), for my account. In connection with such transactions for my account, I agree and represent as follows:

     1. I have received from you, have read and understand the brochure entitled "Characteristics and Risks of Standardized Options" and/or other appropriate Options Disclosure Documents ("ODD"), including but not limited to the information therein regarding position limits and exercise limits, the purposes and risks of transactions in options and the secondary market in options.
     2. I agree to pay to you, as you direct, (a) all applicable transaction fees, charges and premiums, (b) the amount of any trading loss that you may incur from options transactions executed by you on my behalf and (c) any debit balance owing with respect to my account(s), and interest and service charges on any such debit balances at the rates then charged by you, together with your costs and reasonable attorney's fees incurred in collecting any such debit balance.
     3. In effecting options transactions through you, I am aware of and agree to be bound by the rules of The Options Clearing Corporation ("OCC"), the Securities and Exchange Commission, the various securities exchanges and securities associations, the Board of Governors of the Federal Reserve Board and other securities self regulatory organizations having jurisdiction over options transactions. Without limiting the foregoing, I agree not to violate, either acting by myself (through you as broker or otherwise) or in concert with others, directly or indirectly, the rules of such organizations regarding position limits and/or exercise limits. I further expressly authorize you to liquidate any of my options positions without notice to me and without my consent, in your sole and absolute discretion, if and when my open positions exceed applicable position limits so as to reduce such open positions to a level that is in compliance with such limits or if I fail to fulfill any of my obligations hereunder or under any other agreement with you. I will bear and be solely responsible for any losses associated with such a reduction or liquidation.
     4. I agree that you shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond your control, including any mistake, error, negligence or misconduct of a securities exchange, securities association or clearing house or their officers, directors, employees or agents.
     5. (a) I understand that I am fully responsible for taking action to exercise my option contracts. I hereby agree to waive any and all claims for damages or loss, which I might have against you because an option was not exercised. I understand that my options will become worthless if I do not deliver instructions to exercise by your established exercise cut-off times, which may be different than exercise cut-off times established by the exchanges, markets and clearing houses. I am aware that the OCC has established thresholds for equity and index option contracts whereby all expiring contracts at or above the appropriate threshold will be automatically exercised unless you, at my direction, instruct the OCC otherwise.
     (b) I understand that you randomly assign exercise notices to all customers. All American-style (an option that may be exercised at any time) short option positions are subject to assignment at any time, including positions established on the same day that exercises are assigned, while European-style (an option that may be exercised only on a specified exercise date) short option positions are only subject to assignment upon expiration. Exercise assignment notices are allocated randomly from among all of your customers' short option positions, which are subject to exercise. A more detailed description of Morgan Stanley & Co. Incorporated's Random Method for allocating assignment notices is available from your account representative upon request.
     6. I represent and warrant to you that (i) options trading is suitable for me in light of my investment objectives, financial situation, needs, experience and knowledge, (ii) I am aware and acknowledge that options trading may be highly speculative and involves a high degree of risk (including without limitation the risks described in the ODD) and that on certain trading days, trading may cease with a resultant financial disadvantage to me, (iii) I am willing and able to evaluate, carry and bear the financial risks attendant to options trading, and (iv) I understand that you are relying upon these representations and warranties and the financial and other information that I have provided or will provide to you. I will promptly notify you of any significant changes that take place in any information furnished to you, including my investment objectives, financial situation and/or needs, prior to effecting any additional opening purchase or sale transactions.
     7.  CHOICE  OF  DISPUTE RESOLUTION. ANY DISPUTE THAT I MAY  HAVE  WITH  YOU
ARISING OUT OF, RELATING TO OR IN CONNECTION WITH, YOUR BUSINESS, ANY TRANSACTION BETWEEN US, OR THIS AGREEMENT, SHALL BE DETERMINED BY ARBITRATION OR LITIGATION IN COURT AT MY ELECTION. REGARDLESS OF WHETHER I CHOOSE ARBITRATION OR LITIGATION, WE AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED BELOW:
     8. ARBITRATION:
-    ARBITRATION IS FINAL AND BINDING ON THE PARTIES.
- THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.
- PRE-ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.
- THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO
APPEAL  OR  TO  SEEK  MODIFICATION OF RULINGS BY THE ARBITRATORS  IS  ST  RICTLY
LIMITED.
- THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO WERE OR ARE AFFILIATED WITH THE SECURITIES INDUSTRY.
     ANY ARBITRATION SHALL BE CONDUCTED IN NEW YORK AND ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL
ASSOCIATION OF SECURITIES DEALERS, INC., OR ANY OTHER SELF-REGULATORY ORGANIZATION OF WHICH YOU ARE A MEMBER. I HAVE THE RIGHT TO ELECT ONE OF THE FOREGOING ORGANIZATIONS, BUT IF I FAIL TO MAKE SUCH ELECTION BY CERTIFIED LETTER ADDRESSED TO YOU AT YOUR MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM YOU TO MAKE SUCH ELECTION THEN YOU MAY MAKE SUCH ELECTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY YOU TO AN AWARD OF PUNITIVE DAMAGES. THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL, AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY COURT, STATE OR FEDERAL, HAVING JURISDICTION.
     NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINST ANY PERSON WHO HAS INITIATED IN COURT A PUTATIVE CLASS ACTION; WHO IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:
     (i) THE CLASS CERTIFICATION IS DENIED;
     (ii) THE CLASS IS DECERTIFIED; OR
     (iii) THE CUSTOMER IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OR ANY RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.
     9. LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN WRITING WHEN ANY DISPUTE ARISES, ANY LITIGATION MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK FOR THE COUNTY OF NEW YORK. (B) ANY RIGHT TO TRIAL BY JURY
WITH RESPECT TO ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.
     10. THIS AGREEMENT, ITS ENFORCEMENT, AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR RELATING TO MY ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES; and its provisions shall be continuous, shall cover individually and collectively all accounts which I may open or reopen with you, and shall inure to the benefit of your present organization and any successor organization, irrespective of any change or changes at any time in the personnel thereof, for any cause whatsoever, and of the assigns of your present organization or any successor organization, and shall be binding upon me, and/or my estate, executors, administrators, trustees, agents, officers, directors and assigns.
NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE IN PARAGRAPHS 7 AND 8.

                                                                       EXHIBIT K
Morgan Stanley


                              CUSTOMER PRIME BROKER
                                ACCOUNT AGREEMENT

Ladies and Gentlemen:

In consideration of Morgan Stanley from time to time accepting an account or receiving holding or delivering any property of the undersigned, or entering into any Contract with the undersigned, the undersigned agrees with Morgan Stanley to the following:

1. DEFINITIONS

"Agreement" means this document along with all executed annexes to this document.

"Contract" means any contract or agreement between Morgan Stanley and the undersigned, including securities purchase or sale contracts, agreements to lend cash or securities, commodity and currency contracts, forward contracts, repurchase agreements, swap agreements or any other derivative or financial transaction, without regard to the form of such agreement which may include oral agreements or agreements confirmed or signed by only one party to the agreement and agreements entered into or signed by Morgan Stanley on behalf of the undersigned.

"Collateral" means cash, securities, commodities, other financial assets, investment property and other property and assets (including all security entitlements in respect thereof, all income and profits thereon, all dividends, interest and other payments and distributions with respect thereto and all proceeds from any of the foregoing) which from time to time may be deposited or credited to any account of the undersigned with Morgan Stanley, be held or carried by Morgan Stanley for the undersigned, be due from Morgan Stanley to the undersigned, or be delivered to or in Morgan Stanley's possession or control for any purpose, including safekeeping.

"Morgan Stanley" and the "Morgan Stanley Entities" mean, individually or collectively, as appropriate, Morgan Stanley & Co. Incorporated, MS Securities Services Inc., Morgan Stanley & Co. International Limited, Prime Dealer Services Corp., Morgan Stanley Securities Limited, Morgan Stanley Japan Limited, Morgan Stanley Asia Limited, Morgan Stanley GMBH, Morgan Stanley Market Products Inc., Morgan Stanley Capital Group Inc., Morgan Stanley Capital Services Inc., Morgan Stanley DW Inc., Morgan Stanley, MSDW Asia Securities Products LLC, MSDW Equity Finance Services (Cayman) Ltd., Morgan Stanley Financial Products Ltd., MSDW Markets Inc. and their respective successors, parents, subsidiaries, affiliates, divisions, officers, directors, agents and employees.

"Obligation" means any obligation or liability of a party arising at any time, whether or not mature or contingent, related to the purchase, sale or loan of securities, currencies or other instrument, property or assets or under or in connection with this Agreement or any Contract, including any payment, repayment or delivery obligation, any obligation relating to any extension of credit or to pay damages (including costs of cover) and legal and other expenses incurred in connection with the enforcement of any Contract.

"Prime Brokerage Regulations" means the requirements applicable to prime brokerage activities set out in the no-action letter of the Securities and Exchange Commission ("SEC") dated January 25, 1994, as such letter may be amended, modified or supplemented from time to time, regarding the performance of prime brokerage services, and any other relevant regulations of the SEC or other governmental authorities or self-regulatory organizations.

"Undersigned" means each of the individuals or entities, other than Morgan Stanley, that is a party to this Agreement.

2. APPLICABLE RULES AND REGULATIONS. All transactions under this Agreement shall be subject to the rules and regulations of all U.S. and, if applicable, non-U.S., federal, state and local governmental authorities, self-regulatory organizations, markets and clearing corporations including but not limited to the Securities & Exchange Commission ("SEC"), New York Stock Exchange ("NYSE") or National Association of Securities Dealers ("NASD").

3. SHORT AND LONG SALES. The undersigned agrees that when placing any sell order, the undersigned will appropriately designate it as "long" or as "short." The undersigned will designate a sale as "long" only if the securities being sold are securities then owned by the undersigned and such securities are either in the undersigned's account at Morgan Stanley or will be delivered to Morgan Stanley as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

4. COMPLIANCE WITH PRIME BROKERAGE REGULATORY REQUIREMENTS. The undersigned hereby acknowledges that it is familiar with the Prime Brokerage Regulations and with the related provisions in Section 5 of this Agreement, and hereby undertakes to comply with the Prime Brokerage Regulations as in effect at any time and with the related provisions of this Agreement. The undersigned will inform Morgan Stanley promptly if this undertaking is not satisfied. Without limiting the foregoing, the undersigned agrees that it shall maintain in its account with Morgan Stanley at all times a minimum net equity in cash and securities as agreed upon, but in no event less than that required by the Prime Brokerage Regulations. The undersigned further agrees that, in the event its account falls below this minimum net equity, it shall bring its account into compliance in accordance with the Prime Brokerage Regulations.

5. MORGAN STANLEY AS PRIME BROKER. In connection with any transactions where Morgan Stanley acts as the undersigned's prime broker:

(a) The undersigned maintains brokerage accounts with a number of other brokers ("Executing Brokers") and, from time to time, will place orders to be executed by one or more Executing Brokers. The undersigned agrees to give Morgan Stanley notice of the names of all Executing Brokers with whom the undersigned intends to place orders (which Executing Brokers must be acceptable to Morgan Stanley). Morgan Stanley is authorized to enter into a Prime Brokerage Agreement with all current or future Executing Brokers, to set up an account for the undersigned's benefit at any Executing Broker and to provide or obtain any information necessary to establish or maintain a prime brokerage relationship. The undersigned acknowledges that no order need be accepted by Morgan Stanley as prime broker from any Executing Broker with which Morgan Stanley has not entered into a "Prime Brokerage Agreement" with respect to the undersigned's account at Morgan Stanley. Further, Morgan Stanley reserves the right at any time to place a limit on the size of transactions executed by any Executing Broker which are to be settled and cleared by Morgan Stanley as a prime broker. The undersigned will use its best efforts to assure that such Executing Brokers comply with the terms set forth in the Prime Brokerage Agreement. The undersigned acknowledges that as between Morgan Stanley and any Executing Broker, the Executing Broker will be acting as an agent of the undersigned, not as Morgan Stanley's agent, for the purpose of carrying out the undersigned's directions with respect to the purchase, sale and settlement of securities.

b) The undersigned or its representative will advise Morgan Stanley on trade date of the details of all transactions effected by any Executing Broker on the undersigned's behalf (the "Trade Data"). Morgan Stanley is authorized to acknowledge, affirm, settle and clear all such transactions. All such transactions shall be for the sole account and risk of the undersigned and Morgan Stanley shall have no responsibility or liability to the undersigned, any Executing Broker or any other third party. The undersigned agrees to pay all fees agreed upon and to make any necessary arrangements with the appropriate Executing Broker concerning the payment of any such fees, including the deduction of any such amounts from commissions charged by the Executing Brokers. The undersigned agrees that it is responsible, and liable to Morgan Stanley, and will indemnify Morgan Stanley, for all costs, losses and fees (including but not limited to those associated with buy-ins and sell-outs and those resulting from any Executing Broker's inability to settle a transaction) arising out of the orders placed by the undersigned with any Executing Broker or any action taken or not taken by any Executing Broker with respect to the undersigned or its transactions or accounts.

(c) On the first business day following each transaction, Morgan Stanley shall send to the undersigned a notification of each trade placed with any Executing Broker based on information provided to Morgan Stanley by the undersigned. Any confirmations of trades or advices issued by Morgan Stanley as prime broker shall indicate the name of the Executing Broker involved and the other information required by the Prime Brokerage Regulations. If the undersigned has instructed the Executing Broker to send trade confirmations to the undersigned in care of Morgan Stanley, Morgan Stanley agrees that the confirmations will be available to the undersigned without charge upon request to Morgan Stanley. Reports of the execution of orders and statement of accounts of the undersigned shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after Morgan Stanley's transmittal to the undersigned by mail, e-mail, facsimile, electronically or any other agreed means. Communications may be sent to the undersigned at the undersigned's address of record or in such other manner as the undersigned may hereinafter provide in writing. All communications sent to such address whether by mail, e-mail, facsimile, telegraph, messenger, electronic means or otherwise shall be deemed given to the undersigned personally as of the date sent, whether actually received or not.

(d) The undersigned understands that transactions will be settled by Morgan Stanley only if: (i) sufficient funds or securities, as necessary, are maintained in an account with Morgan Stanley or if the undersigned has made other arrangements for settlement that are satisfactory to Morgan Stanley; (ii) the undersigned maintains, and has at the settlement of the transaction, at least the minimum net equity required by the Prime Brokerage Regulations in its account with Morgan Stanley and (iii) a condition does not exist that would require Morgan Stanley to disaffirm on a non-discretionary basis, as defined in the Securities Industry Association Form 150, paragraph 3. (e). Morgan Stanley's customer account records may reflect transactions as settled as of the projected settlement date (sometimes referred to as contractual settlement). Morgan Stanley does not guarantee settlement, however, and therefore reserves the right to reverse transaction settlement entries in the event of a settlement failure caused by events beyond Morgan Stanley's control.

(e) The undersigned agrees to comply with Morgan Stanley's requirements relating to short sales, including the requirement that no short sale may be effected through an Executing Broker unless the undersigned has first confirmed with Morgan Stanley that the securities are available for delivery. Such confirmation does not guarantee that the securities will be available for delivery on settlement date or that the securities will be available to support a short sale for any particular period of time. Accordingly, the short sale may fail on settlement date or the undersigned may be asked to cover its short sale at anytime, and undersigned will be responsible for any Obligations that arise therefrom.

(f) Morgan Stanley is authorized to try to resolve any unmatched trade reports received from any Executing Broker. However, the undersigned is responsible for the ultimate resolution of these trades and reports. Morgan Stanley shall have no responsibility or liability with respect to trade data not correctly transmitted to it on a timely basis by any person or entity, including but not limited to DTCC.

(g) In the event the undersigned's account falls below the minimum net equity required by the Prime Brokerage Regulations, the undersigned authorizes Morgan Stanley to notify promptly all its Executing Brokers of such event. If the undersigned fails to bring such account into compliance with the minimum net equity, the undersigned further agrees that Morgan Stanley may, without notice to the undersigned, disaffirm, DK or decline to affirm, clear and settle any transaction effected by an Executing Broker on the undersigned's behalf. Except as provided in the following paragraph, the undersigned understands that if Morgan Stanley takes such action with respect to any transaction of the undersigned, Morgan Stanley shall do so for all transactions of the undersigned that day. In any such case, Morgan Stanley shall send a cancellation notification to the undersigned and the undersigned understands that the undersigned must settle outstanding trades directly with the relevant Executing Broker and authorizes Morgan Stanley to provide the Executing Broker with any information necessary to settle such trades. The undersigned further agrees that Morgan Stanley will not be bound to make any investigation into the facts surrounding any transaction to which the undersigned is a party and that, immediately upon notice to the undersigned and, if required, to the Executing Brokers, Morgan Stanley may cease acting as prime broker for the undersigned.

(h) The undersigned hereby authorizes Morgan Stanley, if its account is managed on a discretionary basis by an SEC- or state-registered investment adviser, money manager or other person (an "Adviser"), to commingle its prime brokerage transactions with those of other accounts of its Adviser ("sub-accounts") for order placement and clearance in bulk in accordance with other instructions of the Adviser. The undersigned understands that no part of any transaction may be allocated to any sub-account where such sub-account's net equity is below the minimum levels established by the Prime Brokerage Regulations and that, should a such a net equity deficiency occur in any such sub-account, Morgan Stanley must disaffirm the entire transaction. The undersigned agrees that, should such an event occur, its Adviser may resubmit the bulk trade to the Executing Broker so as to exclude those securities which were originally allocated to the undersigned's sub-account or, if permissible, re-allocate the entire prime brokerage transaction to other sub-accounts. The undersigned understands that such reallocation must be communicated to Morgan Stanley within any required deadlines.

6. CURRENCY CONTRACTS. If an authorized representative of the undersigned initials the box entitled "Additional Provisions Related to Currency Contracts", which appears at the end of this Agreement, the undersigned, from time to time, may enter into spot and/or forward currency Contracts with Morgan Stanley in connection with the settlement of other Contracts or otherwise as the undersigned shall direct. The undersigned acknowledges that Morgan Stanley is under no obligation to enter into any currency Contracts with, or on behalf of, the undersigned, and further agrees to furnish to Morgan Stanley such documentation to indicate capacity and authority as Morgan Stanley may reasonably request prior to entering into any such Contracts. Each currency Contract entered into under this Agreement shall constitute an "FX Transaction", as such term is defined in the 1998 FX and Currency Option Definitions, including Annex A thereto, as published by the International Swaps and Derivatives Association, Inc., EMTA, and The Foreign Exchange Committee (as may be amended, the "FX Definitions"), and shall be subject to the terms in this
Section 6 as well as those set forth in the "Additional Provisions Related to Currency Contracts" box. Any confirmation, whether created by an exchange of telexes, facsimiles, SWIFT messages, or electronic messages on an electronic messaging or matching system, between Morgan Stanley and the undersigned relating to an FX Transaction, whether or not it is expressed to be, shall constitute a confirmation and, unless Morgan Stanley and the undersigned expressly agree otherwise, will be deemed to incorporate the FX Definitions. Notwithstanding the foregoing, Morgan Stanley shall have the right to convert currencies in connection with the exercise of Morgan Stanley's rights under
Section 8 below in such manner as it may determine.

7. SECURITY INTEREST AND LIEN. All Collateral shall be subject to a general lien and a continuing first priority perfected security interest for the discharge of all Obligations of the undersigned to Morgan Stanley, irrespective of whether or not Morgan Stanley has made advances in connection with such Collateral, the number of accounts the undersigned has with Morgan Stanley or which particular Morgan Stanley Entity holds such Collateral. The undersigned and Morgan Stanley each acknowledge and agree that each Morgan Stanley Entity which holds Collateral does so both for itself and also as an agent and bailee for all other Morgan Stanley Entities which may be secured parties under any Contract. The undersigned and Morgan Stanley agree that all Collateral held in or credited to any account will be treated as financial assets under Article 8 of the Uniform Commercial Code as in effect in the State of New York (the "UCC") and that any account maintained by the undersigned with any Morgan Stanley Entity shall be a securities account under Article 8 of the UCC. In the event of a breach or default by the undersigned, Morgan Stanley shall have in addition to the rights and remedies provided in this Agreement, all rights and remedies available to a secured creditor under the UCC and any other applicable law. All Collateral delivered to Morgan Stanley shall be free and clear of all prior liens, claims and encumbrances and the undersigned will not cause or allow any of the Collateral to be subject to any liens, security interests, mortgages or encumbrances of any nature other than the security interest created in Morgan Stanley's favor. Furthermore, Collateral consisting of securities shall be delivered in good deliverable form (or Morgan Stanley shall have the unrestricted power to place such securities in good deliverable form) in accordance with the requirements of the primary market for these securities. The undersigned shall execute such documents and take such other action as Morgan Stanley shall reasonably request in order to perfect its rights with respect to any such Collateral. In addition, the undersigned appoints Morgan Stanley as the undersigned's attorney-in-fact to act on the undersigned's behalf to sign, seal, execute and deliver all documents, and do all such acts as may be required, to realize upon any of Morgan Stanley's rights in the Collateral.

8.  RIGHTS  OF  MORGAN  STANLEY. Morgan Stanley is  hereby  authorized,  in  its discretion, to cancel any outstanding orders for the purchase or sale of any securities, currencies, commodities or other property or asset, or to sell any or all of the securities, currencies, commodities or other property or asset which may be in Morgan Stanley's possession or control (either individually or jointly with others), or to buy any securities, currencies, commodities or other property or asset of which any account of the undersigned may be short upon: (a) the undersigned's death or incompetency (if applicable); (b) a breach, repudiation or default by the undersigned of this Agreement or any other Contract; (c) any misrepresentation of any statement by the undersigned when made or deemed to be made or repeated, (d) the failure of the undersigned to fulfill or discharge any Obligation under this Agreement or any Contract, including the failure to make a payment on demand or to satisfy margin requirements,

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

(e) the filing by or against the undersigned of a petition or other proceeding in bankruptcy, insolvency or for the appointment of a receiver, (f) the levy of an attachment against any property or asset in any account of the undersigned
(g) the failure by the undersigned to give adequate assurance of due performance pursuant to this Agreement (h) should you deem it necessary for your protection, to cancel any outstanding orders for the purchase or sale of any securities or other property, or to sell any or all of the securities, currencies and commodities or other property which may be in your possession or control (either individually or jointly with others), or to buy in any securities, commodities or other property of which the account or accounts of the undersigned may be short. Such sale, purchase or cancellation may be made on any exchange or other market where such business is then usually transacted, or at public auction or private sale, without advertising or notice of the time or place of sale to the undersigned, and without prior tender, demand or call of any kind upon the undersigned, all of which are expressly waived. Morgan Stanley may purchase the whole or any part thereof free from any right of redemption and the undersigned shall remain liable to Morgan Stanley for any deficiency; it being understood that a prior tender, demand or call of any kind from Morgan Stanley, or prior notice from Morgan Stanley, of the time and place of such sale or purchase shall not be considered a waiver of Morgan Stanley's right to sell or buy any securities, commodities, or other property or asset held by Morgan Stanley, or which the undersigned may owe to Morgan Stanley. In addition, Morgan Stanley may at any time in connection with its rights under this Section 8 without prior notice to the undersigned apply or transfer any and all Collateral interchangeably between Morgan Stanley Entities in connection with accounts in which the undersigned has an interest.

9. ADEQUATE ASSURANCES. If at any time Morgan Stanley has reasonable grounds to doubt the undersigned's performance of any of the undersigned's Obligations, Morgan Stanley may demand, and the undersigned shall give within twenty-four hours or any reasonable shorter period of time Morgan Stanley specifies, adequate assurance of due performance. The giving of adequate assurance of performance may require the delivery by the undersigned to Morgan Stanley of additional Collateral. Any failure by the undersigned to give such adequate assurance of due performance shall constitute an independent, material default under the terms of all Contracts and Morgan Stanley may terminate, liquidate or accelerate any and all Contracts and exercise any right under or with respect to any security relating to any Contract and any right to net or set off payments which may arise under any Contract or other agreement or under applicable law.

10. EXPENSES AND OTHER CHARGES. The undersigned agrees to pay Morgan Stanley, or its designee, the following fees and charges with respect to trading activity:

(a) Morgan Stanley's commissions, markups and other charges with respect to the execution of transactions, fails, buy-ins, conversion costs or the maintenance of positions or other related services;

(b) any fees, fines, penalties or other charges imposed by any authority described in Section 2 of this Agreement or any court or authority of competent jurisdiction on any account opened or transaction executed for the undersigned, except any such charges as may be imposed due to Morgan Stanley's gross negligence or willful misconduct;

with respect to fees or expenses related to securities lending and borrowing transactions:

(a) upon demand, any debit balance owing with respect to any account of the undersigned, and interest and service charges on any such debit balance at the rates then charged by Morgan Stanley; and

(b) any charges with respect to such transactions, including buy-ins, and applicable taxes or interest on any of the foregoing, together with Morgan Stanley's costs and reasonable attorney's fees incurred in collecting any such debit balance.

11. NETTING AND SET OFF RIGHTS. Morgan Stanley shall have the right, at any time and from time to time, to set off Morgan Stanley's Obligations owed to the undersigned against the Obligations of the undersigned to Morgan Stanley and to foreclose on any Collateral for the purpose of satisfying the Obligations of the undersigned to Morgan Stanley. The undersigned acknowledges that the fulfillment by Morgan Stanley of its Obligations to the undersigned is contingent upon there being no breach, repudiation, misrepresentation or default by the undersigned which has occurred and is continuing under this Agreement or any Contract.

12. MAINTENANCE OF THE UNDERSIGNED'S COLLATERAL. Subject to the applicable rules of the SEC and other competent authorities, the undersigned acknowledges that all Collateral now or hereafter in Morgan Stanley's possession or control (either individually or jointly with others) or deposited to secure the same, may from time to time and without further notice to the undersigned, be carried in Morgan Stanley's general accounts and may be pledged, hypothecated or re-hypothecated, separately or in combination with property of others for the sum due to Morgan Stanley thereon or for a greater sum and without Morgan Stanley's retaining in its possession a like amount of similar property. Within the limits of applicable law, rule and regulation, Morgan Stanley is authorized to lend, to itself or to others Collateral it holds, together with all attendant rights of ownership (including the right to vote any securities).

13. FAILURE OF DELIVERY. If the undersigned directs Morgan Stanley to make any delivery of any security, commodity or other property or asset for its account for any reason and the undersigned fails to deliver that item to Morgan Stanley in the time, place and manner required, or if Morgan Stanley is unable to borrow the security, or in the case of a recall, Morgan Stanley is unable to re-borrow the security, the undersigned authorizes Morgan Stanley to borrow or purchase that item (or to be deemed to have make such purchase at the market value of the time of such deemed purchase) in such manner and time as Morgan Stanley in its sole discretion determines to be commercially reasonable. The undersigned agrees to be responsible for any consequent loss which Morgan Stanley may suffer and any related costs, premiums and losses to which Morgan Stanley may be subject.

14. CONFIRMATIONS, STATEMENTS AND OTHER COMMUNICATIONS. Execution reports and account statements shall be conclusive and binding if not objected to in writing (the former within five days and the latter within ten days) after transmittal by Morgan Stanley to the undersigned by mail or otherwise, including by electronic communication. Morgan Stanley may send communications to the undersigned's address of record or otherwise as provided to Morgan Stanley in writing. All communications, whether by mail, facsimile, telegraph, messenger, electronic means or otherwise, shall be deemed to have been given to the undersigned personally as of the date sent, whether actually received or not.

15. NO OBLIGATION. The undersigned agrees that Morgan Stanley shall be under no obligation whatsoever to enter into any Contract with, or on behalf of, the undersigned.

16. PROVISION OF INFORMATION. From time to time, Morgan Stanley may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned,, research, opinions and other information, including portfolio analyses and reports, regarding securities, commodities, other financial assets, and market participants or events. The undersigned acknowledges that such information  is  provided, unless Morgan Stanley agrees  in  writing  otherwise, without regard to the undersigned's personal financial situation, investment objectives or other circumstances and that the provision by Morgan Stanley of such information to the undersigned, whether sent directly or made readily accessible, and whether in writing, in electronic form or the subject of a taping, broadcast or narrowcast, does not imply that any asset or transaction discussed therein is suitable in light of the undersigned's particular circumstances. The undersigned agrees that no such information will be the primary basis of any investment decision by the undersigned. While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information. Further, all information and opinions are current only as of the time provided, and are subject to rapid change without prior notice. The undersigned also acknowledges that Morgan Stanley may take positions in financial instruments discussed in the information provided the undersigned (which positions may be inconsistent with the information provided), may execute transactions for others in those instruments and may provide investment banking and other services to the issuers of those instruments. From time to time, Morgan Stanley also may provide or make available to the undersigned, or to others acting with or on behalf of the undersigned, information regarding parties that might provide goods or services to the undersigned, including but not limited to fund administrators ("Vendors"). While all information produced by Morgan Stanley is based on sources believed to be reliable, the undersigned acknowledges that Morgan Stanley does not guarantee or warrant the accuracy, reliability or timeliness of such information, or the quality of goods or services provided by any Vendors. The undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to, actions or omissions by the Vendors, Morgan Stanley's provision or making available of such information, or the undersigned's selection or use of such Vendors.

17. USE OF THE INTERNET. Undersigned agrees that the Internet is not a secure network and that any communications transmitted over the Internet may, among other things, be intercepted or accessed by unauthorized or unintended parties and may not remain confidential, or that such transmissions may not arrive in a complete, unaltered or timely manner, and the undersigned assumes the risk arising therefrom.

18. RESOLUTION OF DISPUTES. ANY DISPUTE BETWEEN THE UNDERSIGNED AND A MORGAN STANLEY ENTITY THAT IS REGISTERED AS A BROKER-DEALER WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH MORGAN STANLEY'S BUSINESS, ANY TRANSACTION BETWEEN US OR THIS AGREEMENT SHALL BE DETERMINED, AT THE ELECTION OF THE UNDERSIGNED, BY LITIGATION IN A COURT WITH PROPER JURISDICTION OR BY ARBITRATION. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY ARBITRATION, UNDERSIGNED AND MORGAN
STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN
SECTION 19 BELOW. SHOULD THE UNDERSIGNED CHOOSE TO PROCEED BY LITIGATION, UNDERSIGNED AND MORGAN STANLEY AGREE TO FOLLOW THE PROCEDURES, AND ABIDE BY THE REQUIREMENTS, LISTED IN SECTION 20 BELOW.

19. IF THE UNDERSIGNED CHOOSES ARBITRATION, THE UNDERSIGNED ACKNOWLEDGES THAT:

ARBITRATION IS FINAL AND BINDING ON THE PARTIES.

THE PARTIES ARE WAIVING THEIR RIGHT TO SEEK REMEDIES IN COURT, INCLUDING THE RIGHT TO A JURY TRIAL.

ARBITRATION DISCOVERY IS GENERALLY MORE LIMITED THAN AND DIFFERENT FROM COURT PROCEEDINGS.

THE ARBITRATORS' AWARD IS NOT REQUIRED TO INCLUDE FACTUAL FINDINGS OR LEGAL REASONING AND ANY PARTY'S RIGHT TO APPEAL OR TO SEEK MODIFICATION OF RULINGS BY THE ARBITRATOR IS STRICTLY LIMITED.

THE PANEL OF ARBITRATORS WILL TYPICALLY INCLUDE A MINORITY OF ARBITRATORS WHO ARE OR WERE AFFILIATED WITH THE SECURITIES INDUSTRY.

ANY ARBITRATION SHALL BE CONDUCTED ONLY BEFORE THE NEW YORK STOCK EXCHANGE, INC., THE AMERICAN STOCK EXCHANGE, INC., THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR ANY OTHER U.S. SELF-REGULATORY ORGANIZATION OF WHICH THE
RELEVANT MORGAN STANLEY ENTITY IS A MEMBER. THE UNDERSIGNED HAS THE RIGHT TO ELECT ONE OF THE FOREGOING ORGANIZATIONS, BUT IF THE UNDERSIGNED FAILS TO MAKE SUCH ELECTION BY CERTIFIED LETTER ADDRESSED TO THE RELEVANT MORGAN STANLEY ENTITY AT ITS MAIN OFFICE BEFORE THE EXPIRATION OF TEN DAYS AFTER RECEIPT OF A WRITTEN REQUEST FROM MORGAN STANLEY TO MAKE SUCH ELECTION, MORGAN STANLEY MAY MAKE SUCH ELECTION.
THE AWARD OF THE ARBITRATORS, OR THE MAJORITY OF THEM, SHALL BE FINAL AND JUDGMENT UPON THE AWARD RENDERED MAY BE ENTERED IN ANY STATE OR FEDERAL COURT HAVING JURISDICTION. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS CONSENT BY MORGAN STANLEY TO AN AWARD OF PUNITIVE DAMAGES.

NO PERSON SHALL BRING A PUTATIVE OR CERTIFIED CLASS ACTION TO ARBITRATION, NOR SEEK TO ENFORCE ANY PRE-DISPUTE ARBITRATION AGREEMENT AGAINSTANY PERSON WHO, IF THE UNDERSIGNED HAS INITIATED IN COURT A PUTATIVE CLASS ACTION, IS A MEMBER OF A PUTATIVE CLASS WHO HAS NOT OPTED OUT OF THE CLASS WITH RESPECT TO ANY CLAIMS ENCOMPASSED BY THE PUTATIVE CLASS ACTION UNTIL:

(i) THE CLASS CERTIFICATION IS DENIED;

(ii) THE CLASS IS DECERTIFIED; OR

(iii) THE UNDERSIGNED IS EXCLUDED FROM THE CLASS BY THE COURT. SUCH FORBEARANCE TO ENFORCE AN AGREEMENT TO ARBITRATE SHALL NOT CONSTITUTE A WAIVER OF ANY SUCH RIGHTS UNDER THIS AGREEMENT EXCEPT TO THE EXTENT STATED HEREIN.

20. IF THE UNDERSIGNED CHOOSES LITIGATION IN COURT. (A) UNLESS THE PARTIES OTHERWISE AGREE IN WRITING WHEN ANY DISPUTE ARISES, LITIGATION MUST BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY. THE UNDERSIGNED IRREVOCABLY CONSENTS TO THE JURISDICTION OF EITHER OF THOSE COURTS AND (B) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION IS HEREBY WAIVED BY ALL PARTIES TO THIS AGREEMENT.

21. APPLICABLE LAW AND ENFORCEABILITY. THIS AGREEMENT, ANY CONTRACT, THEIR ENFORCEMENT AND ANY DISPUTE BETWEEN US, WHETHER ARISING OUT OF OR RELATING TO THE UNDERSIGNED'S ACCOUNTS OR OTHERWISE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCLUDING ITS CONFLICT OF LAW RULES. The provisions of this Agreement shall be continuous, shall cover individually and collectively all accounts which the undersigned may open or reopen with Morgan Stanley and shall inure to the benefit of Morgan Stanley's present and any successor organizations, irrespective of any change at any time in the personnel thereof and of the assigns of Morgan Stanley's present organizations or any successor organizations. This Agreement shall be binding upon the undersigned and the estate, executors, administrators, trustees, agents, officers, directors and assigns of the undersigned.

22. MODIFICATION AND WAIVER. The undersigned agrees that Morgan Stanley may modify the terms of this Agreement at any time upon prior written notice. If the modifications are unacceptable, the undersigned agrees to notify Morgan Stanley in writing within twenty days of the transmittal of such written notice. Morgan Stanley may then terminate any or all of the undersigned's accounts. The undersigned also agrees that any transactions or Contracts entered into after such notification shall be subject to the modifications. The undersigned may not modify this Agreement without Morgan Stanley's written consent. To the extent this Agreement is inconsistent with any other agreement between us, the provisions of this Agreement shall govern. Morgan Stanley's failure to enforce this Agreement or any of its terms, or any continued course of such conduct on Morgan Stanley's part, shall not be considered a waiver of any of Morgan Stanley's rights.

23. AUTHORIZED INSTRUCTIONS. The undersigned authorizes Morgan Stanley to accept instructions by telephone, tested telex, facsimile transmission, electronic mail, electronically, in writing or any other method that undersigned and Morgan Stanley may agree to use. The undersigned also agrees (i) to be bound by all instructions that Morgan Stanley believes are authorized, regardless of the means by which those instructions have been transmitted to Morgan Stanley, and
(ii) that Morgan Stanley shall not be liable for any loss, cost or expense for acting upon instructions that Morgan Stanley believed to be authorized.

24. SEVERABILITY. If any provision of this Agreement is or becomes inconsistent with any applicable present or future law, rule or regulation, that provision will be deemed modified or, if necessary, rescinded in order to comply with the relevant law, rule or regulation. All other provisions of this Agreement will continue and remain in full force and effect. To the extent that this Agreement is not enforceable as to any Contract, this Agreement shall remain in full force and effect and be enforceable in accordance with its terms as to all other Contracts. To the extent this Agreement contains any provision which is inconsistent with provisions in any other Contract or agreement between us, or of which the undersigned is a beneficiary, the provisions of this Agreement shall control with respect to transactions contemplated hereunder.

25. LENDING OF SECURITIES. Within the limits of applicable law and regulation, until Morgan Stanley receives written notice of revocation from the undersigned, Morgan Stanley is hereby authorized to lend, to itself as brokers or to others, any securities held by Morgan Stanley on margin in its possession or control together with all attendant rights of ownership (including the right to vote the securities).

26. EXTRAORDINARY EVENTS. The undersigned agrees that Morgan Stanley will not be liable for any loss caused, directly or indirectly, by government restrictions, exchange or market rulings, suspension of trading, war (whether declared or undeclared), terrorist acts, insurrection, riots, fires, flooding, strikes, failure of utility services, accidents, adverse weather or other events of nature (including earthquakes, hurricanes and tornadoes) or other events or conditions beyond Morgan Stanley's control. In the event that any communications network, data processing system or computer system Morgan Stanley uses, regardless of ownership, is rendered inoperable, Morgan Stanley will not be liable to the undersigned for any loss, liability, claim, damage or expense resulting, directly or indirectly, from such inoperability.

27. LIMITATION OF LIABILITY. Morgan Stanley shall not be liable in connection with the execution, clearing, handling, purchasing or selling of securities, commodities or other property or assets, or other action, except in the event of gross negligence or willful misconduct on Morgan Stanley's part. The undersigned acknowledges that certain of its securities may be held outside the United States by unaffiliated, foreign, agent banks and depositories. Morgan Stanley shall not be liable to the undersigned for any loss, liability or expense incurred by the undersigned in connection with these arrangements except to the extent that any such loss, liability or expense results from Morgan Stanley's gross negligence or willful misconduct.

28. INDEMNIFICATION. In consideration of Morgan Stanley's carrying one or more accounts for the undersigned, the undersigned agrees to indemnify and hold Morgan Stanley harmless from and against any and all losses, claims, damages and liabilities arising out of or relating to the undersigned's accounts or in connection with the execution, purchase, sale, assignment, exercise, endorsement or handling of any transaction therein, or in connection with Morgan Stanley acting or declining to act as prime broker, except for actions taken or omitted to be taken by Morgan Stanley which are a result of, or constitute, willful misconduct or gross negligence. The undersigned also agrees that Morgan Stanley shall have no responsibility for the undersigned's compliance with any law or regulation and that Morgan Stanley shall not be liable for delays in the transmission of orders or instructions due to the breakdown or failure of transmission or communication facilities or any other cause beyond Morgan Stanley's control, including any mistake, error, negligence or misconduct of any exchange, association or clearing house or their respective officers, directors, employees or agents, nor any failure by any such exchange, association or clearing house to enforce its rules or regulations.

29. COSTS OF COLLECTION. To the extent permitted by the laws of the State of New York, the reasonable costs and expenses of collection of any debit balance and any unpaid deficiency in any account of the undersigned with Morgan Stanley, including but not limited to attorneys' fees incurred and payable or paid by Morgan Stanley, shall be payable to Morgan Stanley by the undersigned.

30. ASSIGNMENTS. Undersigned may not assign its rights or obligations under this Agreement without the express written consent of Morgan Stanley.

31. REPRESENTATIONS AND WARRANTIES. The undersigned hereby represents and warrants as of the date hereof, which representations and warranties will be deemed repeated on each date on which a transaction or Contract is effected for any of the undersigned's accounts, or any securities or other property if delivered to or from any such account, that:

(a) The undersigned will at all times maintain such securities or other property or assets in the accounts of the undersigned for margin purposes, as is required by Morgan Stanley from time to time in Morgan Stanley's sole discretion;

(b) The undersigned will not transact on the basis of, or in reliance on, material, non-public information.

(c) Except as disclosed in writing to Morgan Stanley, the undersigned is not an employee of any exchange, or of any corporation of which any exchange owns a majority of the capital stock, or of a member of any exchange, or of a securities broker or dealer, or of a bank, trust company, insurance company or of any corporation, firm or individual engaged in the business of dealing, either as agent or as principal, in securities, bills of exchange, acceptances or other forms of commercial paper.

(d) Except as disclosed to Morgan Stanley in writing, the undersigned continuously represents that it is not (a) an employee benefit plan (hereinafter an "ERISA Plan"), as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), subject to Title I of ERISA or
Section 4975 of the Internal Revenue Code of 1986, as amended, or (b) a person acting on behalf of an ERISA Plan or (c) a person the assets of whom constitute assets of an ERISA Plan. The undersigned will provide notice to Morgan Stanley in the event that it is aware that it is in breach of any aspect of this representation or is aware that with the passing of time, giving of notice or expiry of any applicable grace period it will breach this representation.

(e) Except as disclosed in writing to Morgan Stanley, the undersigned is not, and will not be, an affiliate (as defined in Rule 144(a)(1) under the Securities Act of 1933) of the issuer of any security held in the undersigned's accounts or sold to or through Morgan Stanley and undertakes to inform Morgan Stanley of any changes in such representation.

(f) The undersigned has full power and authority to execute and deliver each Contract and to perform and observe the provisions thereof.

(g) The execution, delivery and performance of each Contract has been or will be, prior to entering into the Contract, duly authorized by all necessary internal action and do not or will not contravene any requirement of law or any contractual restrictions or agreement binding on or affecting the undersigned or its assets.

(h) Each Contract has been or will be at the time it is entered into properly executed and delivered by the undersigned and constitutes and will constitute a legal, valid and binding obligation enforceable in accordance with its terms.

(i) The undersigned will promptly furnish to Morgan Stanley appropriate financial statements or similar documents upon Morgan Stanley's request and any other information as Morgan Stanley may reasonably request. Since the date of the most recent financial statements provided to Morgan Stanley, if any, there has been no material adverse change in the information set forth therein, and, if the undersigned is not a natural person, the business, financial condition, results, operations or prospects of the undersigned.

(j) No one that is not a party to this Agreement has any interest in any account of the undersigned with Morgan Stanley. The undersigned owns the Collateral assigned, or to be assigned, to Morgan Stanley under each Contract free and clear of any lien, claims, encumbrances and transfer restrictions. Upon delivery of the Collateral to Morgan Stanley or upon the filing of appropriate financing statements, Morgan Stanley will have, as security for the Obligations of the undersigned, a perfected first priority security interest in the Collateral. No further filings or recordings with any governmental body, agency or official are necessary to create or perfect the security interest in the Collateral.

(k) The undersigned represents to Morgan Stanley that all sales of securities (other than fully covered options) will be eligible to be marked "long" and that the undersigned will pay for all the securities purchased in full on trade date or such later date as Morgan Stanley may permit. Any sell order which the undersigned shall designate as being long is for securities then owned by the undersigned. If such securities cannot be delivered by Morgan Stanley from any account of the undersigned, the placing of such order shall constitute a representation by the undersigned that the undersigned will deliver them as soon as it is possible to do so, without undue inconvenience or expense to Morgan Stanley.

(l) The undersigned acknowledges that it is acting as principal (and not as agent or in any other capacity, fiduciary or otherwise) for its own account, and it has made its own independent decisions to enter into this Agreement and Contracts and as to whether its activities and investments thereunder are appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of Morgan Stanley as investment advice or as a recommendation to enter into any particular transaction; it being understood that information and explanations related to the terms and conditions of a transaction shall not be considered investment advice or a recommendation to enter into a transaction. No communication (written or oral) received from Morgan Stanley shall be deemed to be an assurance or guarantee as to the expected results of a transaction. It is capable of assessing the merits of and understanding (on its own behalf or thorough independent professional advice), and understands and accepts, the terms, conditions and risks of its transactions, and is capable of assuming, and assumes, such risks. Morgan Stanley is not acting as a fiduciary for an adviser to it in any respect, and does not perform any analysis or make any judgment on any matters pertaining to the suitability of any order or offer any opinion, judgment or other type of information pertaining to the nature, value, potential or suitability of any particular transaction.

32. ACKNOWLEDGMENTS. The undersigned hereby consents and acknowledges that:

(a) The undersigned has received, and agrees to be bound by, Morgan Stanley's Credit Charge and Margin Information Statement, which is incorporated herein by reference;

(b) The undersigned has received a copy of this Agreement and has read and understood its terms; and

(c) All conversations between us may be recorded on tape or otherwise.

NOTICE: THIS AGREEMENT CONTAINS A PRE-DISPUTE ARBITRATION CLAUSE

PROXY DISCLOSURE STATEMENT

Under the rules of the Securities and Exchange Commission, we are required, upon registrant's request, to provide your name, address and security positions to issuers of securities that you own. The issuer may use this information exclusively for purposes of corporate communications. _____(Check) IF THIS BOX IS CHECKED, MORGAN STANLEY WILL DISCLOSE THE NAME AND ADDRESS INFORMATION FOR THE ACCOUNT ESTABLISHED BY THIS AGREEMENT TO ISSUERS OF SECURITIES WHICH I OWN.

ELECTRONIC TRADE CONFIRMATIONS

        (Check)  Yes,  we  would,  if  available,  like  to  receive  electronic
notification  of  our  trade  information  rather  than  a  mailed,  hard   copy
confirmation.

DATE: __5/17/02___

Financial Institution Partners,              MORGAN STANLEY &
Ltd.                                         CO. INCORPORATED,
By Hovde Capital Offshore LLC, general       on its own behalf
Partner,                                     and on behalf of
by its authorized signatory                  each Morgan Stanley Entity



/s/ Richard J. Perry, Jr.
Name: Richard J. Perry, Jr.                  Name:  ___________
Date: 5/17/02                                Date:  ___________
Title: Manager                               Title: ___________

                                                                       EXHIBIT L

THE
BOND
MARKET
ASSOCIATION

                        Master Securities Loan Agreement

Between:                           Dated as of May 2, 2002

PRIME DEALER SERVICES CORP.

and

FINANCIAL INSTITUTION PARTNERS, LTD.

     This Agreement sets forth the terms and conditions under which one party ("Lender") may from time to time lend to the other party ("Borrower") certain securities against a pledge of collateral. Capitalized terms not otherwise defined herein shall have the meanings provided in Section 26.

     The parties hereto agree as follows:

1.   Loans of Securities.

1.1. Subject to the terms and conditions of this Agreement, Borrower or Lender may, from time to time, orally seek to initiate a transaction in which Lender will lend securities to Borrower. Borrower and Lender shall agree orally on the terms of each Loan, including the issuer of the securities, the amount of securities to be lent, the basis of compensation, and the amount of Collateral to be transferred by Borrower, which terms may be amended during the Loan.
1.2. Notwithstanding any other provision in this Agreement regarding when a Loan commences, a Loan hereunder shall not occur until the Loaned Securities and the Collateral therefor have been transferred in accordance with Section 16.
1.3. WITHOUT WAIVING ANY RIGHTS GIVEN TO LENDER HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF BORROWER'S OBLIGATIONS IN THE EVENT BORROWER FAILS TO RETURN THE LOANED SECURITIES.

2.   Transfer of Loaned Securities.

2.1. Unless otherwise agreed, Lender shall transfer Loaned Securities to Borrower hereunder on or before the Cutoff Time on the date agreed to by Borrower and Lender for the commencement of the Loan.
2.2. Unless otherwise agreed, Borrower shall provide Lender, in each Loan in which Lender is a Customer, with a schedule and receipt listing the Loaned Securities. Such schedule and receipt may consist of (a) a schedule provided to Borrower by Lender and executed and returned by Borrower when the Loaned Securities are received, (b) in the case of securities transferred through a Clearing Organization which provides transferors with a notice evidencing such transfer, such notice, or (c) a confirmation or other document provided to Lender by Borrower.

3.   Collateral.

3.1. Unless otherwise agreed, Borrower shall, prior to or concurrently with the transfer of the Loaned Securities to Borrower, but in no case later than the close of business on the day of such transfer, transfer to Lender Collateral with a market value at least equal to a percentage of the market value of the Loaned Securities agreed to by Borrower and Lender (which shall be not less than 100% of the market value of the Loaned Securities) (the "Margin Percentage").
3.2. The Collateral transferred by Borrower to Lender, as adjusted pursuant to
Section 8, shall be security for Borrower's obligations in respect of such Loan and for any other obligations of Borrower to Lender. Borrower hereby pledges with, assigns to, and grants Lender a continuing first security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the Loaned Securities by Lender to Borrower and which shall cease upon the transfer of the Loaned Securities by Borrower to Lender. In addition to the rights and remedies given to Lender hereunder, Lender shall have all the rights and remedies of a secured party under the New York Uniform Commercial Code. It is understood that Lender may use or invest the Collateral, if such consists of cash, at its own risk, but that (unless Lender is a Broker-Dealer) Lender shall, during the term of any Loan hereunder, segregate Collateral from all securities or other assets in its possession. Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's, only (a) if Lender is Broker-Dealer or (b) in the event of a Default by Borrower. Segregation of Collateral may be accomplished by appropriate identification on the books and records of Lender if it is a "financial intermediary" or a "clearing corporation" within the meaning of the New York Uniform Commercial Code.
3.3. Except as otherwise provided herein, upon transfer to Lender of the Loaned Securities on the day a Loan is terminated pursuant to Section 5, Lender shall be obligated to transfer the Collateral (as adjusted pursuant to Section 8) to Borrower no later than the Cutoff Time on such day or, if such day is not a day on which a transfer of such Collateral may be effected under Section 16, the next day on which such a transfer may be effected.
3.4. If Borrower transfers Collateral to Lender, as provided in Section 3.1, and Lender does not transfer the Loaned Securities to Borrower, Borrower shall have the absolute right to the return of the Collateral; and if Lender transfers Loaned Securities to Borrower and Borrower does not transfer Collateral to Lender as provided in Section 3.1, Lender shall have the absolute right to the return of the Loaned Securities.
3.5. Borrower may, upon reasonable notice to Lender (taking into account all relevant factors, including industry practice, the type of Collateral to be substituted and the applicable method of transfer), substitute Collateral for Collateral securing any Loan or Loans; provided, however, that such substituted Collateral shall (a) consist only of cash, securities or other property that Borrower and Lender agreed would be acceptable Collateral prior to the Loan or Loans and (b) have a market value such that the aggregate market value of such substituted Collateral, together with all other Collateral for Loans in which the party substituting such Collateral is acting as Borrower, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Prior to the expiration of any letter of credit supporting Borrower's obligations hereunder, Borrower shall, no later than the Cutoff Time on the date such letter of credit expires, obtain an extension of the expiration of such letter of credit or replace such letter of credit by providing Lender with a substitute letter of credit in an amount at least equal to the amount of the letter of credit for which it is substituted.
3.6. Lender acknowledges that, in connection with Loans of Government Securities and as otherwise permitted by applicable law, some securities provided by Borrower as Collateral under this Agreement may not be guaranteed by the United States.

4.   Fees for Loan.

4.1. Unless otherwise agreed, (a) Borrower agrees to pay Lender a loan fee (a "Loan Fee"), computed daily on each Loan to the extent such Loan is secured by Collateral other than cash, based on the aggregate par value (in the case of Loans of Government Securities) or the aggregate market value (in the case of all other Loans) of the Loaned Securities on the day for which such Loan Fee is being computed, and (b) Lender agrees to pay Borrower a fee or rebate (a "Cash Collateral Fee") on Collateral consisting of cash, computed daily based on the amount of cash held by Lender as Collateral, in the case of each of the Loan Fee and the Cash Collateral Fee at such rates as Borrower and Lender may agree. Except as Borrower and Lender may otherwise agree (in the event that cash Collateral is transferred by clearing house funds or otherwise), Loan Fees shall accrue from and including the date on which the Loaned Securities are transferred to Borrower to, but excluding, the date on which such Loaned Securities are returned to Lender, and Cash Collateral Fees shall accrue from and including the date on which the cash Collateral is transferred to Lender to, but excluding, the date on which such cash Collateral is returned to Borrower.
4.2. Unless otherwise agreed, any Loan Fee or Cash Collateral Fee payable hereunder shall be payable:
(a) in the case of any Loan of securities other than Government Securities, upon the earlier of (i) the fifteenth day of the month following the calendar month in which such fee was incurred or (ii) the termination of all Loans hereunder (or, if a transfer of cash in accordance with Section 16 may not be effected on such fifteenth day or the day of such termination, as the case may be, the next day on which such a transfer may be effected); and
(b) in the case of any Loan of Government Securities, upon the termination of such Loan.

Notwithstanding the foregoing, all Loan Fees shall be payable by Borrower immediately in the event of a Default hereunder by Borrower and all Cash Collateral Fees shall be payable immediately by Lender in the event of a Default by Lender.

5. Termination of the Loan. Unless otherwise agreed, (a) Borrower may terminate a Loan on any Business Day by giving notice to Lender and transferring the Loaned Securities to Lender before the Cutoff Time on such Business Day, and
(b) Lender may terminate a Loan on a termination date established by notice given to Borrower prior to the close of business on a Business Day. The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the third Business Day following such notice. Unless otherwise agreed, Borrower shall, on or before the Cutoff Time on the termination date of a Loan, transfer the Loaned Securities to Lender; provided, however, that upon such transfer by Borrower, Lender shall transfer the Collateral (as adjusted pursuant to Section 8) to Borrower in accordance with
Section 3.3.

6. Rights of Borrower in Respect of the Loaned Securities. Except as set forth in Sections 7.1 and 7.2 and as otherwise agreed by Borrower and Lender, until Loaned Securities are required to be redelivered to Lender upon termination of a Loan hereunder, Borrower shall have all of the incidents of ownership of the Loaned Securities, including the right to transfer the Loaned Securities to others. Lender hereby waives the right to vote, or to provide any consent or to take any similar action with respect to, the Loaned Securities in the event that the record date or deadline for such vote, consent or other action falls during the term of the Loan.

7.   Dividends, Distributions, Etc.

7.1. Lender shall be entitled to receive all distributions made on or in respect of the Loaned Securities which are not otherwise received by Lender, to the full extent it would be so entitled if the Loaned Securities had not been lent to Borrower, including, but not limited to: (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of the Loaned Securities and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.
7.2. Any cash distributions made on or in respect of the Loaned Securities, which Lender is entitled to receive pursuant to Section 7.1, shall be paid by the transfer of cash to Lender by Borrower, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Lender is not in Default at the time of such payment. Non-cash distributions received by Borrower shall be added to the Loaned Securities on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Borrower shall forthwith transfer the same to Lender.
7.3. Borrower shall be entitled to receive all cash distributions made on or in respect of non-cash Collateral which are not otherwise received by Borrower, to the full extent it would be so entitled if the Collateral had not been transferred to Lender. Any distributions of cash made on or in respect of such Collateral which Borrower is entitled to receive hereunder shall be paid by the transfer of cash to Borrower by Lender, on the date any such distribution is paid, in an amount equal to such cash distribution, so long as Borrower is not in Default at the time of such payment.
7.4. (a) Unless otherwise agreed, if (i) Borrower is required to make a payment (a "Borrower Payment") with respect to cash distributions on Loaned Securities under Sections 7.1 and 7.2 ("Securities Distributions"), or (ii) Lender is required to make a payment (a "Lender Payment") with respect to cash distributions on Collateral under Section 7.3 ("Collateral Distributions"), and
(iii) Borrower or Lender, as the case may be ("Payor"), shall be required by law to collect any withholding or other tax, duty, fee, levy or charge required to be deducted or withheld from such Borrower Payment or Lender Payment ("Tax"), then Payor shall (subject to subsections (b) and (c) below), pay such additional amounts as may be necessary in order that the net amount of the Borrower Payment or Lender Payment received by the Lender or Borrower, as the case may be ("Payee"), after payment of such Tax equals the net amount of the Securities Distribution or Collateral Distribution that would have been received if such Securities Distribution or Collateral Distribution had been paid directly to the Payee.

(b) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that Tax would have been imposed on a Securities Distribution or Collateral Distribution paid directly to the Payee.

(c) No additional amounts shall be payable to a Payee under subsection (a) above to the extent that such Payee is entitled to an exemption from, or reduction in the rate of, Tax on a Borrower Payment or Lender Payment subject to the provision of a certificate or other documentation, but has failed timely to provide such certificate or other documentation.



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(d)  Each party hereto shall be deemed to represent that, as of the commencement of any Loan hereunder, no Tax would be imposed on any cash distribution paid to it with respect to (i) Loaned Securities subject to a Loan in which it is acting as Lender or (ii) Collateral for any Loan in which it is acting as Borrower, unless such party has given notice to the contrary to the other party hereto (which notice shall specify the rate at which such Tax would be imposed). Each party agrees to notify the other of any change that occurs during the term of a Loan in the rate of any Tax that would be imposed on any such cash distributions payable to it.

7.5. To the extent that, under the provisions of Sections 7.1 through 7.4 (a) a transfer of cash or other property by Borrower would give rise to a Margin Excess (as defined in Section 8.3 below) or (b) a transfer of cash or other property by Lender would give rise to a Margin Deficit (as defined in Section
8.2 below), Borrower or Lender (as the case may be) shall not be obligated to make such transfer of cash or other property in accordance with such Sections, but shall in lieu of such transfer immediately credit the amounts that would have been transferable under such Sections to the account of Lender or Borrower (as the case may be).

8.   Mark to Market.

8.1. Borrower shall daily mark to market any Loan hereunder and in the event that at the close of trading on any Business Day the market value of the Collateral for any Loan to Borrower shall be less than 100% of the market value of all the outstanding Loaned Securities subject to such Loan, Borrower shall transfer additional Collateral no later than the close of the next Business Day so that the market value of such additional Collateral, when added to the market value of the other Collateral for such Loan, shall equal 100% of the market value of the Loaned Securities.
8.2. In addition to any rights of Lender under Section 8.1, in the event that at the close of trading on any Business Day the aggregate market value of all Collateral for Loans by Lender shall be less than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Deficit"), Lender may, by notice to Borrower, demand that Borrower transfer to Lender additional Collateral so that the market value of such additional Collateral, when added to the market value of all other Collateral for such Loans, shall equal or exceed the agreed upon Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Lender's notice to Borrower.
8.3. In the event that at the close of trading on any Business Day the market value of all Collateral for Loans to Borrower shall be greater than the Margin Percentage of the market value of all the outstanding Loaned Securities subject to such Loans (a "Margin Excess"), Borrower may, by notice to Lender, demand that Lender transfer to Borrower such amount of the Collateral selected by Borrower so that the market value of the Collateral for such Loans, after deduction of such amounts, shall thereupon not exceed the Margin Percentage of the market value of the Loaned Securities. Unless otherwise agreed, such transfer is to be made no later than the close of the next Business Day following the day of Borrower's notice to Lender.
8.4. Borrower and Lender may agree, with respect to one or more Loans hereunder, to mark the values to market pursuant to Sections 8.2 and 8.3 by separately valuing the Loaned Securities lent and the Collateral given in respect thereof on a Loan-by-Loan basis.
8.5. Borrower and Lender may agree, with respect to any or all Loans hereunder, that the respective rights of Lender and Borrower under Sections 8.2 and 8.3 may be exercised only where a Margin Excess or Margin Deficit exceeds a specified dollar amount or a specified percentage of the market value of the Loaned Securities under such Loans (which amount or percentage shall be agreed to by Borrower and Lender prior to entering into any such Loans).

9.   Representations.    Each party to this Agreement hereby makes the following
representations and warranties, which shall continue during the term of any Loan hereunder:

9.1. Each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the Loans contemplated hereby and to perform its obligations hereunder; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.
9.2. Each party hereto represents and warrants that the execution, delivery and performance by it of this Agreement and each Loan hereunder will at all times comply with all applicable laws and regulations including those of applicable regulatory and self-regulatory organizations.
9.3. Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder.
9.4. Borrower represents and warrants that it is acting for its own account. Lender represents and warrants that it is acting for its own account unless it expressly specifies otherwise in writing and complies with Section 10.3(b).
9.5. Borrower represents and warrants that (a) it has, or will have at the time of transfer of any Collateral, the right to grant a first security interest therein subject to the terms and conditions hereof, and (b) it (or the person to whom it relends the Loaned Securities) is borrowing or will borrow the Loaned Securities (except for Loaned Securities that qualify as "exempted securities" under Regulation T of the Board of Governors of the Federal Reserve System) for the purpose of making delivery of such securities in the case of short sales, failure to receive securities required to be delivered, or as otherwise permitted pursuant to Regulation T as in effect from time to time.
9.6. Lender represents and warrants that it has, or will have at the time of transfer of any Loaned Securities, the right to transfer the Loaned Securities subject to the terms and conditions hereof.

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10.  Covenants.

10.1. Each party hereto agrees and acknowledges that (a) each Loan hereunder is a "securities contract," as such term is defined in Section 741(7) of Title 11 of the United States Code (the "Bankruptcy Code"), (b) each and every transfer of funds, securities and other property under this Agreement and each Loan hereunder is a "settlement payment" or a "margin payment," as such terms are used in Sections 362(b)(6) and 546(e) of the Bankruptcy Code, and (c) the rights given to Borrower and Lender hereunder upon a Default by the other constitute the right to cause the liquidation of a securities contract and the right to set off mutual debts and claims in connection with a securities contract, as such terms are used in Sections 555 and 362(b)(6) of the Bankruptcy Code. Each party hereto further agrees and acknowledges that if a party hereto is an "insured depository institution," as such term is defined in the Federal Deposit Insurance Act, as amended ("FDIA"), then each Loan hereunder is a "securities contract" and "qualified financial contract," as such terms are defined in the FDIA and any rules, orders or policy statements thereunder.
10.2. Borrower agrees to be liable as principal with respect to its obligations hereunder.
10.3. Lender agrees either (a) to be liable as principal with respect to its obligations hereunder or (b) to execute and comply fully with the provisions of Annex I (the terms and conditions of which Annex are incorporated herein and made a part hereof).
10.4. Promptly upon (and in any event within seven (7) Business Days after) demand by Lender, Borrower shall furnish Lender with Borrower's most recent publicly-available financial statements and any other financial statements mutually agreed upon by Borrower and Lender. Unless otherwise agreed, if Borrower is subject to the requirements of Rule 17a-5(c) under the Exchange Act, it may satisfy the requirements of this Section by furnishing Lender with its most recent statement required to be furnished to customers pursuant to such Rule.
10.5. Except to the extent required by applicable law or regulation or as otherwise agreed, Borrower and Lender agree that Loans hereunder shall in no event be "exchange contracts" for purposes of the rules of any securities exchange and that Loans hereunder shall not be governed by the buy-in or similar rules of any such exchange, registered national securities or other self-regulatory organization.

11. Events of Default. All Loans hereunder may, at the option of the nondefaulting party exercised by notice to the defaulting party (which option shall be deemed to have been exercised even if no notice is given, immediately upon the occurrence of an event specified in subsection 11.5 below), be terminated immediately upon the occurrence of any one or more of the following events (individually, a "Default"):

11.1. if any Loaned Securities shall not be transferred to Lender upon termination of the Loan as required by Section 5;
11.2. if any Collateral shall not be transferred to Borrower upon termination of the Loan as required by Sections 3.3 and 5;
11.3.     if either party shall fail to transfer Collateral as required by
Section 8;
11.4. if either party (i) shall fail to transfer to the other party amounts in respect of distributions required to be transferred by Section 7, (ii) shall have received notice of such failure from the non-defaulting party, and (iii) shall not have cured such default by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected in accordance with Section 16;
11.5. if (i) either party shall commence as debtor any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law, or seek the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property, (ii) any such case or proceeding shall be commenced against either party, or another shall seek such an appointment, or any application shall be filed against either party for a protective decree under the provisions of the Securities Investor Protection Act of 1970, which (A) is consented to or not timely contested by such party, (B) results in the entry of an order for relief, such an appointment, the issuance of such a protective decree or the entry of an order having a similar effect, or (C) is not dismissed within 15 days, (iii) either party shall make a general assignment for the benefit of creditors, or
(iv) either party shall admit in writing its inability to pay its debts as they become due;
11.6. if either party shall have been suspended or expelled from membership or participation in any national securities exchange or registered national securities association of which it is a member or other self-regulatory organization to whose rules it is subject or if it is suspended from dealing in securities by any federal or state government agency thereof;
11.7. if either party shall have its license, charter, or other authorization necessary to conduct a material portion of its business withdrawn, suspended or revoked by any applicable federal or state government or agency thereof;
11.8. if any representation made by either party in respect of this Agreement or any Loan or Loans hereunder shall be incorrect or untrue in any material respect during the term of any Loan hereunder;
11.9. if either party notifies the other, orally or in writing, of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or
11.10. if either party (i) shall fail to perform any material obligation under this Agreement not specifically set forth in clauses 11.1 through 11.9 above, including but not limited to the payment of fees as required by Section 4, and the payment of transfer taxes as required by Section 14, (ii) shall have received notice of such failure from the non-defaulting party and (iii) shall not have cured such failure by the Cutoff Time on the next day after such notice on which a transfer of cash may be effected under Section 16.

12. Lender's Remedies. Upon the occurrence of a Default under Section 11 entitling Lender to terminate all Loans hereunder, Lender shall have the right (without further notice to Borrower), in addition to any other remedies provided herein or under applicable law, (a) to purchase a like amount of Loaned
Securities ("Replacement Securities") in the principal market for such securities in a commercially reasonable manner, (b) to sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and
(c) to apply and set off the Collateral and any proceeds thereof (including any amounts drawn under a letter of credit supporting any Loan) against the payment of the purchase price for such Replacement Securities and any amounts due to Lender under Sections 4, 7, 14 and 17. In the event Lender shall exercise such rights, Borrower's obligation to return a like amount of the Loaned Securities shall terminate. Lender may similarly apply the Collateral and any proceeds thereof to any obligation of Borrower under this Agreement, including Borrower's obligations with respect to distributions paid to Borrower (and not forwarded to Lender) in respect of Loaned Securities. In the event that (i) the purchase price of Replacement Securities (plus all other amounts, if any, due to Lender hereunder) exceeds (ii) the amount of the Collateral, Borrower shall be liable to Lender for the amount of such excess together with interest thereon at a rate equal to (A) in the case of purchases of Foreign Securities, LIBOR, (B) in the case of purchases of any other securities (or other amounts, if any, due to Lender hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B, in each case as such rate fluctuates from day to day, from the date of such purchase until the date of payment of such excess. As security for Borrower's obligation to pay such excess, Lender shall have, and Borrower hereby grants, a security interest in any property of Borrower then held by or for Lender and a right of setoff with respect to such property and any other amount payable by Lender to Borrower. The purchase price of Replacement Securities purchased under this Section 12 shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Lender exercises its rights under this Section 12, Lender may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of Replacement Securities or sale of Collateral for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Subject to Section 19, upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Borrower.

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13.  Borrower's Remedies.     Upon the occurrence of a Default under Section  11
entitling Borrower to terminate all Loans hereunder, Borrower shall have the right (without further notice to Lender), in addition to any other remedies provided herein or under applicable law, (a) to purchase a like amount of
Collateral  ("Replacement  Collateral")  in  the  principal  market   for   such
Collateral in a commercially reasonable manner, (b) to sell a like amount of the Loaned Securities in the principal market for such securities in a commercially reasonable manner and (c) to apply and set off the Loaned Securities and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral (ii) Lender's obligation to return any cash or other Collateral and (iii) any amounts due to Borrower under Sections 4, 7 and 17. In such event, Borrower may treat the Loaned Securities as its own and Lender's obligation to return a like amount of the Collateral shall terminate; provided, however, that Lender shall immediately return any letters of credit supporting any Loan upon the exercise or deemed exercise by Borrower of its termination rights under Section 11. Borrower may similarly apply the Loaned Securities and any proceeds thereof to any other obligation of Lender under this Agreement, including Lender's obligations with respect to distributions paid to Lender (and not forwarded to Borrower) in respect of Collateral. In the event that (i) the sales price received from such Loaned Securities is less than (ii) the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not replaced by Borrower and all other amounts, if any, due to Borrower hereunder), Lender shall be liable to Borrower for the amount of any such deficiency, together with interest on such amounts at a rate equal to (A) in the case of Collateral consisting of Foreign Securities, LIBOR, (B) in the case of Collateral consisting of any other securities (or other amounts due, if any, to Borrower hereunder), the Federal Funds Rate or (C) such other rate as may be specified in Schedule B in each case as such rate fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. As security for Lender's obligation to pay such deficiency, Borrower shall have and Lender hereby grants, a security interest in any property of Lender then held by or for Borrower and a right of setoff with respect to such property and any other amount payable by Borrower to Lender. The purchase price of any Replacement Collateral purchased under this Section 13 shall include, and the proceeds of any sale of Loaned Securities shall be determined after deduction of, broker's fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Borrower exercises its rights under this Section 13, Borrower may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Collateral or selling all or a portion of the Loaned Securities, to be deemed to have made, respectively, such purchase of Replacement Collateral or sale of Loaned Securities for an amount equal to the price therefor on the date of such exercise obtained from a generally recognized source or the most recent closing bid quotation from such a source. Subject to Section 19, upon the satisfaction of all Lender's obligations hereunder, any remaining Loaned Securities (or remaining cash proceeds thereof) shall be returned to Lender. Without limiting the foregoing, the parties hereto agree that they intend the Loans hereunder to be loans of securities. If, however, any Loan is deemed to be a loan of money by Borrower to Lender, then Borrower shall have, and Lender shall be deemed to have granted, a security interest in the Loaned Securities and the proceeds thereof.

14.   Transfer Taxes.     All transfer taxes with respect to the transfer of the
Loaned Securities by Lender to Borrower and by Borrower to Lender upon termination of the Loan shall be paid by Borrower.

15.  Market Value.

15.1. Unless otherwise agreed, if the principal market for the securities to be valued is a national securities exchange in the United States, their market value shall be determined by their last sale price on such exchange on the preceding Business Day or, if there was no sale on that day, by the last sale price on the next preceding Business Day on which there was a sale on such exchange, all as quoted on the Consolidated Tape or, if not quoted on the Consolidated Tape, then as quoted by such exchange.
15.2. Except as provided in Section 15.3 or 15.4 or as otherwise agreed, if the principal market for the securities to be valued is the over-the-counter market, their market value shall be determined as follows. If the securities are quoted on the National Association of Securities Dealers Automated Quotations System ("NASDAQ"), their market value shall be the closing sale price on NASDAQ on the preceding Business Day or, if the securities are issues for which last sale prices are not quoted on NASDAQ, the closing bid price on such day. If the securities to be valued are not quoted on NASDAQ, their market value shall be the highest bid quotation as quoted in any of The Wall Street Journal, the National Quotation Bureau pink sheets, the Salomon Brothers quotation sheets, quotations sheets of registered market makers and, if necessary, dealers' telephone quotations on the preceding Business Day. In each case, if the relevant quotation did not exist on such day, then the relevant quotation on the next preceding Business Day in which there was such a quotation shall be the market value.
15.3. Unless otherwise agreed, if the securities to be valued are Government Securities, their market value shall be the average of the bid and ask prices as quoted on Prophesy at 3:30 P.M. New York time on the Business Day preceding the date on which such determination is made. If the securities are not so quoted on such day, their market value shall be determined as of the next preceding Business Day on which they were so quoted. If the securities to be valued are Government Securities that are not quoted on Prophesy, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice for such securities.
15.4. Unless otherwise agreed, if the securities to be valued are Foreign Securities, their market value shall be determined as of the close of business on the preceding Business Day in accordance with market practice in the principal market for such securities.
15.5. Unless otherwise agreed, the market value of a letter of credit shall be the undrawn amount thereof.
15.6. All determinations of market value under Sections 15.1, 15.2, 15.3, and 15.4 shall include, where applicable, accrued interest to the extent not already included therein (other than any interest transferred to the other party pursuant to Section 7), unless market practice with respect to the valuation of such securities in connection with securities loans is to the contrary. All determinations of market value that are required to be made at the close of trading on any Business Day pursuant to Section 8 or otherwise hereunder shall be made as if being determined at the commencement of trading on the next Business Day. The determinations of market value provided for in this Section 15 shall apply for all purposes under this Agreement, except for purposes of Sections 12 and 13.

16.  Transfers.

16.1. All transfers of securities hereunder shall by be (a) physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) transfer on the books of a Clearing Organization, or (c) such other means as Borrower and Lender may agree. In every transfer of securities hereunder, the transferor shall take all steps necessary (i) to effect a "transfer" under
Section 8-313 of the New York Uniform Commercial Code or, where applicable, under any U.S. federal regulation governing transfers of securities and (ii) to provide the transferee with comparable rights under any applicable foreign law or regulation.
16.2. All transfers of cash Collateral hereunder shall be by (a) wire transfer in immediately available, freely transferable funds or (b) such other means as Borrower and Lender may agree. All other transfers of cash hereunder shall be made in accordance with the preceding sentence or by delivery of a certified or official bank check representing next-day New York Clearing House Funds.
16.3. All transfers of a letter of credit from Borrower to Lender shall be made by physical delivery to Lender of an irrevocable letter of credit issued by a "bank" as defined in Section 3(a)(6)(A)-(C) of the Exchange Act. Transfer of a letter of credit from Lender to Borrower shall be made by causing such letter of credit to be returned or by causing the amount of such letter of credit to be reduced to the amount required after such transfer.
16.4. A transfer of securities, cash or letters of credit may be effected under this Section 16 on any day except (a) a day on which the transferee is closed for business at its address set forth in Schedule A hereto or (b) a day on which a Clearing Organization or wire transfer system is closed, if the facilities of such Clearing Organization or wire transfer system are required to effect such transfer.

17.  Contractual Currency.

17.1. Borrower and Lender agree that: (a) any payment in respect of a distribution under Section 7 shall be made in the currency in which the underlying distribution of cash was made; (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made and (c) any other payment of cash in connection with a Loan under this Agreement shall be in the currency agreed upon by Borrower and Lender in connection with such Loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the "Contractual Currency"). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.
17.2. If for any reason the amount in the Contractual Currency received under Section 17.1, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.
17.3. If for any reason the amount in the Contractual Currency received under Section 17.1 exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

18.  [INTENTIONALLY DELETED]

19. Single Agreement. Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that payments, deliveries and other transfers made by either of them in respect of any Loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other Loan hereunder, and the obligations to make any such payment, deliveries and other transfers may be applied against each other and netted. In addition, Borrower and Lender acknowledge that, and have entered into this Agreement in reliance on the fact that, all Loans hereunder have been entered into in consideration of each other. Accordingly, Borrower and Lender hereby agree that (a) each shall perform all of its obligations in respect of each Loan hereunder, and that a default in the performance of any such obligation by Borrower or by Lender (the "Defaulting Party") in any Loan hereunder shall constitute a default by the Defaulting Party under all such Loans hereunder, and (b) the non-defaulting party shall be entitled to set off claims and apply property held by it in respect of any Loan hereunder against obligations owing to it in respect of any other Loan with the Defaulting Party.

20.   APPLICABLE  LAW.   THIS  AGREEMENT SHALL  BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

21. Waiver. The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

22. Remedies. All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant Loan, return of Loaned Securities or Collateral and termination of this Agreement.

23. Notices and Other Communications. Unless another address is specified in writing by the respective party to whom any notice or other communication is to be given hereunder, all such notices or communications shall be in writing or confirmed in writing and delivered at the respective addresses set forth in Schedule A attached hereto. All notices shall be effective upon actual receipt, provided, however, that if any notice shall be received by a party on a day on which such party is not open for business at its office located at the address set forth in Schedule A, such notice shall be deemed to have been received by such party at the opening of business on the next day on which such party is open for business at such address.

24.  SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

24.1. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY SUCH COURT, SOLELY FOR THE PURPOSE OF ANY SUIT, ACTION OR PROCEEDING BROUGHT TO ENFORCE ITS OBLIGATIONS HEREUNDER OR RELATING IN ANY WAY TO THIS AGREEMENT OR ANY LOAN HEREUNDER AND (B) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, ANY DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND ANY RIGHT OF JURISDICTION ON ACCOUNT OF ITS PLACE OF RESIDENCE OR DOMICILE.
24.2. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT THAT IT MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

25. Miscellaneous. This Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Borrower and Lender. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall ensure to the benefit of Borrower and Lender and their respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon written notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each Loan hereunder, time is of the essence. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

26.  Definitions.  For the purposes hereof:

26.1. "Broker-Dealer" shall mean any person that is a broker (including a municipal securities broker), dealer, municipal securities dealer, government securities broker or government securities dealer as defined in the Exchange Act, regardless of whether the activities of such person are conducted in the United States or otherwise require such person to register with the Securities and Exchange Commission or other regulatory body.
26.2. "Business Day" shall mean, with respect to any Loan hereunder, a day on which regular trading occurs in the principal market for the Loaned Securities subject to such Loan, provided, however, that for purposes of Section 15, such term shall mean a day on which regular trading occurs in the principal market for the securities whose value is being determined. Notwithstanding the foregoing, (i) for purposes of Section 8, "Business Day" shall mean any day on which regular trading occurs in the principal market for any Loaned Securities or for any securities Collateral under any outstanding Loan hereunder and "next Business Day" shall mean the next day on which a transfer of Collateral may be effected in accordance with Section 16; and (ii) in no event shall a Saturday or Sunday be considered a Business Day.
26.3. "Clearing Organization" shall mean The Depository Trust Company, or, if agreed to by Borrower and Lender, such other clearing agency at which Borrower (or Borrower's agent) and Lender (or Lender's agent) maintain accounts, or a book-entry system maintained by a Federal Reserve Bank.
26.4. "Collateral" shall mean, whether now owned or hereafter acquired and to the extent permitted by applicable law, (a) any property which Borrower and Lender agree shall be acceptable collateral prior to the Loan and which is transferred to Lender pursuant to Section 3 or 8 (including as collateral, for definitional purposes, any letters of credit mutually acceptable to Lender and Borrower), (b) any property substituted therefor pursuant to Section 3.5, (c) all accounts in which such property is deposited and all securities and the like in which any cash collateral is invested or reinvested, and (d) any proceeds of any of the foregoing. For purposes of return of Collateral by Lender or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Collateral initially transferred by Borrower to Lender.
26.5. "Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such Rule or comparable regulation).
26.6. "Cutoff Time" shall mean a time on a Business Day by which a transfer of cash, securities or other property must be made by Borrower or Lender to the other, as shall be agreed by Borrower and Lender in Schedule B or otherwise orally or in writing or, in the absence of any such agreement, as shall be determined in accordance with market practice.
26.7.     "Default" shall have the meaning assigned in Section 11.
26.8. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.
26.9. "Federal Funds Rate" shall mean the rate of interest (expressed as an annual rate), as published in Federal Reserve Statistical Release H.15(519) or any publication substituted therefor, charged for federal funds (dollars in immediately available funds borrowed by banks on an overnight unsecured basis) on that day or, if that day is not a banking day in New York City, on the next preceding banking day.
26.10. "Foreign Securities" shall mean, unless otherwise agreed, securities that are principally cleared and settled outside the United States.
26.11.    "Government Securities" shall mean government securities as defined in
Section 3(a)(42)(A)-(C) of the Exchange Act.
26.12. "LIBOR" shall mean for any date, the offered rate for deposits in U.S. dollars for a period of three months which appears on the Reuters Screen LIBO page as of 11:00 A.M., London time, on such date (or, if at least two such rates appear, the arithmetic mean of such rates).
26.13.    "Loan" shall mean a loan of securities hereunder.
26.14. "Loaned Security" shall mean any security which is a security as defined in the Exchange Act, transferred in a Loan hereunder until such security (or an identical security) is transferred back to Lender hereunder, except that, if any new or different security shall be exchanged for any Loaned Security by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security for which such exchange is made. For purposes of return of Loaned Securities by Borrower or purchase or sale of securities pursuant to Section 12 or 13, such term shall include securities of the same issuer, class and quantity as the Loaned Securities, as adjusted pursuant to the preceding sentence.
26.15.    "Plan" shall mean (a) any "employee benefit plan" as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (b) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986 or (c) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                         PARTNERS, LTD.

By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager of GP

                                   Schedule A

                     NAMES AND ADDRESSES FOR COMMUNICATIONS


Prime Dealer Services Corp.

          1221 Avenue of the Americas
          New York, NY 10020

          Attention:     Ms. Kathleen Mooney, Vice  President

          Tel.:(212) 762-5101
               Fax: (212) 762-9519



Financial Institution Partners, LTD.

          1824 Jefferson Place, NW
          Washington, DC 20036

          Tel.:     (202) 822-8117
          Fax:      (202) 822-8365



                                   Schedule B

                    DEFINED TERMS AND SUPPLEMENTAL PROVISIONS

Cutoff Time(s)



                                    ANNEX II

                        Supplemental Terms and Conditions

The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated between Prime Dealer Services Corp. and :

2. The phrase "and for any other obligation of Borrower to Lender" shall be deleted from the first sentence of Section 3.2 of the Agreement. The words "securities intermediary" shall be inserted after the words "financial intermediary" in the last sentence of Section 3.2.

2. The term "substituted Collateral" in first sentence of Section 3.5 of the Agreement after the phrases "provided however that such" and "the aggregate market value of such", shall be changed to "substitute Collateral" in both instances, and the phrase "(or other Collateral acceptable to Lender)" shall be inserted after the words "substitute letter of credit" in the last sentence of such Section.

3. The phrase "market or" shall be inserted after the words "based on the aggregate" in first sentence of Section 4.1 of the Agreement and the phrase "as agreed" shall be inserted after the words "par value" in the first sentence of such Section.

4. The word "such" shall be inserted after the phrase "by the transfer of" in the first sentence of Section 7.2 of the Agreement and the phrase "in an amount equal to such cash distribution," shall be deleted from the first sentence of such Section.

5. The word "such" shall be inserted after the phrase "by the transfer of" in second sentence of Section 7.3 of the Agreement and the phrase, "in an amount equal to such cash distribution," shall be deleted from the second sentence of such Section.

6. The sentence "Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if the Loan has terminated, Lender shall forthwith transfer the same to Borrower," shall be inserted at the end of Section 7.3 of the Agreement.

7. The phrase "Subject to Section 7.4 (d)," shall be inserted at the beginning of Section 9.3 of the Agreement.

8. The phrase "and such suspension or expulsion shall have a material effect on such parties' ability to perform hereunder" shall be inserted at the end of
Section 11(f) of the Agreement.

9.   Unless otherwise agreed, the Margin Percentage shall be as follows:
(a)US and Canadian exchange traded equity securities:                      100%
(b)Non-US and Non-Canadian exchange traded equity securities:              100%
(c)  All fixed income securities:                                          100%

10. When Borrower gives other than cash Collateral, Fees shall be calculated in accordance with Section 4, except that Fees shall be based on the Market Value of Loaned Securities plus accrued and unpaid interest to the extent accrued interest is not included in the market value of the Loaned Securities.

11. The second sentence in Section 5 ("Termination of Loan") is hereby deleted and restated as follows:

      "The termination date established by a termination notice given by Lender to Borrower shall be a date no earlier than the standard settlement date for trades of the Loaned Securities entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be (i) in the case of Government Securities, the next Business Day following such notice and (ii) in the case of all other securities, the number of Business Days in the standard securities settlement cycle in the United States as defined in Rule 15c6-1 under the Securities Exchange Act of 1934 (currently three days) following such notice."

12. THIS SUPPLEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

Except as otherwise set forth herein, the Agreement shall remain unchanged and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.


Prime Dealer Services         FINANCIAL INSTITUTION
Corp.                              PARTNERS, LTD.


By:                           By:  /s/ Richard J. Perry, Jr.
Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
Title: [SIG_POSITION1]        Title: Manager

                                    ANNEX III

                        Supplemental Terms and Conditions


     The following Supplemental Terms and Conditions (the "Supplement") supplement and amend the Master Securities Loan Agreement (the "Agreement") dated as of between Prime Dealer Services Corp. ("Lender") and ("Borrower") unless otherwise defined in Section 11.1 below, capitalized terms used herein shall have the meanings assigned in the Agreement.


1.   Collateral and Mark to Market.

      1.1 Notwithstanding anything to the contrary in the Agreement, in connection with any Loan in which Lender is not a Customer, Borrower and Lender may agree, as provided in Section 10.2 hereof, that the market value of the Collateral, if any, transferred by Borrower to Lender, upon initial transfer and for purposes of any mark to market or similar provision of the Agreement, shall be equal to a percentage of the market value of the Loaned Securities that is less than 100%; provided, however, that in the event that the writing or other confirmation evidencing such agreement does not set out such percentage with respect to any such Loan, such percentage shall not, for purposes of any mark to market or similar provision of the Agreement, be less than the percentage that is obtained by dividing (i) the market value of the Collateral required to be transferred by Borrower to Lender with respect to such Loan at the commencement of the Loan by (ii) the market value of the Loaned Securities required to be transferred by Lender to Borrower at the commencement of the Loan.

     1.2 The Collateral transferred by Borrower to Lender under the Agreement, as well as any other property transferred by Borrower to Lender or any of Lender's Affiliates as security for any other obligations or liabilities of Borrower to Lender or any of Lender's Affiliates, shall be security for any and all obligations or liabilities of Borrower with respect to the Agreement, for any Loan and for any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now existing or hereafter arising.

2.   Permitted Purpose.

     2.1 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of an Equity Security, Borrower and Lender may agree, as provided in Section 10.2 hereof, that Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise. By entering into any such agreement, Lender shall be deemed to have represented and warranted to Borrower (which representation and warranty shall be deemed to be repeated on each day during the term of such Loan) that Lender is either (i) an "exempted borrower" within the meaning of Regulation T or (ii) a member of a national securities exchange or a broker or dealer registered with the Securities and Exchange Commission that is entering into such Loan to finance its activities as a market maker or an underwriter.

     2.2 Notwithstanding anything to the contrary in the Agreement, with respect to any Loan of a security that is not an Equity Security, Borrower shall not be deemed to have made any representation or warranty to Lender regarding the purpose for which Borrower is borrowing or will borrow the Loaned Security, including without limitation any representation or warranty regarding the use of the Loaned Security by it (or the person to whom it relends the Loaned Security) for the purpose of making delivery of such security in the case of a short sale, failure to receive securities required to be delivered or otherwise.

3. Termination and Rights in Respect of Collateral. Notwithstanding anything to the contrary in the Agreement, if under the Agreement Lender may pledge, repledge, hypothecate, rehypothecate, lend, relend, sell or otherwise transfer the Collateral, or re-register Collateral evidenced by physical certificates in any name other than Borrower's:

(e) Borrower may not terminate a Loan, if the Collateral for such Loan includes securities other than Government Securities, except on a termination date established by notice given to Lender prior to the close of business on a Business Day; the date established by such termination notice given by Borrower to Lender shall be a date no earlier than the standard settlement date for trades of such Collateral entered into on the date of such notice, which date shall, unless Borrower and Lender agree to the contrary, be the third Business Day following such notice; and
(f) Borrower waives the right to vote, or to provide any consent or take any similar action with respect to, any Collateral in the event that the record date or deadline for such vote, consent or other action falls during the term of a Loan and such Collateral is not required to be returned to Borrower pursuant to any substitution, mark to market or similar provision of the Agreement.

4.   Dividends, Distributions, Etc.

      4.1 Notwithstanding anything to the contrary in the Agreement, Borrower shall be entitled to receive all distributions made on or in respect of Collateral transferred to Lender which are not otherwise received by Borrower, to the full extent it would be so entitled if such Collateral had not been transferred to Lender, including, but not limited to (a) cash and all other property, (b) stock dividends, (c) securities received as a result of split ups of such Collateral and distributions in respect thereof, (d) interest payments, and (e) all rights to purchase additional securities.

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

      4.2 Any cash distributions made on or in respect of Collateral, which Borrower is entitled to receive pursuant to Section 4.1 hereof, shall be treated in accordance with the Agreement. Non-cash distributions received by Lender shall be added to the Collateral on the date of distribution and shall be considered such for all purposes, except that if each Loan secured by such Collateral has terminated, Lender shall forthwith transfer the same to Borrower.

5. Transfer. Notwithstanding anything to the contrary in the Agreement, all transfers by either Borrower or Lender of Loaned Securities or Collateral consisting of "financial assets" (within the meaning of the New York Uniform Commercial Code) thereunder shall be by (a) in the case of certificated securities, physical delivery of certificates representing such securities together with duly executed stock and bond transfer powers, as the case may be, with signatures guaranteed by a bank or a member firm of the New York Stock Exchange, Inc., (b) registration of an uncertificated security in the transferee's name by the issuer of such uncertificated security, (c) the crediting by a securities intermediary of such financial assets to the transferee's securities account maintained with such securities intermediary, or
(d) such other means as Borrower and Lender may agree. For the avoidance of doubt, the parties agree and acknowledge that the term "securities", as used in the Agreement and herein, shall include any "security entitlements" with respect to such securities (within the meaning of the New York Uniform Commercial Code), and that the terms "financial intermediary" and "clearing corporation", as used in the Agreement, shall mean a "securities intermediary" (within the meaning of the New York Uniform Commercial Code).

6. Representations and Warranties. Each of the parties hereto (and, in the case of a party acting as agent in accordance with the terms of the Agreement, each of its principals) represents and warrants that (a) it has full power and authority to execute and deliver this Supplement and to enter into any Loan contemplated by the Agreement and to perform its obligations thereunder, as supplemented or amended herein; (b) it has taken all necessary action to authorize such execution, delivery and performance; and (c) this Supplement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms and the terms of the Agreement.

  7.     Events of Default.

      7.1 In addition to any events of default set forth in the Agreement, the occurrence of one or more of the following shall constitute an event of default under the Agreement:

(i) if either party fails to perform any covenant or obligation required to be performed by it hereunder or if any representation made by either party in respect hereof shall be incorrect or untrue in any material respect during the term of any Loan under the Agreement, as supplemented or amended herein;
provided, however, that to the extent that Section 4 hereof supplements and amends any provisions in the Agreement governing the rights of Borrower in respect of distributions on Collateral, any such failure under Section 4 hereof shall constitute an event of default only after the expiration of the notice period, if any, specified in the Agreement with respect to the occurrence of an event of default for such a failure; or
(ii) if Borrower defaults or fails to perform with respect to any indebtedness to Lender or any Affiliate of Lender or any other agreement or transaction between Lender or any Affiliate of Lender and Borrower, now or hereafter arising.

      7.2 In addition to the remedies in events of default set forth in the Agreement, an event of default with respect to Borrower under the Agreement shall constitute an event of default (howsoever described) under all other agreements and transactions between Lender or any Affiliate of Lender and Borrower and, upon any event of default with respect to Borrower, Lender and any Affiliate of Lender shall be entitled to:

(i) cancel and otherwise liquidate and close out any transaction under any other agreement or transaction between Lender or any Affiliate of Lender and Borrower without prior notice to Borrower or any other party, whereupon Borrower, as the case may be, shall be liable to Lender or the Affiliate of Lender, as the case may be, for any resulting loss, damage, cost and expense, including loss equal to the amount Lender or the Affiliate of Lender, as the case may be, would have to pay to enter into replacement transactions (whether or not Lender or the Affiliate of Lender, as the case may be, enters into any such replacement transactions) and any damages resulting to Lender or any Affiliate of Lender from entering into or terminating hedge transactions with respect thereto; and
(ii) set off any obligation under any transaction under any agreement between Lender or any Affiliate of Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Lender or the Affiliate of Lender, as the case may be, to Borrower against any obligation under any transaction under any agreement between Lender and Borrower (including any Loan under this Agreement), including any payment or delivery obligation, of Borrower to Lender or the Affiliate of Lender, as the case may be.

8. Transfer Taxes. Unless otherwise agreed, all transfer taxes with respect to the transfer of Collateral by Borrower to Lender and by Lender to Borrower upon termination of the Loan or pursuant to any substitution, mark to market or similar provision of the Agreement shall be paid by Borrower.

9.    APPLICABLE  LAW.   THIS  SUPPLEMENT SHALL BE  GOVERNED  AND  CONSTRUED  IN
ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.


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

10.  Definitions and Interpretations.

10.1 Notwithstanding anything to the contrary in the Agreement, the following terms shall have the following meanings for purposes of this Supplement.

      "Affiliate" shall mean, in relation to any person, (i) any entity controlled, directly or indirectly, by the person; (ii) any entity that controls, directly or indirectly, the person; or (iii) any entity directly or indirectly under common control with the person. For purposes of this definition, "control" of any entity or person means ownership of a majority of the voting power of the entity or person.

"Collateral" shall have the meaning specified in the Agreement, except that, if any new or different security shall be exchanged for any Collateral by recapitalization, merger, consolidation or other corporate action, such new or different security shall, effective upon such exchange, be deemed to become Collateral in substitution for the former Collateral for which such exchange is made.

"Customer" shall mean any person that is a customer of Borrower under Rule 15c3-3 under the Exchange Act or any comparable regulation of the Secretary of the Treasury under Section 15C of the Exchange Act (to the extent that Borrower is subject to such rule or comparable regulation).

"Equity Security" shall mean any security other than a "non-equity security", as defined in Regulation T.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Government Securities" shall mean "government securities" as defined in Section 3(a)(42)(A)-(C) of the Exchange Act.

"Plan" shall mean (i) any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 which is subject to Part 4 of Subtitle B of Title I of such Act; (ii) any "plan" as defined in Section 4975(e)(1) of the Internal Revenue Code of 1986; or (iii) any entity the assets of which are deemed to be assets of any such "employee benefit plan" or "plan" by reason of the Department of Labor's plan asset regulation, 29 C.F.R. Section 2510.3-101.

"Regulation T" shall mean Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time.

          10.2      Any agreement between the parties pursuant to Section 1.1 or
Section 2.1 shall be made (i) in writing, (ii) orally, if confirmed promptly in writing or through any system that compares Loans and in which Borrower and Lender are participants, or (iii) in such other manner as may be agreed by the parties in writing.

      11. Notwithstanding anything contained in the Agreement, Lender and Borrower agree that in effecting Loans transfers between Lender's Account and Borrower's Account are intended to be, and shall be deemed to be, simultaneous. Notwithstanding the foregoing, if Lender has failed to deliver the Loaned Securities to Borrower's Account or Borrower has failed to deliver the Collateral to Lender's Account by the applicable Cutoff time for such Loan, then no Loan shall have occurred and Borrower (in the case of Lender's failure to deliver) or Lender (in the case of Borrower's failure to deliver), shall have the absolute right to the return of the Collateral or Loaned Securities, as the case may be. Until such Collateral or Loaned Securities are redelivered to either Borrower (in the case of Lender's failure to deliver) or Lender (in the case of Borrower's failure to deliver), the party that failed to deliver such Collateral or Loaned Securities shall hold such securities in escrow for the other party and shall be required to pay to such party interest based on the market value of the Collateral or Loaned Securities, as the case may be, (i) in the case of foreign securities, at the LIBOR rate and (ii) in the case of any other securities, at the Federal Funds Rate, for each day that such redelivery obligation remains outstanding. For purposes of this Paragraph 11, the following terms shall have the following meanings:

"Lender's Account" shall mean the account maintained by Lender for the deposit of Collateral with respect to each Loan and, for such purposes, Lender's Account shall be deemed to be a "securities account" within the meaning of the New York Uniform Commercial Code. For purposes of this Amendment, Lender's Account shall include any account for the deposit of cash in connection therewith.

"Borrower's Account" shall mean the account maintained by Borrower for the deposit of Loaned Securities with respect to each Loan and, for such purposes, Borrower's Account shall be deemed to be a "securities account" within the meaning of the New York Uniform Commercial Code. For purposes of this Amendment, Borrower's Account shall include any account for the deposit of cash in connection therewith.

           Except as otherwise set forth herein, the Agreement shall remain unmodified and in full force and effect. From and after the date hereof, any reference to the Agreement shall be a reference to the Agreement as supplemented and amended hereby.


     Prime Dealer Services         FINANCIAL INSTITUTION
     Corp.                         PARTNERS, LTD.


     By:                           By:  /s/ Richard J. Perry, Jr.
     Name: [SIG_NAME1]             Name:  Richard J. Perry, Jr. [SIG
     Title: [SIG_POSITION1]        Title: Manager


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


                                                                       EXHIBIT M

Account Control Agreement, dated as of , among Morgan Stanley & Co., Incorporated ("MS&Co."), Prime Dealer Services Corp. ("PDS") and ("Customer"). Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned in the Master Securities Loan Agreement dated (the "Master Securities Loan Agreement").

PREAMBLE:

1.    MS&Co.,  in  its capacity as securities intermediary ("Intermediary")  has
established one or more securities accounts in the name of   (the "Account").

2. PDS may, from time to time, lend securities to Customer pursuant to the Master Securities Loan Agreement.

3. Customer wishes to provide for the Account and all or a portion of the assets credited to the Account (the "Additional Collateral"), in addition to any other Collateral transferred by Customer to PDS, to serve as Collateral in connection with one or more Loans or other obligations under the Master Securities Loan Agreement.

4. PDS, Customer and MS&Co. (in its individual capacity and as Intermediary) are entering into this Agreement to provide for the control of the Additional Collateral by PDS and to perfect the security interest of PDS therein.

TERMS:

Section 1. The Account. All parties agree that the Account is a "securities account" within the meaning of Article 8 of the Uniform Commercial Code of the State of New York (the "UCC") and that all property held by Intermediary in the Account will be treated as financial assets under the UCC. Intermediary will not agree with any third party to comply with entitlement orders or other directions concerning the Collateral held in the Account originated by any third party without the prior written consent of PDS and Customer.

Section 2. Collateral. Notwithstanding anything to the contrary in the Master Securities Loan Agreement, in addition to Collateral transferred by Customer to PDS pursuant to Section 16 of the Master Securities Loan Agreement and Section 5 of Annex III thereto, Additional Collateral held by MS&Co. in the Account shall constitute Collateral for purposes of the Master Securities Loan Agreement, subject to the security interest and all other rights of PDS as Lender thereunder. In such event, notwithstanding anything to the contrary in the Master Securities Loan Agreement, such Additional Collateral shall, except as provided below in Section 7, be deemed to be "transferred" by Borrower to Lender for purposes of the Master Securities Loan Agreement concurrently with the transfer of such other Collateral by Borrower to Lender and shall be deemed to be "transferred" by Lender to Borrower for purposes of the Master Securities Loan Agreement concurrently with the transfer of such other Collateral by Lender to Borrower.
Section 3. Subordination of Lien. The security interest in favor of PDS in the Account and financial assets credited thereto is subject and subordinate to the prior payment of all indebtedness of Customer to Intermediary, as such may exist from time to time, including fees and commissions, and to any security interest or lien in favor of Intermediary on the Account and to any right of Intermediary to close out open positions in the Account. In no event will PDS have any right to exercise any remedies in respect of the Account until such time as all Customer's obligations to Intermediary have been satisfied in full.

Section 4. Control. Subject to the provisions of Section 3, Intermediary will comply with entitlement orders originated by PDS concerning the Account and any financial assets credited thereto without further consent by Customer. Subject to the foregoing, Intermediary may also comply with entitlement orders or other directions concerning the Account originated by Customer, or its authorized representatives, until such time as PDS delivers a written notice to Intermediary that PDS is thereby exercising exclusive control over the Account. Such notice may be referred to herein as the "Notice of Exclusive Control." After Intermediary receives the Notice of Exclusive Control and has had reasonable opportunity to comply, it will cease complying with entitlement orders or other directions concerning the Account originated by Customer or its representatives.

Section 5. Amendment. This Agreement may not be amended or otherwise modified except in writing signed by all the parties hereto.

Section 6. Choice of Law. This Agreement (including without limitation all rights and obligations with respect to the Account) shall be governed by and construed in accordance with the law of the State of New York.

Section 7. Interpretation. Dividends and other distributions on Additional Collateral shall be credited to the Account in accordance with the customary practices of Intermediary, and PDS shall have no obligation with respect thereto under Section 7.3 of the Master Securities Loan Agreement and Sections 4.1 and
4.2 of Annex II thereto.




SIGNATURES:

PRIME DEALER SERVICES CORP.

By: ___________________

Name: [SIG_NAME1]

Title:


FINANCIAL INSTITUTION PARTNERS, LTD.

By:  /s/ Richard J. Perry, Jr.__
Name:  Richard J. Perry, Jr. [SIG
Title: Manager of G.P.


MORGAN STANLEY & CO. INCORPORATED,
[INDIVIDUALLY AND AS INTERMEDIARY]

By:                      ________

Name: [SIG_NAME1]

Title:


Page 70 of 70